                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-35952

PROSPECTUS

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

                               OFFER TO EXCHANGE

                                all outstanding
                         12 7/8% Senior Notes due 2010
                                      for
                         12 7/8% Senior Notes due 2010

                          Terms of the Exchange Offer

  . The exchange offer expires at 5:00 p.m., New York City time, on June 13, 2000, unless extended.

  . We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act.

  . The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

  . You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

  . The exchange of notes should not be a taxable event for U.S. federal income tax purposes.

  .  We will not receive any proceeds from the exchange offer.

  . The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

  .  The new series of notes will not trade on any established exchange.

  . You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000.

  .  Our affiliates may not participate in the exchange offer.

   Please refer to "Risk Factors" beginning on page 10 of this document for a description of the risks you should consider when evaluating this investment.

   We are not making this exchange offer in any state where it is not permitted.

   Neither the Securities and Exchange Commission nor any state securities commission has approved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 12, 2000.

   We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

   The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus to you.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 covering the new notes to be issued in the exchange offer. This prospectus does not contain all of the information contained in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by reference to the copy of the document filed by us with the SEC.

   We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the requirements of the Exchange Act, we file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by NorthPoint with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including NorthPoint, that file electronically with the SEC. Information concerning us is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                      DOCUMENTS INCORPORATED BY REFERENCE

   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000, is incorporated by reference in this prospectus.

   All documents filed by us with the SEC pursuant to Sections 13(a) and (c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the new notes offered pursuant to this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date when we file such documents. Any statement contained in the document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SUMMARY

   This summary highlights information contained elsewhere in this registration statement. You should read the entire registration statement, including "Risk Factors" beginning on page 10, carefully.

                            Overview of Our Business

   We are a national provider of high speed, local data network services. Our networks use digital subscriber line, or DSL, technology to enable data transport over telephone company copper lines at guaranteed speeds up to 25 times faster than common dial-up modems. We market our network and data transport services to Internet service providers, long-distance and local telephone companies and data service providers, whom we call network service providers. Our customers can use our fast, secure and reliable data networks to provide continuously connected, economical Internet access and other data-intensive applications to end users. These end users are typically small- and medium-sized businesses with up to 500 employees, people who work in home offices, and telecommuters. In the near future, we expect to be offering network and data transport services optimized for residential end users.

   We are currently providing services in 37 metropolitan areas, spanning 81 metropolitan statistical areas, in the United States and intend to offer service in a total of 60 metropolitan areas, spanning 110 metropolitan statistical areas by the end of 2000. We have been and expect to be the first, or one of the first, to offer DSL services in these markets. Our networks consist principally of digital communications equipment that we own and install in telephone company offices known as "central offices" and existing copper telephone lines that we lease to connect our equipment with end-users' premises. We will initially install our equipment in the central offices with the highest density of small-and medium-sized businesses in our targeted markets. As of March 31, 1999, we had secured and purchased space in over 1,799 central offices and were providing services from 1,260 of those central offices. We intend to expand the coverage of our networks in these markets over time by installing equipment in additional central offices.

   We are currently providing or have entered into agreements to provide our services to more than 200 network service providers. As of March 31, 1999, we had connected over 41,300 of their end users to our networks. We have entered into strategic and commercial relationships with Microsoft, Tandy, Yahoo!, Excite@Home, SBC/Pacific Bell Internet Services, Intel, Verio, and Concentric Network, among others. Upon completion of our planned expansion, our networks will be able to reach approximately 5.5 million businesses and 45 million households, including more than 80% of the small- and medium-sized businesses in our 60 markets.

   NorthPoint was founded in May 1997 by six former MFS/WorldCom executives who developed and implemented the first commercial DSL service. Since our founding, we have raised more than $533 million of equity, including $414 million in our initial public offering, which was completed in May 1999. We also have a secured credit facility that provides commitments to us for up to $250 million of capital, subject to certain conditions. In February 2000, we issued the notes in the aggregate principal amount of $400 million. We believe that our current capital resources, together with the proceeds of this offering, will be sufficient for the funding and working capital requirements needed for the deployment of our networks in our 60 targeted markets.

   In February 2000, NorthPoint unveiled its plans to expand beyond the U.S. broadband market by announcing a Canadian joint venture with Call-Net, Canada's leading competitive service provider. Service will launch under the NorthPoint brand in the third quarter of this year, subject to regulatory conditions. Another foreign joint venture was announced in March 2000, between NorthPoint and VersaTel Telecom International N.V., the leading alternative broadband local access network operator in the Benelux and the Northwest Rhine region of Germany. The new company, VersaPoint, will initially offer wholesale DSL service in The Netherlands, Germany and Belgium (as the local loop is unbundled), and then in other markets as they open in the European Union.

Our Solutions Meet The Growing Demand For Data Transport

   Data-intensive computing applications such as Internet access are becoming increasingly commonplace. Forrester Research projects that the total market for data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, of which approximately $27.9 billion will be generated from services to businesses. We believe that local data transport solutions commonly used today by our target end users to connect to the Internet and for other data applications are inadequate because they are either too slow or too expensive, or both.

   Our local networks provide end users with:

  . a range of fast data transport options, each of which has a combination of price and performance characteristics superior to traditional options;

  .  the ability to upgrade data transmission speed without adding hardware;

  . dedicated and continuous connections to the Internet or other data services;

  .  reliable performance over our continuously monitored network; and

  .  secure transport of sensitive business data.

   Our networks and services offer a number of advantages to network service providers:

  . access to end users in a wide geographic area through a single point of interconnection in each market, enabling accelerated market entry with minimal capital expenditures;

  . an electronic interface to our national pre-qualification, order entry, customer support, provisioning, accounting and billing systems;

  .  assured data transport speeds and service level guarantees; and

  .  monitoring of our entire network from our control center.

 Our Competitive Strengths

  . We Are Rapidly Expanding to 60 Markets. We have initially targeted those central offices in our 60 metropolitan areas with the highest density of small- and medium-sized businesses. By focusing on these dense business districts, we believe we can secure scarce central office space, launch services in new markets more rapidly, maximize the economic return from our capital expenditures and enable our customers to address a significant portion of their target end users in each geographic market quickly. We are currently operational in more than 1,260 central offices.

  . Our Networks Are Designed for Business Needs. Our DSL services are well-suited for business applications because they provide fast data transmission at symmetrical speeds to and from the end user. As an end user's needs evolve, we can remotely upgrade the speed of the connection with no additional capital cost. Business end users expect their connections to be reliable and their data to be secure. Our networks provide these features.

  . Our Network Architecture Uses Capital Efficiently. In deploying our networks, we do not rebuild elements such as the copper wire infrastructure that we can lease inexpensively. Instead, we purchase only the equipment that converts these elements into sophisticated data networks. We are also able to achieve substantial cost savings because our networks in each metropolitan area are based upon a common blueprint. A significant portion of our capital expenditures are also "success-based" because we incur them only as we add customers or end users. We can extend the coverage of our network within our markets as demand warrants by adding central offices with relatively modest incremental capital.

  . Selling to Network Service Providers Enables Rapid Utilization of Our Network and Growth. There are thousands of network service providers who are potential NorthPoint customers, more than 200 of whom are already our customers. Many of these network service providers have substantial sales and marketing organizations. We expect that our customers will be able to sell our services to more end users than we could on our own, helping us to defray our fixed costs more rapidly.

                               The Exchange Offer

Old Notes................... On February 8, 2000, we completed the offering of
                             $400,000,000 aggregate principal amount of our 12 7/8% Senior Notes due 2010 to Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, CIBC World Markets Corp. and Credit Suisse First Boston Corporation, as initial purchasers. The initial purchasers sold the old notes to "qualified institutional buyers" as defined in Rule 144A under the Securities Act. We have filed the registration statement of which this prospectus is a part to comply with a registration rights agreement between us and the initial purchasers.

The Exchange Offer.......... We are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of old notes. The new notes are substantially identical to the old notes, except that:

                             . the new notes will be freely transferable, other than as described in this prospectus;

                             . we will register the new notes under the Securities Act, and, therefore, the new notes will not bear legends restricting their transfer;

                             . holders of the new notes will not be entitled to certain rights of the holders of the old notes under the registration rights agreement; and

                             . the new notes will not contain any provisions regarding the payment of additional interest.

                             Based on interpretations by the SEC's staff in no-action letters issued to other parties, we believe that holders of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if the holders:

                             . acquired the new notes in the ordinary course of the holders' business;

                             . are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes;

                             . are not affiliates of ours within the meaning of Rule 405 under the Securities Act;

                             . are not broker-dealers who acquired original notes directly from us; and

                             . are not broker-dealers who acquired original notes as a result of market-making or other trading activities.

                             If any of these conditions is not satisfied and you transfer any new note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

                             Each broker-dealer that receives new notes for its own account in exchange for old notes, which it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution."

Expiration Date............. The exchange offer will expire at 5:00 p.m., New
                             York City time, on June 13, 2000, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange
Offer....................... The exchange offer is not conditioned upon any minimum principal amount of old notes being
                             tendered for exchange. Our obligation to complete the exchange offer is subject to various conditions. See "The Exchange Offer--Conditions." We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.
Procedures for Tendering
Old Notes................... See "The Exchange Offer--Procedures for
                             Tendering" and "--Guaranteed Delivery
                             Procedures."

Withdrawal Rights........... You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer--Withdrawal of Tenders."

Material U.S. Federal
 Income Tax
 Considerations............. The exchange of notes should not be a taxable event for United States federal income tax purposes. For a discussion of the material federal income tax consequences relating to the exchange of notes, see "Material United States Federal Income Tax Considerations."

Exchange Agent.............. The Bank of New York, the trustee under the indenture governing the old notes, is serving as the exchange agent.

Consequences of Failure to
 Exchange Old Notes......... If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of the old notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See "The Exchange Offer-- Shelf Registration Statement" and "--Additional Interest."

                             Holders of the old notes who do not tender their old notes will continue to hold those old notes. All untendered, and tendered but unaccepted, old notes will continue to be subject to the restrictions on transfer provided for in the old notes and the indenture under which the old notes have been and the new notes are being issued. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected. See "The Exchange Offer-- Consequences of Failure to Exchange Old Notes."

Additional Interest......... If we do not comply with our obligations under the registration rights agreement, we will be required to pay additional interest to the holders of the notes.

                             You will not have any remedy other than the additional interest if we fail to meet our obligations under the registration rights agreement. If the exchange offer is completed on the terms and within the period contemplated in this prospectus, no additional interest will be payable. See "The Exchange Offer--Additional Interest" and "Description of the Notes-- Registration Rights; Additional Interest."

   We explain the exchange offer in greater detail beginning on page 26.

                             Terms of the New Notes

   The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act and, therefore, the new notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the old notes. The new notes will evidence the same debt as the old notes and both the old notes and the new notes, collectively, the "notes", are governed by the same indenture.

New Notes Offered........... $400,000,000 million principal amount of 12 7/8%
                             senior notes due 2010.

Issuer...................... NorthPoint Communications Group, Inc.

Maturity Date............... February 15, 2010.

Interest.................... Interest on the new notes will accrue from
                             February 8, 2000 at the rate of 12 7/8% per year, payable semi-annually on each February 15 and August 15, beginning on August 15, 2000.

Ranking..................... The new notes are our senior obligations and will have the same ranking as the old notes. The new notes will rank equal in right of payment with all of our existing and future senior debt and will rank senior in right of payment to any of our future subordinated debt. The new notes will be effectively subordinated to any of our secured debt and to our subsidiaries' existing and future debt and other liabilities (including subordinated debt and trade payables).

                             As of December 31, 1999, on a pro forma basis, we had approximately $487.7 million of senior debt outstanding.

Optional Redemption......... On or after February 15, 2005, we may redeem some or all of the new notes at any time at the redemption prices listed in the section "Description of the Notes" under the heading "Optional Redemption." Before February 15, 2003, we may redeem up to 35% of the new notes with the proceeds of certain issues of equity in our company at 112.875% of the principal amount, plus accrued interest.

Mandatory Offer to
Repurchase.................. If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the notes at the prices listed in the section "Description of the Notes" under the heading "Repurchase at the Option of Holders."

Covenants................... The indenture for the new notes contains covenants for your benefit which, subject to important exceptions, restrict our ability and the ability of our subsidiaries to do various things, including:

                             .  pay dividends on stock or purchase stock;

                             .  make investments;

                             .  borrow money; and

                             .  use assets as security in other transactions;
                                and

                             . sell certain assets or merge with or into other companies.

                             The indenture allows us to amend these and other covenants by a vote of holders of a majority in aggregate principal amount of the notes. Also, holders of a majority in aggregate principal amount of the notes may waive our compliance with the restrictive covenants.

Registration Rights......... Holders of the new notes (other than as set forth below) are not entitled to any registration rights with respect to the new notes. Pursuant to the registration rights agreement among the initial purchasers of the old notes and us, we agreed to file an exchange offer registration statement with respect to an offer to exchange the old notes for the new notes. The registration statement of which this prospectus is a part constitutes such exchange offer registration statement. Under certain circumstances, certain holders of old notes (including holders of old notes who may not participate in the exchange offer) may require us to file, and cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes by such holders.

Use of Proceeds............. We will not receive any proceeds in the exchange offer.

                    Risk Factors and Additional Information

   See "Risk Factors" beginning on page 10 for a discussion of risks relating to our business and the notes that should be considered in connection with the exchange offer and an investment in the new notes. For additional information regarding the notes, see "Description of the Notes" and "Material United States Federal Income Tax Considerations."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this offering circular.

   Our revenues consist of service revenues and income from the sale of end-user modems. EBITDA consists of net loss excluding net interest, taxes, amortization of deferred stock compensation, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry, but other companies may calculate it differently from us. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity.

                                        Inception to  Year Ended   Year Ended
                                        December 31, December 31, December 31,
                                            1997         1998         1999
                                        ------------ ------------ ------------
                                                   ($ in thousands)
Consolidated Statement of Operations
 Data:
Revenues...............................   $   --       $    931    $  21,140
Income (loss) from operations..........    (1,630)      (25,362)    (168,426)
Interest income........................       190           209       12,310
Interest expense.......................       --         (3,694)     (27,582)
Net income (loss)......................    (1,440)      (28,847)    (183,698)

Other Data:
EBITDA.................................   $(1,430)     $(21,379)   $(146,936)
Capital expenditures...................       701        41,550      196,817

Consolidated Cash Flow Data:
Provided by (used in) operating
 activities............................   $(1,094)     $(11,363)   $(123,050)
Provided by (used in) investing
 activities............................      (701)      (41,550)    (316,521)
Provided by (used in) financing
 activities............................    11,243        54,420      523,634

   The pro forma balance sheet information below reflects the receipt of net proceeds of $387.5 million from the offering of the old notes, after deducting estimated offering expenses paid by NorthPoint.

                                                                    As of
                                                              December 31, 1999
                                                              ------------------
                                                               Actual  Pro Forma
                                                              -------- ---------
                                                               ($ in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments............ $210,053 $597,553
Property and equipment, net..................................  227,124  227,124
Total assets.................................................  479,160  879,160
Long-term obligations, including current portion.............   87,680  487,680
Total stockholders' equity...................................  308,061  308,061

                                  RISK FACTORS

   Prior to purchasing any of the notes offered hereby, you should carefully consider the following risk factors in addition to other information contained in this registration statement.

Because We Have a Limited Operating History, It Is Difficult to Evaluate Our Business

   We were formed in May 1997 and began offering commercial services in the San Francisco Bay Area in March 1998. Because of our limited operating history, you have limited operating and financial data about our company upon which to base an evaluation of our performance and an investment in the notes.

   You should consider the risks, expenses and difficulties we may encounter, including those frequently encountered by early stage companies in new and rapidly evolving markets. As a result, we may be unable to:

  . develop our operational support systems and other information technology systems;

  .  obtain central office space and suitable copper wire loops;

  .  expand our customer base;

  .  raise additional capital;

  .  maintain adequate control of our expenses;

  .  attract and retain qualified personnel;

  . enter into and implement interconnection agreements with traditional telephone companies, some of which are our competitors or potential competitors;

  .  expand the geographic coverage of our network;

  . obtain governmental authorizations to operate as a competitive telecommunications company in new markets;

  .  continue to upgrade our technologies and enhance our product features;
     and

  .  respond to technological changes and competitive market conditions.

No Public Market Exists for the Notes and You May Not Be Able to Resell Your Notes.

   Before this exchange offer, there was no public market for the new notes. We do not intend to apply for listing of the new notes on any securities exchange, although we expect the new notes to be eligible for trading in PORTAL. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., and Credit Suisse First Boston Corporation, the initial purchasers of the old notes, have advised us that they intend to make a market in the new notes. However, they are not obligated to do so and may discontinue any market-making activity at any time without notice. Liquid markets may not develop for the new notes and you may not be able to resell your notes at all or at prices you consider reasonable. Future trading prices of the new notes also will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities.

Consequences of Not Tendering Old Notes

   Upon consummation of the exchange offer, we will have no further obligation to register the old notes. Thereafter, any holder of old notes who does not tender its old notes in the exchange offer, including any holder which is an "affiliate" of ours which cannot tender its old notes in the exchange offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the limited amount, or "float," of the old notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of old notes are not tendered or are tendered and not accepted in the exchange offer, the trading market for the old notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

Use of Proceeds

   We will not receive any cash proceeds from the issuance of new notes in the exchange offer. In consideration for issuing the new notes, we will receive an equivalent principal amount of old notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

   The net proceeds to us from the sale of the old notes by us were approximately $387.5 million after deducting underwriting discounts and commissions and other expenses.

   We intend to use the net proceeds from the offering to continue building our networks, for working capital and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. However, we currently have no material commitments or agreements with respect our any of these types of transactions.

We Expect Our Losses and Negative Cash Flow to Continue

   To date, we have incurred substantial operating losses, net losses and negative cash flow on both an annual and quarterly basis. For the year ended December 31, 1998, we had operating losses of approximately $25,362,000, net losses of $28,847,000, and negative cash flow from operating and investing activities of $52,913,000. For the year ended December 31, 1999, we had operating losses of approximately $168,426,000, net losses of $183,698,000, and negative cash flow from operating and investing activities of $439,571,000. We cannot assure our investors that we will ever achieve profitability or generate positive cash flow.

   We expect our operating expenses will increase significantly, especially in the areas of operations, sales and marketing, as we develop and expand our business and, as a result, we will need to increase our revenue to become profitable. If our revenue does not grow as expected or increases in our expenses are not in line with our plans, there could be a material adverse effect on our business, prospects, financial condition and results of operations.

We Will Require a Significant Amount of Cash to Service Our Indebtedness; Our Ability to Generate Cash Depends on Many Factors Beyond Our Control

   We expect to continue to generate substantial net losses and negative cash flow for at least the next several years. We may be unable to maintain a level of cash flow of operations sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, and any additional indebtedness we may incur.

   Our ability to make scheduled payments with respect to indebtedness (including the notes) will depend upon, among other things:

  .  our ability to achieve significant and sustained growth in cash flow;

  .  the rate of and successful commercial deployment of our network;

  .  successful operation of our network;

  . the market acceptance, customer demand, rate of utilization and pricing for our services;

  . our ability to successfully complete development, upgrades and enhancements of our network; and

  .  our ability to complete additional financings, as necessary.

   Each of these factors is affected by economic, financial, competitive and other factors, many of which are beyond our control. If we hare unable to generate sufficient cash flow to service our indebtedness, we may have to reduce or delay network deployments, restructure or refinance our indebtedness or seek additional equity capital. We may be unable to effect these strategies. Even if we are able to do so, it is uncertain whether any such strategy would yield sufficient proceeds to service and repay our indebtedness. Any failure to satisfy our obligations with respect to the notes at or before maturity would be a default under the related indenture and could cause a default under agreements governing our other indebtedness. If such defaults occur, the holders of the indebtedness would have enforcement rights, including the right to accelerate payment of the entire amount of the debt and the right to commence an involuntary bankruptcy proceeding against us. In either case, our business, prospects, operating results, financial condition and our ability to service and repay our indebtedness, including the notes, would likely be materially and adversely affected.

We Have Substantial Existing Debt and Will Incur Substantial Additional Debt, So We May Be Unable to Pay Interest on the Notes

   As of December 31, 1999, we had approximately $308,061,000 of stockholders' equity and approximately $87,680,000 of debt outstanding, or $487,680,000 on a pro forma basis to include the effect of the offering of the old notes. Our indenture permits us to incur substantial additional debt, and we fully expect to borrow substantial additional funds in the next several years.

   Our current debt, and the incurrence of additional debt in the future, could have important consequences to you, including, but not limited to, the following:

  . our ability to obtain additional financing or refinancing in the future for the repayment of outstanding indebtedness, working capital, capital expenditures, acquisitions, general corporate or other purposes may be materially limited;

  . our ability to redeem the notes in the event of a change of control may be impaired;

  . a substantial portion of our cash flow may be dedicated to the payment of principal and interest on our indebtedness or other indebtedness that we may incur in the future; our cash flow, if any, may therefore be unavailable for building our business;

  . our failure to generate sufficient cash flow to service our indebtedness could result in a default;

  . our debt agreements will contain restrictions and financial covenants which could limit our ability to borrow additional funds and which, if not met by us, could result in our indebtedness being declared due prematurely, at a time when we could not make the required payments; and

  . our leverage may make us more vulnerable to economic downturns, may limit our ability to withstand competitive pressures and may reduce our flexibility in responding to changing business and economic conditions.

   In addition, we do not currently generate cash flows from which we can make payments on our notes. We cannot assure you that we will ever establish an adequate revenue base or generate enough positive cash flow to provide for future capital expenditures and repayment of debt.

Holders of Secured Debt Would Be Paid First and Would Be Paid From Assets Used as Security Before You Are Paid If We Were to Become Insolvent

   The notes will not be secured by any of our assets or the assets of our subsidiaries. Our indenture permits us to incur additional debt, including an unlimited amount of secured or unsecured purchase money debt. If we were to become insolvent, holders of any secured debt would be paid first and would receive payments from the assets used as security before you receive payments. You may therefore not be fully repaid if we become insolvent.

Your Right to Payment Will Be Effectively Subordinated to the Claims of the Creditors of Our Subsidiaries

   Our subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the notes. Our right, if any, to receive assets of any subsidiary upon liquidation or reorganization of that subsidiary, and consequently your right to participate in those assets, will be effectively subordinated to the claims of the subsidiary's creditors.

Our Subsidiaries Must Make Payments to Us in Order for Us to Make Payments on the Notes

   We conduct substantially all of our operations through our subsidiaries. Our cash flow and ability to service our indebtedness, including the notes, will depend upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to use in the form of dividends, repayment of loans or otherwise. These subsidiaries will be under no legal obligation to pay any amounts due on the notes or to make funds available for these payments. In addition, we cannot assure you that our subsidiaries will have sufficient cash to make any payments to us, as their cash flows from operations are currently negative.

We Cannot Predict Whether We Will be Successful Because Our Business Model Is Unproven and Our Market Is Developing

   Our business strategy is unproven. To be successful, we must, among other things, develop and market data networks and services that are widely accepted by our customers and their end users at prices that will yield a profit. Because our business and the overall market for high speed data communications services are in the early stages of development, we are unsure whether or when our DSL services will achieve commercial acceptance.

Our Failure to Achieve or Sustain Market Acceptance at Desired Pricing Levels Could Impair Our Ability to Achieve Profitability or Positive Cash Flow

   Prices for digital communication services have fallen historically, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would have a material adverse effect on our business, prospects, financial condition and results of operations and could therefore impair our ability to meet our obligations with respect to the notes.

A Limited Number of Customers Account for a High Percentage of Our Revenues and the Loss of a Significant Customer Could Harm Our Business

   We currently provide or have agreements to provide data transport solutions to more than 200 network service providers. For the year ended December 31, 1999, our two largest customers accounted for 32% of our revenues. We anticipate that, as we expand our business, we will continue to rely upon a limited number of customers for a high percentage of our revenue and end-user lines. As a result of this concentration of our customer base, a loss of or decrease in business from one or more of our customers could have a material adverse effect on our business, prospects, financial condition and results of operations.

   Similarly, if our customers are unsuccessful in competing for end users in their own intensely competitive markets or experience other financial or operating difficulties, our business, prospects, financial condition and results of operations would be materially adversely affected.

   Many of our agreements with our customers are non-exclusive, and many of our customers are also customers of, or have invested in, our competitors. To the extent our significant customers strengthen their commercial relationships with our competitors, our business would be materially adversely affected.

We May Not Be Able to Continue to Grow Our Business If We Do Not Obtain Significant Additional Funds

   We believe our current capital resources, together with the proceeds of this offering, will be sufficient for the funding and working capital requirements needed for the deployment of our networks in our 60 targeted markets. If we decide to accelerate the timing of the buildout of our networks or target additional markets, we may need significant additional funds. We expect that the actual amount and timing of our future capital requirements, if any, will depend upon the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities in our industry. These future capital requirements may be substantial. In addition, we may seek additional financing if:

  .  our plans or projections change or prove to be inaccurate;

  .  we acquire other companies or businesses; or

  . market conditions allow us to raise public or privately financed capital on attractive terms.

   We may be unsuccessful in raising sufficient additional capital at all or on terms that we consider acceptable. If we are unable to obtain adequate funds on acceptable terms, our ability to deploy and operate our networks, fund our expansion or respond to competitive pressures could be significantly impaired. Such limitation could have a material adverse effect on our business, prospects, financial condition or results of operations.

Our Business Activities and Our Ability to Raise Additional Funds Are Limited by Covenants Contained in Our Financing Agreements and the Indenture

   Our debt agreements, including our secured credit facility, the indenture and other financing agreements contain and will contain restrictions on our activities and financial covenants with which we will be required to comply. If we fail to comply with these requirements, we would be in default and our debt could be declared immediately due and payable. We may be unable to make such required payments, or to raise sufficient funds from other sources. See "Description of Other Indebtedness" and "Description of the Notes" for a more detailed description of these covenants and the indenture.

   In addition, the terms of proposed new indebtedness or other funding may not be permitted by the terms of our current financing agreements, including our secured credit facility and the indenture. This may impair our ability to develop our business. If we fail to raise sufficient funds, we may be required to modify, delay or abandon some of our expansion plans, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We Need to Make Significant Capital Expenditures Which Would Divert Funds Which Could Be Used to Make Payments on the Notes

   In 2000, we will have to make significant capital expenditures, estimated at $220,000,000 to $250,000,000, to develop our business and deploy our services and systems. We may also need to make additional capital expenditures in connection with the acquisition of other companies. These expenditures will divert funds which could be used to make payments on the notes. In addition, the amount and timing of these expenditures are uncertain and will depend upon our ability to execute our plans in a timely and cost-effective manner. We will need to increase our revenue in order to earn a return from our capital expenditures. If our revenue does not grow as expected, or capital expenditures exceed our estimates, there could be a material adverse effect on our business, prospects, financial condition and results of operations.

Our Failure to Manage Our Growth Effectively Could Impair Our Business

   If we are successful in implementing our business plan, our operations will expand rapidly. This rapid expansion could place a significant strain on our management, financial and other resources. Our ability to manage future growth, if it occurs, will depend upon our ability to:

  .  control costs;

  .  maintain regulatory compliance;

  .  implement and significantly expand our financial and operating systems;

  .  maintain our operations support systems; and

  .  expand, train and manage our employee base.

   We may be unable to do these things successfully. In addition, we may not successfully obtain, integrate and use our employees and management, operating and financial resources. Our business, prospects, financial condition and results of operations will be materially adversely affected if we are unable to manage our growth effectively.

The Data Communications Industry Is Undergoing Rapid Technological Changes and New Technologies May Be Superior to the Technology We Use

   The data communications industry is subject to rapid and significant technological change, including continuing developments in DSL technology, which does not presently have widely accepted standards, and alternative technologies for providing high speed data communications such as cable modem technology. As a consequence:

  . we will rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to communications and networking technology;

  . our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

  . we expect that new products and technologies will emerge that may be superior to, or may not be compatible with, our products and technologies.

   If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important technologies, our business, prospects, financial condition and results of operations could be materially adversely affected.

Our Success in Attracting and Retaining Customers Significantly Depends on Our Ability to Obtain Central Office Space from Traditional Telephone Companies

   We believe the growth and success of our business will depend upon securing physical central office space for our equipment in the central offices of traditional telephone companies in our target markets. We have experienced initial rejections of our applications to obtain space in some central offices. We believe we will continue to receive rejections of requested physical central office space as we expand our existing and planned networks. Although to date a majority of our applications to obtain physical central office space that were initially rejected have subsequently been accepted, we cannot assure you that we will be successful in reversing the pending rejections or any other rejected applications for space in desired central offices. Nor can we predict the extent of these rejections or their impact on our ability to provide service in our target markets. The rejection of our applications for central office space has in the past and could in the future result in delays and increased costs as we expand our services in our target markets. This may materially adversely affect our business, prospects, financial condition and results of operations.

   As we grow, we may be unable to secure central office space on a timely basis or at all. In some cases, although physical central office space is available, traditional telephone companies have claimed that they must refurbish space to make it suitable for our equipment--for example, by adding separate entrances, removing asbestos or obsolete machinery, or increasing power supply and air conditioning--which in some cases has made the cost to obtain that physical central office space prohibitively expensive. We expect physical central office space to become increasingly scarce due to increasing demand from a growing number of competitive telecommunications companies.

   Even when space is available, we may face delays ranging from four months to more than a year after we place an order before space for our equipment is made available. If our applications for physical central office space are rejected, or the costs or delays associated with obtaining central office space become too expensive, our expansion plans could be adversely affected, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

   Broad service availability is also important to our customers and potential customers that want to provide Internet access or other data services on a national or regional basis. Our inability to obtain physical central office space in a timely manner could have a material adverse effect on our ability to attract and retain customers.

   Any disputes with traditional telephone companies over the types of equipment we seek to install in the central office space could also delay our installation and even impair our ability to provide service in the manner we deem appropriate. These delays or refusals could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Success Depends on Interconnection Agreements With Traditional Telephone Companies in Each of Our Markets

   The success of our strategy depends on our ability to enter into and renew interconnection agreements with traditional telephone companies in each of our target markets on a timely basis. Delays in obtaining additional interconnection agreements would postpone our entry into a market, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

   Interconnection agreements have limited terms of two to three years and we cannot assure you that existing or new agreements will be extended or negotiated on terms favorable to us. Interconnection agreements are also subject to state commission, FCC and judicial oversight. These government bodies may modify the terms or prices of our interconnection agreements in ways that adversely affect our business, prospects, financial condition and results of operations.

Our Business Could Suffer if High Quality Copper Lines Are Not Available or Cost Us More Than We Expect

   We significantly depend on the quality of the copper lines and the traditional telephone companies' maintenance of such lines. We cannot assure you that we will be able to obtain the copper lines and the services we require from the traditional telephone companies at quality levels, prices, terms and conditions satisfactory to us. Our failure to do so would have a material adverse effect on our business, prospects, financial condition and results of operations.

   Under federal law, traditional telephone companies have an obligation to negotiate with us in good faith to enter into interconnection agreements, including agreements on the price at which we can obtain suitable lines from these telephone companies. If no agreement can be reached, either side may petition the applicable state commission to arbitrate remaining disagreements. These arbitration proceedings can last up to nine months. Moreover, the state commission must approve any interconnection agreement resulting from negotiation or arbitration, and any party may appeal an adverse decision by the state commission to federal district court. The potential cost in resources and delay from this process could harm our ability to compete in certain markets, and there is no guarantee that a state commission would resolve disputes, including pricing disputes, regarding our access to suitable lines in our favor. Moreover, the FCC rules governing pricing standards for access to the networks of the traditional telephone companies are currently being challenged in federal court. If the courts overturn the FCC's pricing rules, the FCC may adopt a new pricing methodology that would require us to pay a higher price to traditional telephone companies for access to suitable lines. This could have a detrimental effect on our business.

   We have not yet established a history of ordering and obtaining the provisioning and repair of very large volumes of lines from any traditional telephone company. We also depend on cooperation from traditional telephone companies for repair of transmission facilities. The traditional telephone companies in turn rely significantly on unionized labor. Labor-related issues and actions on the part of the traditional telephone companies have in the past, and may in the future, adversely affect traditional telephone companies' provision of services and network components that we order.

   Our dependence on the traditional telephone companies has caused and could continue to cause us to encounter delays in establishing our networks, provisioning lines and upgrading our services. These delays could adversely affect our relationships with our customers, harm our reputation or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on Market Acceptance for DSL-Based Services

   The market for small- and medium-sized business, telecommuter and residential Internet access is in the early stages of development. Because we offer services to a new and evolving market and because current and future competitors are likely to introduce competing services, it is difficult for us to predict the rate at which these markets will grow. Various providers of high-speed digital communications services are testing products from various suppliers for various applications, and it is unclear if DSL will offer the same or more attractive price-performance characteristics. If the markets for our services fail to develop, grow more slowly than anticipated or become saturated with competitors, our business, prospects, financial condition and results of operations could be materially adversely affected.

We Depend on Our Billing, Customer Service and Information Support Systems, Which Need Further Development

   Sophisticated information and processing systems are vital to our growth and ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Our plans for the development and implementation of our operations support systems rely, for the most part, on acquiring products and services offered by third-party vendors and integrating those products and services in-house to produce efficient operational solutions. However, we may not successfully identify all of our information and processing needs or implement these systems on a timely basis or at all, and these systems may not perform as expected.

   In addition, our right to use these systems is dependent upon license agreements with third-party vendors. Some of those agreements may be cancelable by the vendor and the cancellation or nonrenewal of these agreements may have a material adverse effect on our business, prospects, financial condition and results of operations.

   Similar issues are applicable to the operations support systems and other systems of our customers, and to the interface between our systems and those of our customers. Therefore, failures at our customers could also have a material adverse effect on our business, prospects, financial condition and results of operations.

We May Be Unable to Expand Our Network Services Effectively and Provide High Performance to a Substantial Number of End Users

   Due to the limited deployment of our services, the ability of our DSL network to connect and manage a substantial number of end users at high transmission speeds is still unknown. While peak digital data transmission speeds across our DSL network to and from the central office and the end user can exceed 1.5 megabits per second, the actual data transmission speeds over our network could be significantly slower due to:

  .  the type of DSL technology deployed;

  .  the distance an end user is located from a central office;

  .  the configuration of the telecommunications line being used;

  .  the gauge of the copper lines; and

  .  the presence and severity of interfering transmissions on nearby lines.

   For example, we are not certain whether we can successfully deploy higher DSL speeds through digital loop carrier systems which, because they connect copper lines to a fiber link, currently limit DSL service to a maximum speed of 144 kilobits per second.

   Because we rely on traditional telephone companies to overcome technical limitations associated with loop carrier systems, we cannot assure you that we will be able to successfully deploy high speed DSL service to all areas in our markets. As a result, our network may not be able to achieve and maintain the highest possible digital transmission speed. Our failure to achieve or maintain high speed digital transmissions would have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Success Depends on Our Retention of Executive Officers and Other Key Personnel and Our Ability to Hire Additional Key Personnel

   We are managed by a small number of executive officers. Competition for qualified executives in the data communications services industry is intense, and there are a limited number of persons with comparable experience. We depend upon our executive officers because we believe there are few managerial personnel with qualifications to swiftly implement a business plan integrating DSL technology with the existing telephone infrastructure. We do not have employment agreements with any of our executive officers, so any of these individuals may terminate his or her employment with us at any time. We do not have "key person" life insurance policies on any of our executive officers. The loss of these key individuals could have a material adverse effect on our business, prospects, financial condition and results of operations.

   We believe that our success will depend in large part on our ability to retain and attract qualified technical, marketing, managerial and other personnel. Additionally, we believe an effective sales force is critical to our success. The industry in which we compete is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to hire or retain necessary personnel in the future. Our inability to attract and retain key personnel would have a material adverse effect on our business, prospects, financial condition and results of operations.

The Market in Which We Operate is Highly Competitive, and We May Not Be Able to Compete Effectively, Especially Against Established Industry Competitors With Significantly Greater Financial Resources

   We face competition from many competitors with significantly greater financial resources, well-established brand names and larger customer bases. We also expect competition to intensify in the future. We expect significant competition from traditional and new telephone and telecommunications companies, including national long distance carriers, cable modem service providers, Internet service providers, on-line service providers, and wireless and satellite data service providers.

   Other Competitive Telecommunications Companies, Some With Greater Financial Resources, Compete in the Same Markets for the Same Customers. Other competitive telecommunications companies have entered and may continue to enter the market and offer high speed data services using a business strategy similar to ours. Some competitors, including those focusing on data transport such as Rhythms NetConnections Inc., HarvardNet Inc., @Link Networks L.L.C., New Edge Networks, Covad Communications Group, Inc., BlueStar Communications, JATO, Telocity, Vitts Network, DSL.net and Network Access Solutions Corporation, have begun to offer DSL-based access services, and others are likely to do so in the future. Finally, traditional voice-based telephone companies such as BTI Telecom, Hyperion, MCG, McLeod Communications, Allegiance and Network Plus, are entering the DSL market. Certain of our customers have made investments in our competitors, which may enhance their relationships with these competitors at our expense. The Telecommunications Act of 1996 specifically grants any competitive local exchange carrier, or competitive telecommunications company, the right to negotiate interconnection agreements with traditional telephone companies, or incumbent local exchange carriers. The Telecommunications Act also allows competitive telecommunications companies to enter into interconnection agreements which are identical in all respects to ours. In addition, some competitive telecommunications companies have extensive fiber networks in many metropolitan areas primarily providing high speed digital and voice circuits to large corporations, and have interconnection agreements with traditional telephone companies pursuant to which they have acquired space in traditional telephone companies' central offices in many of our markets. As a result, our customers may contract with other competitive telecommunications companies, which may decrease our customers' demand for our services.

   Traditional Telephone Companies With Greater Resources Than Ours May Directly Compete in Our Markets. The traditional telephone companies have an established brand name and reputation for high quality in their service areas, possess significant capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. In addition, most traditional telephone companies have established or are establishing their own Internet service provider businesses, and all of the largest traditional telephone companies that are present in our target markets are conducting market trials of or have commenced offering DSL-based access services. For example, Bell Atlantic, BellSouth, Cincinnati Bell, Pacific Bell and Southwestern Bell are offering commercial services in some territories in which we offer services, U S WEST is offering commercial DSL services and Ameritech has announced commercial DSL services in some areas of Michigan and Illinois. We recognize that the traditional telephone companies have the potential to quickly deploy DSL services and are in a position to offer service from central offices where we may be unable to secure space in traditional telephone companies' central offices. In addition, the FCC is considering establishing requirements for separate subsidiaries through which the traditional telephone companies could provide DSL service on a largely deregulated basis. As a result, we expect traditional telephone companies to be strong competitors in each of our target markets.

   National Long Distance Carriers May Begin to Compete for Our Small- and Medium-Sized Business Customers. Many of the leading traditional national long distance carriers, including MCI WorldCom, Inc., AT&T Corp. and Sprint Corporation, are expanding their capabilities to support high speed, end-to-end data networking services. They also have interconnection agreements with many of the traditional telephone companies and a number of spaces in traditional telephone companies' central offices from which they could begin to offer competitive DSL services. The newer national long distance carriers, such as Level 3 Communications, Inc., The Williams Companies, Inc. and Qwest Communications International, Inc. are building and managing high speed fiber-based national data networks and partnering with Internet service providers to offer services directly to the public. These companies could modify their current business focus to include small- and medium-sized business customers using DSL or other technologies in combination with their current fiber networks. Sprint has already launched services in Las Vegas and Charlotte.

   Cable Modem Service Providers May Offer High Speed Internet Access at More Competitive Rates Than Ours, Forcing Us to Lower Our Prices. Cable modem service providers, such as At Home Corporation and Road Runner, Inc. (with their cable partners), are deploying high speed internet access services over hybrid fiber coaxial cable networks. Where deployed, these networks provide similar and in some cases higher speed Internet access than we provide. They also offer these services at lower price points than our services. Actual or prospective cable modem service provider competition may have a significant negative effect on our ability to secure customers and may create downward pressure on the prices we can charge for our services.

   Internet Service Providers, Our Targeted Customers, May Begin to Provide DSL Services Directly. Internet service providers, such as Verio Inc., GTE Internetworking, UUNET (a subsidiary of MCI WorldCom, Inc.), Sprint, Concentric Network Corporation, MindSpring Enterprises, Inc. and PSINet, Inc., provide Internet access to residential and business customers, generally using the existing telephone system. Some regional Internet service providers, such as HarvardNet Inc., BlueStar Communications, New Edge Networks, @Link Networks L.L.C., InterAccess Co., Vitts Networks Inc. and Prism Solutions, Inc., have begun offering DSL-based services. Internet service providers could become competing DSL service providers if they attain certification as competitive telecommunications companies in the states in which they planned to operate.

   On-line Service Providers, Our Targeted Customers, May Begin to Provide DSL Services Directly. On-line service providers, such as America Online, Inc., Compuserve (a subsidiary of America Online), Microsoft Network, Prodigy, Inc., and WebTV Networks, Inc. (a subsidiary of Microsoft), provide, over the Internet and on proprietary on-line services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable digital services to be provided to the significant number of consumers who have personal computers with modems. In addition, on-line service providers provide Internet connectivity, ease-of-use and consistency of environment. Many of these on-line service providers have developed their own access networks for modem connections. AOL has announced that it will purchase DSL services from Bell Atlantic and SBC Communications. If these on-line service providers were to extend their owned access networks to DSL, they would be our competitors.

   Wireless and Satellite Data Service Providers May Begin to Offer Wireless and Satellite-Based Internet Connectivity, Also Competing Against Us. Wireless and satellite data service providers are developing wireless and satellite-based Internet connectivity. We may face competition from terrestrial wireless services, including multi-channel multipoint distribution systems, local multipoint distribution systems, wireless communication service and point-to-point microwave systems. The FCC recently adopted new rules to permit multi-channel multipoint distribution system licensees to use their systems to offer two-way services, including high speed data, rather than solely to provide one-way video services. The FCC also has auctioned local multipoint distribution system licenses in all markets for wireless systems, which can be used for high speed data services. In addition, companies such as Teligent, Inc., Advanced Radio Telecom Corp., NEXTLINK and WinStar Communications, Inc. hold point-to-point and/or point-to-multipoint microwave licenses to provide fixed wireless services such as voice, data and video conferencing.

   We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications, Inc. (a subsidiary of General Motors Corporation), Teledesic LLC and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services.

   In January 1997, the FCC allocated 300 MHz of spectrum in the 5 GHz band for unlicensed devices to provide short-range, high speed wireless digital communications. These frequencies must be shared with incumbent users without causing interference. Although the allocation is designed to facilitate the creation of new wireless local area networks, it is too early to predict what kind of equipment might ultimately be manufactured and for what purposes it might be used.

   The telecommunications industry is subject to rapid and significant changes in technology, and we cannot predict the effect of technological changes on our business, such as continuing developments in DSL technology and alternative technologies for providing high speed data communications. These technological developments in the telecommunications industry could have a material adverse effect on our competitive position and therefore on our business, prospects, financial condition and results of operations.

Industry Consolidation Could Make Competing More Difficult

   Consolidation of companies offering high speed local data transport is occurring through acquisitions, joint ventures and licensing arrangements involving our competitors and our customers' competitors. As a company with limited operating history, we cannot assure that we will be able to compete successfully in an increasingly consolidated industry. Any heightened competitive pressures that we may face may have a material adverse effect on our business, prospects, financial condition and results of operations. Additionally, because we rely on our customers' marketing channels to provide our services to business and residential end users, if our customers are adversely affected by consolidation and integration in the market, our business, prospects, financial condition and results of operations could be materially adversely affected.

Our Services Are Subject to Uncertain Government Regulation, and Changes in Current or Future Laws or Regulations Could Restrict the Way We Operate Our Business

   We are subject to federal, state and local regulation of our telecommunications business. With the passage of the Telecommunications Act in 1996, Congress sought to foster competition in the telecommunications industry and to promote the deployment of advanced telecommunications technology. Implementation of the Telecommunications Act is the subject of ongoing administrative proceedings at the federal and state levels, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation and legislation or whether or to what extent these proceedings, litigation and legislation may adversely affect our business, prospects, financial condition and results of operations.

   As a competitive telecommunications company, we are subject to FCC regulation for our contractual, or interconnection, arrangements with the traditional telephone companies, or incumbent local exchange carriers, in our markets, but the scope of this regulation is uncertain because it is the subject of ongoing court and administrative proceedings. Several parties have brought court challenges to the FCC's interconnection rules, including the rules that establish the terms under which a competitive telecommunications company may use portions of a traditional telephone company's network. Although the Supreme Court recently held that the FCC has the authority to adopt interconnection rules and specifically upheld several of these rules, other rules are still being considered by the courts. If a rule that is beneficial to our business is struck down, it could harm our ability to compete. In particular, the courts have not yet resolved the lawfulness of the methodology that the FCC established to determine the price that competitive telecommunications companies would have to pay traditional telephone companies for use of the traditional telephone companies' networks. The courts may determine that the FCC's pricing rules are unlawful, which would require the FCC to establish a new pricing methodology. If this occurs, the new pricing methodology that the FCC adopts may result in our having to pay a higher price to traditional telephone companies if we were to use a portion of their networks in providing our services, and this could have a detrimental effect on our business.

   In response to the Supreme Court's decision vacating certain portions of the FCC's rules implementing provisions of the Telecommunications Act, the FCC revisited the requirements imposed upon traditional telephone companies that they make available certain network elements for use by competitive telephone companies such as NorthPoint. In its decision in September 1999, the FCC reaffirmed and strengthened the requirements imposed upon traditional telephone companies to make available unbundled network elements and affirmed the availability of those network elements utilized by NorthPoint in the provision of its services. The FCC's decision is subject to review by the courts and further consideration by the FCC in subsequent proceedings. Any reversal or material change in the unbundling rules with regard to those elements used by NorthPoint would have a material adverse effect on NorthPoint's ability to provide its services.

   Recently, various traditional telephone companies have requested the FCC to grant them regulatory relief in the provision of data transmission services, including DSL services, which would allow the traditional telephone companies to compete more directly with DSL providers such as NorthPoint. In response, the FCC initiated a comprehensive proceeding to review Advanced Services, including DSL issues. That proceeding has resulted in a number of rulemakings and orders that enhance the ability of competitive DSL companies like NorthPoint to, among other things, access DSL-capable unbundled copper loops, access and utilize various forms of central office collocation space, provide a variety of DSL services to end-users by setting open rules for spectrum compatibility, and access "shared-lines" by requiring the traditional telephone companies to provide access to the high-frequency portion of existing voice service lines to DSL competitive companies like NorthPoint for the provision of high speed DSL services. The decision with respect to shared-lines is not final, is subject to review by the courts and the FCC, and is subject to implementation on a state-by-state basis. We anticipate the traditional telephone companies will require six to nine months to implement the requirements (including technical trials) of the FCC decision. The benefits of this decision may be diluted or delayed if the implementation processes are protracted or frustrated through legal challenges, arbitrations, or other actions in any given state.

Our Debt Creates Financial and Operating Risk That Could Limit the Growth of Our Business

   As of December 31, 1999, we had approximately $88,277,000 of indebtedness and $308,061,000 of stockholders' equity.

   The degree to which we are leveraged could have important consequences to holders of our common stock, including, but not limited to, the following:

  . our ability to obtain additional financing or refinancing in the future for capital expenditures, repayment of outstanding indebtedness, working capital, acquisitions, general corporate or other purposes may be materially limited or impaired;

  . our cash flow, if any, may be unavailable for building our business, as a substantial portion of our cash flow may be dedicated to the payment of principal and interest on our indebtedness or other indebtedness that we may incur in the future, and our failure to generate sufficient cash flow to service such indebtedness could result in a default;

  . our debt agreements will contain restrictions and financial covenants which, if we fail to meet them, could result in our indebtedness being declared due prematurely, at a time when we could not make the required payments;

  . our leverage may make us more vulnerable to economic downturns, may limit our ability to withstand competitive pressures and may reduce our flexibility in responding to changing business and economic conditions; and

  . we may from time to time be more highly leveraged than many of our competitors, which may place us at a competitive disadvantage.

We Rely on Our Intellectual Property Which We May Be Unable to Protect, or We May Be Found to Infringe the Rights of Others

   Our success depends in part on our ability to protect our proprietary intellectual property. In addition, we may be sued over intellectual property rights. These lawsuits, or our inability to protect our intellectual property rights, could have a material adverse effect on our business, prospects, financial condition and results of operations.

   In April 1999, we received a letter from one of our competitors, Covad Communications Group, Inc., indicating that it had been informed of allowance of a United States patent application. According to Covad's letter, their patent application related to digital subscriber loop implementations supporting (a) a bandwidth of 128 kbps or 144 kbps combined with (b) a bandwidth greater than 128 or 144 kbps. The patent described in Covad's letter has now issued. We are currently examining the patent. We have not yet had an opportunity to evaluate fully the validity or relevance of the patent to our business. If the patent is valid, and if we infringe this patent, we could be required to obtain a license under the patent. While Covad has indicated that we may be interested in obtaining a license from them at the appropriate time, we cannot be certain that such a license, if needed, would be available on commercially acceptable terms.

A System Failure or Breach of Network Security Could Delay or Interrupt Service to Our Customers

   The reliability of our transmission services in our markets would be impaired by a natural disaster or other unanticipated interruption of service or damage at any of our facilities. Additionally, failure of a traditional telephone company or other service provider to provide communications capacity required by us, as a result of a natural disaster, operational disruption or for any other reason, could cause interruptions in our services. Damage or failure that causes interruptions in our services could have a material adverse effect on our business, prospects, financial condition and results of operations.

   Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might result in liability to our customers, and also might deter potential customers. Although we intend to implement security measures that are standard within the telecommunications industry, we may be unable to implement such measures in a timely manner or, if and when implemented, our security measures may be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and these customers' end users. Any of the foregoing factors relating to network security could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Business Could Suffer from a Reduction or Interruption from Our Equipment Suppliers or Other Third Parties on Whom We Rely for Installation and Provision of Field Service

   We plan to purchase all of our equipment from various vendors and outsource the installation and field service of our networks to third parties. We also depend on the availability of fiber optic transmission facilities from third parties to connect our equipment within and between metropolitan areas. Any reduction of or interruption from our equipment suppliers, such as Copper Mountain Network, Inc., from which we purchase most of our digital subscriber line access equipment, or interruption in service from any significant installer or field service provider, such as Lucent Technologies, Inc., which has installed and maintained our equipment in all of our markets, could have a disruptive effect on our business, prospects, financial condition and results of operations.

   In addition, the pricing of the equipment we purchase may substantially increase over time, increasing the costs we pay in the future, or decrease over time, providing later market entrants with a cost advantage over us. The availability and pricing of the equipment we purchase would be adversely affected if our suppliers were to compete with us, or if our competitors enter into exclusive or restrictive arrangements with our suppliers. It could take a significant period of time to establish relationships with alternative suppliers for each of our technologies and substitute their technologies into our network.

Uncertain Federal and State Tax and Other Surcharges on Our Services May Increase Our Payment Obligations

   Telecommunications providers are subject to a variety of complex federal and state surcharges and fees on their gross revenues from interstate and intrastate services, including regulatory fees, and surcharges related to the support of universal service. A finding that we misjudged the applicability of the surcharges and fees could increase our payment obligations and have a material adverse effect on our business, prospects, financial condition and results of operations.

Claims of Interference Could Harm Our Ability to Deploy Our Services

   Certain technical laboratory tests and field experience indicate that some types of DSL, in particular, asymmetrical DSL-in which data transport to the end user is faster than transport from the end user-may cause interference with and be interfered with by other signals present in a traditional telephone company copper plant. Citing this potential interference, some traditional telephone companies have imposed restrictions on the use of DSL technology over their copper lines. However, we do not believe that our symmetrical DSL technology equipment, which permits the same speed of data transport to and from the end user, poses interference risks. If traditional telephone companies were to restrict our use of our technology or equipment in the future, our business, prospects, financial condition and results of operations could be materially adversely affected.

Our Principal Stockholders and Management Own a Significant Percentage of NorthPoint, and Will Be Able to Exercise Significant Influence

   Our executive officers and directors and principal stockholders together beneficially own approximately 50% of our common stock. These stockholders, if they vote together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of NorthPoint.

Our Certificate of Incorporation and Bylaws Contain Provisions That Could Delay or Prevent a Change In Control of NorthPoint

   Certain provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of NorthPoint, even if a change in control would be beneficial to stockholders. Our certificate of incorporation allows our board of directors to issue, without stockholder approval, preferred stock with terms set by the board of directors. The preferred stock could be issued quickly with terms that delay or prevent a change in control of NorthPoint or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of the common stock to decrease.

If Unexpected Year 2000 Issues Arise, We May Incur Significant Costs and Our Business Could Suffer

   The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Although we have not experienced any year 2000 problems and have not been informed of any material year 2000 problems by our customers and vendors, we cannot assure you that our systems or the systems of other companies on whose services we depend or with whom our systems interconnect will not experience unexpected year 2000 problems during the course of the year. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. This could, in turn, have a material adverse effect on our business, prospects, financial condition and results of operations.

Forward-Looking Statements are Inherently Uncertain

   Certain statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus, are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the new notes offered in exchange for old notes. The old notes will be exchanged for new notes of like principal amount. Old notes that are exchanged will be retired and canceled.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   We issued the old notes on February 8, 2000 to Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, CIBC World Markets Corp. and Credit Suisse First Boston Corporation, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the old notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the old notes, we entered into a registration rights agreement with the initial purchasers on February 8, 2000. Pursuant to the registration rights agreement, we agreed that we would:

  (1) file a registration statement with the SEC with respect to the new notes on or before May 8, 2000;

  (2) use our best efforts to cause the registration statement to be declared effective by the SEC on or before August 6, 2000;

  (3) use our best efforts to keep the registration statement effective until the closing of the exchange offer; and

  (4) use our best efforts to keep the exchange offer open for a period of not less than 30 days.

   Upon the effectiveness of the registration statement, we will offer the new notes in exchange for the old notes. The registration statement satisfies some of our obligations under the registration rights agreement. The summary of the provisions of the registration rights agreement contained in this prospectus does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions in the registration rights agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

Resale of the New Notes

   Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange old notes for new notes in the ordinary course of business. For further information on the SEC's position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering to purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the new notes. However, the foregoing does not apply to you if you are:

  . a broker-dealer who purchases the new notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act;

  . a broker-dealer who acquired the old notes as a result of market-making or other trading activities; or

  . you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

   In addition, if:

  .  you are a broker-dealer; or

  . you acquire new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

   Each broker-dealer that receives new notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities. We have agreed that, starting on the date of this prospectus and ending on the 180th day after the exchange offer has been completed, we will make this prospectus available to any broker-dealer for use in connection with any resale of this kind.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes surrendered pursuant to the exchange offer. You may tender old notes only in integral multiples of $1,000.

   The form and terms of the new notes are substantially identical to the form and terms of the old notes except that:

  . the new notes will be freely transferable, other than as described in this prospectus;

  . we will register the new notes under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer;

  . holders of the new notes will not be entitled to certain rights of the holders of old notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer; and

  . the new notes will not contain any provisions regarding the payment of additional interest.

   The new notes will evidence the same debt as the old notes and will be issued under the same indenture, so the new notes and the old notes will be treated as a single class of debt securities under the indenture.

   As of the date of this prospectus, $400,000,000 in aggregate principal amount of the old notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only registered holders of the old notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

   You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

   If you tender old notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

   The term expiration date will mean 5:00 p.m., New York City time on June 13, 2000, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

  To extend the exchange offer, we will:

  .  notify the exchange agent of any extension orally or in writing;

  . mail to each registered holder an announcement that will include disclosure of the approximate number of old notes deposited to date; and

  .  make a public announcement of the extension,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered in the exchange offer will remain subject to the exchange offer.

   The initial exchange date will be the first business day following the expiration date. We reserve the right, in our reasonable discretion:

  .  to delay accepting any old notes;

  .  to extend the exchange offer;

  . to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any conditions listed below under "-- Conditions" are not satisfied; or

  .  amend the terms of the exchange offer in any manner,

by giving oral or written notice of the delay, extension, termination or amendment to the exchange agent.

   We will follow any delay in acceptance, extension, termination or amendment as promptly as practicable by written notice to the exchange agent and by either issuance of a press release or oral or written notice to the registered holders. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes on the exchange date.

   If:

  . we waive any material condition to the exchange offer or amend the exchange offer in any other material respect; and

  . at the time that notice of this waiver or amendment is first published, sent or given to holders of old notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from and including the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

Interest on the New Notes

   The new notes will bear interest at the same rate and on the same terms as the old notes. Consequently, the new notes will bear interest at a rate equal to 12 7/8% per annum. Interest will be payable semi-annually in arrears on February 1 and August 1, commencing August 1, 1999. You will receive interest on February 1, 2000 from August 1, 1999. We will deem the right to receive any interest accrued on the old notes waived by you if we accept your old notes for exchange.

Procedures for Tendering

You may tender old notes in the exchange offer only if you are a registered holder of old notes. To tender in the exchange offer, you must:

  . complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

  .  have the signatures guaranteed if required by the letter of transmittal;
     and

  . mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address listed below under "--Exchange Agent" for receipt before the expiration date.

   In addition, either:

  . the exchange agent must receive certificates for the old notes along with the letter of transmittal into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date;

  . the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

  . you must comply with the delivery procedures described below under "-- Guaranteed Delivery Procedures".

   Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

   The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or old notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

   If you are a beneficial owner of old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the old notes you must either:

  . make appropriate arrangements to register ownership of the old notes in your name; or

  .  obtain a properly completed bond power from the registered holder.

   The transfer of registered ownership may take considerable time.

   Unless the old notes are tendered:

  (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  (2)  for the account of:

    . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

    . a commercial bank or trust company having an office or correspondent in the United States; or

    . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders."

   If the letter of transmittal is signed by a person other than the registered holder, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

   The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary's system may utilize the depositary's Automated Tender Offer Program to tender notes.

   Unless an exemption applies under the applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 31% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder's taxpayer identification number and certify that the number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding. This will not be required, however, if an applicable exemption exists and is proved in a manner satisfactory to us and the exchange agent.

   We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of old notes to have been made until you cure the defects or irregularities.

   While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "--Conditions," and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

Terms and Conditions of the Letter of Transmittal

   The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

   The party tendering old notes for exchange, or the transferor, exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as its agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

  (1) it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes; and

  (2) when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents we deem necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

   If you wish to tender old notes in exchange for new notes in the exchange offer, we will require you to represent that:

  .  you are not an affiliate of ours;

  . you are not a broker-dealer that owns old notes acquired directly from us or an affiliate of ours;

  .  you will acquire any new notes in the ordinary course of your business;
     and

  . at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the new notes.

   In addition, in connection with the resale of new notes, any participating broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the registration statement.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the depositary's systems may make book-entry delivery of old notes by causing the depositary to transfer the old notes into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the depositary, you must transmit and the exchange agent must receive, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, at the address below under "--Exchange Agent" on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you wish to tender your old notes and (1) the notes are not immediately available or (2) you cannot deliver the old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may effect a tender if:

  (1)  the tender is made through an eligible guarantor institution;

  (2) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

    . states your name and address, the certificate number(s) of the old notes and the principal amount of old notes tendered,

    . states that the tender is being made by that notice of guaranteed delivery,

    . guarantees that, within three Nasdaq National Market trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

    . within three Nasdaq National Market trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal.

   Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures described above.

   Unless old notes being tendered by the above-described method or a timely confirmation of a book-entry transfer is deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible guarantor institutions for the purpose described in this paragraph are being delivered with this prospectus and the letter of transmittal.

   A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the old notes or a timely confirmation of a book-entry transfer is received by the exchange agent. Issuances of new notes in exchange for old notes tendered by an eligible guarantor institution as described above will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a timely confirmation of a book-entry transfer.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw tenders of old notes at any time before 5:00 p.m. New York city time on the expiration date.

   To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

  . specify the name of the person who deposited the old notes to be withdrawn;

  . identify the old notes to be withdrawn, including the certificate number(s) and principal amount of the old notes, which must be an authorized denomination;

  . state that the holder is withdrawing its election to have those old notes exchanged;

  .  state the name of the registered holder of those old notes; and

  . be signed in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees.

   We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn old notes to have been validly tendered for purposes of the exchange offer, and we will not issue new notes with respect to those old notes, unless you validly retender the withdrawn old notes. You may retender properly withdrawn old notes by following one of the procedures described above under "The Exchange Offer-- Procedures for Tendering" at any time before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of New Notes

   Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes when, as and if we have given written notice of acceptance to the exchange agent.

   The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the exchange agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the exchange agent's account promptly after the exchange offer is terminated.

Conditions

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new notes for, any old notes. We may terminate the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service or, at our option, modify or otherwise amend the exchange offer, if:

  (1) any action or proceeding is threatened, instituted or pending before, or any injunction, order or decree is issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

    (A) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer;

    (B) assessing or seeking any damages as a result of the making or completion of the exchange offer or any other transaction contemplated by the exchange offer; or

    (C) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer;

  (2) any statute, rule, regulation, order or injunction is sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action is taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might result in any of the consequences referred to in clauses (1)(A) or (B) above or, in our sole judgment, might result in the holders of new notes having obligations relating to resales and transfers of new notes which are greater than those described in the interpretations of the SEC referred to in "--Resale of the New Notes" above, or would otherwise make it inadvisable to proceed with the exchange offer; or

  (3) a material adverse change has occurred in our business, condition (financial or otherwise), operations, or prospects.

   If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  .  refuse to accept any old notes and return all tendered old notes to you;

  . extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the old notes; or

  . waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

   If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

   The conditions described above are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

   Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

   In addition, we will not accept for exchange any old notes tendered and no new notes will be issued in exchange for any old notes, if at that time any stop order is threatened or in effect relating to:

  .  the registration statement of which this prospectus constitutes a part;
     or

  .  the qualification of the indenture under the Trust Indenture Act.

Termination of Rights

   All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligation to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act.

Shelf Registration

   If (1) the exchange offer is not completed by November 4, 2000, or (2) existing Commission interpretations are changed such that the new notes are not or would not be, upon receipt, transferable by each holder of old notes, other than restricted holders, without need for further compliance with Section 5 of the Securities Act (except for the requirement to deliver a prospectus included in the exchange offer registration statement applicable to resales by a broker-dealer of new notes received by such broker-dealer pursuant to the exchange offer in exchange for new notes other than those acquired by the broker-dealer directly from us), we will file with the Commission a shelf registration statement to register for public resale the transfer restricted securities held by you if you provide us with the necessary information for inclusion in the shelf registration statement.

   For the purposes of the registration rights agreement, "restricted holder" means a holder that is (i) an affiliate of the Company within the meaning of Rule 405, (ii) a holder who acquires old notes outside the ordinary course of such holder's business, (iii) a holder who has arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing old notes and (iv) a holder that is a broker-dealer, but only with respect to exchange securities received by such broker-dealer pursuant to an exchange offer in exchange for new notes acquired by the broker-dealer directly from us.

   If we file a shelf registration statement, we will, among other things:

  . provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement;

  . notify each of those holders when the shelf registration statement has become effective;

  . take other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be;

  . use our best efforts to cause such shelf registration statement to be declared effective under the Securities Act within 180 days; and

  . use our best efforts to keep such shelf registration statement effective until two years after its effective date.

A holder selling old notes or new notes under the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers. Consequently, the holder will be subject to the civil liability provisions under the Securities Act in connection with those sales and will be bound by any applicable provisions of the registration rights agreement, including specified indemnification obligations.

Additional Interest

   If:

  (1) we do not file the registration statement with the SEC on or before May 8, 2000;

  (2) the registration statement has not become effective or been declared effective on or before August 6, 2000;

  (3)  the exchange offer has not been completed by November 4, 2000;

  (4) the registration statement becomes or is declared effective by the Commission but thereafter ceases to be effective or usable in connection with resales of new notes during the periods set forth in the registration statement; or

  (5) we are obligated to file the shelf registration statement, and we fail to file the shelf registration statement with the SEC on or before the 30th day after the filing obligation arises,

with each of items (1) through (5) constituting a "registration default," we agree to pay you additional interest at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any registration default, which rate shall increase by 0.25% per annum at the beginning of each subsequent 90-day period, provided that in no event shall the rate of such additional interest exceed 1.00% per annum, and further provided that such additional interest shall only accrue until the date on which all registration defaults have been cured. Such additional interest will be payable in cash semi-annually in arrears on each February 15 and August 15.

   You will not have any remedy other than the additional interest if we fail to meet our obligations under the registration rights agreement. If the exchange offer is completed on the terms and within the period contemplated in this prospectus, no additional interest will be payable.

Exchange Agent

   We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

   By registered or Certified Mail:

  c/o The Bank of New York
  101 Barclay Street, 7E
  New York, New York 10286
  Attn: Tolupope Adeyoju, Reorganization Department

   By Hand Delivery:

  c/o The Bank of New York
  101 Barclay Street, 7E
  New York, New York 10286
  Attn: Tolupope Adeyoju, Reorganization Department

   By Overnight Delivery:

  c/o The Bank of New York
  101 Barclay Street, 7E
  New York, New York 10286
  Attn: Tolupope Adeyoju, Reorganization Department

   By Facsimile:

  (212) 815-6339
  Attn: Reorganization Department

   Confirm by Telephone:

  (212) 815-3738

   Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

   We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our and our affiliates' officers and regular employees may make additional solicitations by telegraph, telephone or in person.

   We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

   We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $250,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

   We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Consequences of Failure to Exchange Old Notes

   Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take.

   As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered original notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreement. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Notes."

   All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the old notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. Except under certain limited circumstances, we do not intend to register the old notes under the Securities Act.

   In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

   We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer.

                                 CAPITALIZATION

   The following table sets forth:

  (A) Our capitalization as of December 31, 1999.

  (B) Our pro forma capitalization after giving effect to the receipt of estimated net proceeds of $387.5 million from the offering of the old notes, after deducting offering expenses paid by us.

   You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                      As of December 31, 1999
                                                      --------------------------
                                                          (A)          (B)
                                                      -----------  -------------
                                                        Actual      Pro Forma
                                                      -----------  -------------
                                                         ($ in thousands)
Cash, cash equivalent and short-term investments....  $   210,053  $   597,553
Debt:
Current portion of capital lease obligations, net of
 unamortized debt discount..........................        1,027        1,027
Capital lease obligations, net of unamortized debt
 discount...........................................        1,653        1,653
Secured credit facility.............................       85,000       85,000
Notes offered hereby................................          --       400,000
                                                      -----------  -----------
  Total debt........................................       87,680      487,680
                                                      -----------  -----------
Stockholder's equity:
Common stock, $.011 par value; 281,250,000 shares
 authorized at December 31, 1999; 126,469,210 shares
 (including 2,466,724 shares of Class B common
 stock) issued and outstanding at December 31,
 1999...............................................  $       126  $       126
Warrants............................................        8,701        8,701
Additional paid-in capital..........................      525,294      525,294
Deferred stock compensation.........................      (12,405)     (12,405)
Accumulated other comprehensive income..............          330          330
Accumulated deficit.................................     (213,985)  (213,985)
                                                      -----------  -----------
  Total stockholder's equity........................      308,061      308,061
                                                      -----------  -----------
  Total capitalization..............................  $   395,741  $   795,741
                                                      ===========  ===========

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data for the period from May 16, 1997 (inception) to December 31, 1997, for the years ended December 31, 1998 and 1999 and as of December 31, 1999 have been derived from our audited financial statements and the related notes, which are included elsewhere in this registration statement. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this registration statement.

   Our revenues consist of service revenues and revenue from the sale of end-user modems. EBITDA consists of net loss excluding net interest, taxes, amortization of deferred stock compensation, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry, but other companies may calculate it differently from us. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity.

   Our earnings were insufficient to cover fixed charges for the year ended December 31, 1998 and the year ended December 31, 1999 by $28.8 million and $183.4 million, respectively. Fixed charges for the period from May 16, 1997 (inception) to December 31, 1997 were insignificant.

                                      Inception to   Year Ended    Year Ended
                                      December 31,  December 31,  December 31,
                                          1997          1998          1999
                                      ------------  ------------  ------------
                                        ($ in thousands, except per share
                                                      data)
Consolidated Statement of Operations
 Data:
Revenues............................. $       --    $       931   $    21,140
Operating expenses:
  Network expenses...................          55         3,970        50,354
  Selling, marketing, general and
   administrative....................       1,374        18,340       117,899
  Amortization of deferred
   compensation......................         174         2,664         5,406
  Depreciation and amortization......          27         1,319        15,907
                                      -----------   -----------   -----------
    Total operating expenses.........       1,630        26,293       189,566
                                      -----------   -----------   -----------
Income (loss) from operations........      (1,630)      (25,362)     (168,426)
Interest income......................         190           209        12,310
Interest expense.....................         --         (3,694)      (27,582)
                                      -----------   -----------   -----------
Net income (loss).................... $    (1,440)  $   (28,847)  $  (183,698)
                                      ===========   ===========   ===========
Net (loss) per common share.......... $     (0.07)  $     (1.18)  $     (2.02)
                                      ===========   ===========   ===========
Shares used in computing net (loss)
 per common share....................  21,733,560    24,379,445    90,764,996
                                      ===========   ===========   ===========
Other Data:
EBITDA............................... $    (1,430)  $   (21,379)  $  (146,936)
Capital expenditures.................         701        41,550       196,817
Consolidated Cash Flow Data:
Provided by (used in) operating
 activities.......................... $    (1,094)  $   (11,363)  $  (123,050)
Provided by (used in) investing
 activities..........................        (701)      (41,550)     (316,521)
Provided by (used in) financing
 activities..........................      11,243        54,421       523,634

   The pro forma balance sheet information below reflects the receipt of estimated net proceeds of $387.5 million from the offering of the old notes which was completed in February 2000, after deducting estimated offering expenses paid by NorthPoint.

                                                                    As of
                                                                 December 31,
                                                                     1999
                                                              ------------------
                                                               Actual  Pro Forma
                                                              -------- ---------
                                                               ($ in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments............ $210,053 $597,553
Property and equipment, net..................................  227,124  227,124
Total assets.................................................  479,160  879,160
Long-term obligations, including current portion.............   87,680  487,680
Total stockholders' equity (deficit).........................  308,061  308,061

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of NorthPoint's financial condition and results of operations should be read in conjunction with Item 6. Selected Consolidated Financial Data and our financial statements and related notes included elsewhere in this report. In the discussion below, we refer to the period from inception to December 31, 1997 as "1997".

   Certain statements set forth below constitute "forward-looking statements." Such forward-looking statements involve certain risks and uncertainties including, but not limited to, those discussed herein under "Risk Factors" that may cause actual results to differ materially from those expressed or implied in any forward-looking statement. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update the forward-looking statements contained herein to reflect future events or developments. See "Risk Factors--Forward-Looking Statements are Inherently Uncertain."

Overview

   We are a national provider of high speed, local data network services. Our networks use digital subscriber line, or DSL, technology to enable data transport over telephone company copper lines at guaranteed speeds up to 25 times faster than common dial-up modems. We market our network and data transport services to internet service providers, long-distance and local telephone companies and data service providers, whom we call network service providers. Our customers can use our fast, secure and reliable data networks to provide continuously connected, economical Internet access and other data-intensive applications to end users. These end users are typically small- and medium-sized businesses with up to 500 employees, people who work in home offices, and telecommuters. We have recently begun to offer, on a limited basis, network and data transport services for residential end users as well.

   We are currently providing services in 37 metropolitan areas, spanning 81 metropolitan statistical areas, in the United States and intend to offer service in a total of over 60 metropolitan areas, spanning 110 metropolitan statistical areas by the end of 2000. We have been and expect to be the first, or one of the first, to offer DSL services in these markets. Our networks consist principally of digital communications equipment that we own and install in telephone company offices known as "central offices" and existing copper telephone lines that we lease to connect our equipment with end users' premises. We will initially install our equipment in the central offices with the highest density of small- and medium-sized businesses in our targeted markets. As of March 31, 1999, we had secured space in over 1,799 central offices and were providing services from 1,260 of those central offices. We intend to expand the coverage of our networks in these markets over time by installing equipment in additional central offices.

   We are currently providing or have entered into agreements to provide our services to more than 200 network service providers. As of March 31, 1999, we had connected over 41,300 of their end users to our networks. Upon completion of our planned expansion, our networks will be able to reach approximately 5.5 million businesses and 45 million households, including more than 80% of the small- and medium-sized businesses in our 60 markets.

   Since inception on May 16, 1997, our principal activities have included:

  .  developing our business plans;

  .  procuring governmental authorizations and space in central offices;

  .  raising capital and hiring management and other key personnel;

  . working on the design and development of our network architecture and operations support systems;

  .  acquiring equipment and facilities; and

  .  negotiating interconnection agreements.

   As a result of our development activities, we have experienced operating losses. We expect to experience increasing operating losses as we expand our operations.

   We introduced our commercial services in March 1998 in the San Francisco Bay Area. We subsequently launched service in 36 additional markets. We intend to offer our services in 23 additional metropolitan areas by year-end 2000. Deployment of our networks will require significant upfront capital expenditures. We were offering service from 1,260 operational central offices at the end of 1999 and plan to offer service from an additional 440 central offices by the year end 2000 to allow us to achieve blanket coverage in our 37 markets as well as 23 additional targeted markets.

   The principal capital expenditures we incur when we enter any market include:

  . the establishment of a metropolitan node--a facility at which we aggregate and disseminate data traffic in each metropolitan area--and the purchase and installation of electronic switching equipment for that node;

  . the procurement, design and construction of the collocation cage in each central office;

  . the purchase and installation of the network management and network test equipment in those cages; and

  .  the capitalized cost of the installation of such equipment.

   In addition, we will incur operations, sales and market development expenses in order to enter a new market. Once we have deployed our network in a market, the majority of our additional capital expenditures will be dependent upon orders to connect new end users. These success-based capital expenditures include DSL line cards, incremental digital subscriber line access multiplexer and network test equipment, and line cards for our electronic switches in our metropolitan node. In addition to the capital expenditures required to enter a market, we will be required to fund each market's cash flow deficit as we build our customer base.

   Financial performance varies from market to market, and the time when we will achieve positive EBITDA, if at all, will depend on factors such as:

  .  the size of the addressable market;

  .  the level of upfront sales and marketing expenses;

  .  the number and sequencing of central offices built out;

  .  the cost of the necessary infrastructure;

  .  the timing of market entry;

  .  the commercial acceptance of our services; and

  .  the rate at which we can provision lines.

   EBITDA is a measure of financial performance commonly used in the telecommunications industry. We define it as earnings before net interest, taxes, amortization of deferred stock compensation, depreciation and amortization. Other companies' definition of EBITDA may differ from ours. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity.

Factors Affecting Future Operations

   Revenues. We derive our revenues from monthly recurring and nonrecurring charges to internet service providers, long-distance and local telephone companies and data service providers, whom we call network service providers. Monthly recurring revenues consist of end user line fees, based upon the number of installed lines, for the network service providers' end users connected to our networks and interconnection fees for each connection to our metropolitan node in each market. Nonrecurring revenues include charges for the installation and activation of new end users and in some cases, for end-user modems or other electronic equipment. Prior to the quarter ended September 30, 1999, we had sold only minimal amounts of end-user modems or other electronic equipment. During the fourth quarter of 1999, we began to sell an increasing amount of such equipment to support the needs of our growing network service provider partner base.

   We seek to price our services competitively in relation to those of the traditional telephone companies and other competitive telecommunications companies in each market. Current standard end user line prices that we charge to our network service providers for our services generally range from $75 per month for 160 kilobits per second service to $250 per month for 1.5 megabits per second service, before volume discounts. Although pricing will be an important part of our strategy, we believe that customer relationships, customer care and consistent quality will be the key to generating customer loyalty. During the past several years, market prices for many telecommunications services have been declining, which is a trend that we believe will likely continue. As prices decline for any given speed of service, we expect that the total number of end users and the proportion of our end users purchasing our higher-speed, higher-priced services will increase. The cost to upgrade an end user's speed is generally minimal.

   We accelerated our deployment during the course of 1999 into additional geographic markets, successfully enabling us to sign more network service provider partners than previously planned. We plan to continue this strategy. We believe this strategy leaves us well-positioned to capitalize on the demand for our products. In view of this rapid deployment, we need to continue to enhance our abilities to develop the markets where we offer service. Specifically, our accelerated deployment plan requires us to introduce provisioning processes and interfaces with all of the eight major local telephone companies simultaneously. We also must increase and enhance training of our employees as well as our existing and new network service provider partners. We anticipate continuing strong increases in end user line installations in the next two to three quarters due to gained efficiencies through more advanced provisioning processes and interfaces, as well as anticipated growth in demand for DSL services from our expanded partner base in existing and new geographic markets. Acceleration of line installation is dependent upon our ability to upgrade our provisioning processes, the timing of which could affect future quarterly results.

   Network Expenses. Our network expenses consist of nonrecurring and monthly recurring charges for the commodity transport elements we choose to lease rather than own. Nonrecurring network expenses include transport and loop installation fees. We expect these costs will be largely related to the activation of new central offices and new end users. Monthly recurring network expenses include loop fees, rent, power and other fees charged by traditional telephone companies, competitive telecommunications companies and other providers. As our customer and end user base grows, we expect the largest element of network expenses to be traditional telephone company charges for leased copper lines, which have historically been $3 to $40 per line per month, depending on the identity of the traditional telephone company and the location of the lines.

   Selling, Marketing, General and Administrative Expenses. Our selling, marketing, general and administrative expenses primarily consist of costs related to selling, marketing, customer care, provisioning, billing, regulatory, corporate administration, network engineering and maintenance. On occasion, we will participate in various sales promotions with our customers by advancing market development funds to assist in their marketing efforts, particularly for new markets. These costs are deferred and amortized over the estimated duration of the promotion's effect in those markets. Additionally, we incur other costs associated with administrative overhead, office leases and bad debt. In general, we reserve for bad debt expense based upon our experience and estimates of collectibility. Because our history is limited, it is possible that, on occasion, we may have to increase our bad debt reserves in excess of our past experience. The timing of these increases, if any, could affect future quarterly results. We expect that our selling, marketing, general and administrative costs will grow significantly as we expand our operations and that administrative overhead will be a large portion of these expenses during the start-up phase of our business. However, we expect these expenses to decline as a percentage of our revenues as we build our customer base and the number of end users connected to our networks increases.

   We plan to employ a regional sales team in each market we enter. To attract and retain a highly qualified sales force, we plan to offer our sales and customer care personnel a compensation package consisting of commissions and stock options. We expect to incur significant selling and marketing costs as we continue to expand our operations. In addition, we plan to offer sales promotions, especially in the first few years as we establish our market presence.

   Amortization of Deferred Stock Compensation. Deferred stock compensation arises as a result of the granting of stock options to employees with exercise prices per share subsequently determined to be below the fair values per share for financial reporting purposes of our common stock at dates of grant. The deferred compensation is being amortized over the vesting period of the associated options.

   Depreciation and Amortization. We expect depreciation and amortization expense to increase significantly as more of our network becomes operational and as we increase capital expenditures to expand our network. Depreciation and amortization expense includes:

  .  depreciation of network infrastructure equipment;

  .  depreciation of information systems, furniture and fixtures;

  . amortization of improvements to central offices, network control center facilities and corporate facilities;

  .  amortization of central office collocation space improvements; and

  .  amortization of software.

   Taxation. We have not generated any taxable income to date and therefore have not paid any federal income taxes since inception. State taxes were limited to nominal amounts. Use of our net operating loss carryforwards, which begin to expire in 2003, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have recorded a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its recoverability.

Results of Operations

 Year Ended December 31, 1998 and Year Ended December 31, 1999

   Revenues. We began our commercial operations in March 1998 and recognized $931,000 in revenues for the year ended December 31, 1998, 75% of which consisted of recurring revenues and did not include sales of end user modems or other electronic equipment. Revenues for the year ended December 31, 1999 were approximately $21,140,000, 54% of which consisted of recurring revenues. The increase in revenues is due to the expansion of our installed end user base that has occurred over the past year. In addition, nonrecurring revenues as a proportion of total revenues increased from the prior year as we sold an increasing amount of end-user modems and other electronic equipment during the year to support the needs of our growing network service provider partner base. We expect that non-recurring revenues as a percentage of total revenues will decrease over time as we add end users to our networks.

   Network Expenses. Network expenses were approximately $3,970,000 for the year ended December 31, 1998 and $50,354,000 for the year ended December 31, 1999. These costs consisted primarily of monthly rental costs for lines between end users and central offices, between central offices and our metropolitan nodes, between our metropolitan nodes and our network service providers, end user line installation and costs, costs of end user modems, and costs charged to us by the traditional telephone companies. The increase in network expenses reflects the growth in our network as we expand into new markets and connect new end users. In addition, 1998 network expenses did not include the cost of end user modems, as we began to sell such modems in the second quarter of 1999.

   Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses were approximately $18,340,000 for the year ended December 31, 1998 and $117,899,000 for the year ended December 31, 1999. These expenses consisted primarily of salaries and related expenses for the development of our business, network architecture and software, the establishment of our management team and the development of corporate identification, promotional and advertising materials. As the staffing levels and operations of the Company have expanded over the past year, so have these operating expenses to support such growth.

   Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation was $2,664,000 for the year ended December 31, 1998 and $5,406,000 for the year ended December 31, 1999. This increase in deferred stock compensation expense is due to the stock option grants to new employees. The unamortized balance of $12,405,000 at December 31, 1999 will be amortized over the remaining vesting period of each grant.

   Depreciation and Amortization. Depreciation and amortization expenses were approximately $1,319,000 for the year ended December 31, 1998 and $15,907,000 for the year ended December 31, 1999. Such expenses consisted primarily of depreciation of network equipment, information systems, office equipment, furniture and fixtures and amortization of leasehold improvements. The increase in depreciation and amortization is primarily due to the additional property and equipment that has been acquired and placed into service as we continue to build out our networks.

   Interest Income and Expense. Interest income for the year ended December 31, 1998 was $209,000. This interest income was earned primarily from the proceeds raised in the Series B preferred stock financing in August 1997 and the cash on hand from a line of credit borrowing on a bridge loan closed in July 1998. The interest income for the year ended December 31, 1999 was $12,310,000 and was earned primarily from the proceeds raised in our initial public offering in May 1999, our Series D Preferred Stock equity investments from strategic partners in March and April of 1999, and our Series C equity investments in February of 1999.

   Interest expense in 1998 was approximately $3,694,000. Interest expense for the year ended December 31, 1998 includes amortization of $1,868,000 and $198,000 related to debt discount recorded in conjunction with the issuance of bridge loan warrants and equipment lease warrants, respectively. Interest expense for the year ended December 31, 1999 was $27,582,000 and primarily represents the interest associated with our senior secured credit facilities, which we closed in April 1999 and replaced with a larger facility in December 1999.

 Period from Inception to December 31, 1997 and Year Ended December 31, 1998

   Revenues. We commercially introduced our services in March 1998. Accordingly, we recognized no revenues in 1997. Revenues for the year ended December 31, 1998 were approximately $931,000, 75% of which consisted of recurring revenues and did not include sales of end user modems or other electronic equipment.

   Network Expenses. Network expenses were approximately $55,000 in 1997 and $3,970,000 in the year ended December 31, 1998. These costs consisted primarily of monthly rental costs for lines between end users and central offices, between central offices and our metropolitan nodes, between our metropolitan nodes and our network service providers, and end user line installation and costs charged to us by the traditional telephone companies.

   Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses were approximately $1,374,000 for 1997 and $18,340,000 for the year ended December 31, 1998. These expenses consisted primarily of salaries and related expenses for the development of our business, network architecture and software, the establishment of our management team and the development of corporate identification, promotional and advertising materials.

   Amortization of Deferred Stock Compensation. Amortization of deferred compensation was $174,000 in 1997 and $2,664,000 for the year ended December 31, 1998.

   Depreciation and Amortization. Depreciation and amortization expenses were approximately $27,000 for 1997 and $1,319,000 for the year ended December 31, 1998. Such expenses consisted primarily of depreciation of network equipment, information systems, office equipment, furniture and fixtures and amortization of leasehold improvements.

   Interest Income and Expense. We incurred minimal interest expense in 1997. Interest expense in 1998 was approximately $3,694,000. Interest expense for the year ended December 31, 1998 includes amortization of $1,868,000 and $198,000 related to debt discount recorded in conjunction with the issuance of bridge loan warrants and equipment lease warrants, respectively. Interest income was approximately $190,000 for 1997 and $209,000 for the year ended December 31, 1998. This interest income was earned primarily from the proceeds raised in the Series B preferred stock financing in August 1997.

Quarterly Financial Information (Unaudited)

   The following table sets forth certain consolidated statements of operations data for our most recent ten quarters. This information has been derived from our unaudited consolidated financial statements. In our management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this report. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                  Three Months Ended ($ in thousands)
                      ---------------------------------------------------------------------------------------------------
                      Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                        1997      1997      1998      1998      1998      1998      1999      1999      1999       1999
                      --------- --------  --------  --------  --------- --------  --------  --------  ---------  --------
Revenues.............   $  --   $    --   $    35   $   128    $   237  $    531  $  1,283  $  2,504  $  5,734   $ 11,619
                        -----   -------   -------   -------    -------  --------  --------  --------  --------   --------
Operating expenses:
Network expenses.....       5        51       145       263        851     2,711     3,932     7,801    13,547     25,074
Selling, marketing,
 general and
 administrative......     511       863     1,542     2,565      4,505     9,728    14,379    23,914    34,203     45,402
Amortization of
 deferred stock
 compensation........      40       134       200       334      1,038     1,092     1,592     1,215     1,404      1,195
Depreciation and
 amortization........       6        21        77       195        321       726     1,387     2,813     5,226      6,481
                        -----   -------   -------   -------    -------  --------  --------  --------  --------   --------
Total operating
 expenses............     562     1,069     1,964     3,357      6,715    14,257    21,290    35,743    54,380     78,152
                        -----   -------   -------   -------    -------  --------  --------  --------  --------   --------
Loss from
 operations..........    (562)   (1,069)   (1,929)   (3,229)    (6,478)  (13,726)  (20,007)  (33,239)  (48,646)   (66,533)
Interest income......      64       126       106        50         19        34       238     3,026     4,709      4,337
Interest expenses....      --        --       (47)      (75)    (1,323)   (2,249)   (3,583)   (7,689)   (2,554)   (13,757)
                        -----   -------   -------   -------    -------  --------  --------  --------  --------   --------
Net Loss.............   $(498)  $  (943)  $(1,870)  $(3,254)   $(7,782) $(15,941) $(23,352) $(37,902) $(46,491)  $(75,953)
                        =====   =======   =======   =======    =======  ========  ========  ========  ========   ========

   We have generated greater revenues in each successive quarter in the last eight quarters, reflecting increases in the number of customers and end users. Our network expenses have increased in every quarter, reflecting costs associated with customer and end user growth and the deployment of our networks in existing and new markets. Our selling, marketing, general and administrative expenses have increased in every quarter and include operations, sales and marketing costs associated with the acquisition of customers and end users, including sales commissions, and the development of regional and corporate infrastructure. Depreciation and amortization has increased in each quarter, primarily reflecting the purchase of equipment associated with the deployment of our networks. We have experienced increasing net losses on a quarterly basis as we increased our capital expenditures and operating expenses. See "Risk Factors--We Expect Our Losses and Negative Cash Flow to Continue."

Liquidity and Capital Resources

   Our operations have required substantial capital investment for the procurement, design and construction of our central office collocation space improvements and cages, the purchase of telecommunications equipment and the design and development of our networks. Capital expenditures were approximately $41,550,000 for the year ended December 31, 1998 and $196,817,000 for the year ended December 31, 1999.

   Although we have no material commitments for capital expenditures during 2000, we plan to make total capital expenditures in 2000 estimated at $220,000,000 to $250,000,000 to develop our networks. In each market, we will initially target the central offices with the highest density of small- and medium-sized businesses. We will expand into other central offices when we obtain adequate demand or volume commitments from our customers. We will also incur capital expenditures for building a metropolitan node in each market and for expanding our network control center in the San Francisco Bay Area.

   As of December 31, 1999, we had an accumulated operating deficit of $213,985,000 and cash and cash equivalents of $95,019,000.

   Net cash used in operating activities was $11,363,000 for the year ended December 31, 1998 and $123,050,000 for the year ended December 31, 1999. The net cash used in operations in both years was primarily due to net losses, offset in part by increases in accrued expenses and accounts payable. The net cash used in investing activities was $41,550,000 for the year ended December 31, 1998 and $316,521,000 for the year ended December 31, 1999. Investing activities were principally acquisitions of property and equipment in both years. Net cash provided by financing activities was $54,421,000 for the year ended December 31, 1998, of which $4,441,000 related to the issuance of preferred stock and $50,724,000 related to borrowings, offset in part by the repayment of certain capital lease obligations of approximately $744,000. Net cash provided by financing activities was approximately $523,634,000 for the year ended December 31, 1999 and relates to the proceeds from the issuance of common and preferred stock as well as borrowings under our secured credit facilities.

   On February 3, 2000, we issued senior notes in the aggregate principal amount of $400.0 million. These notes bear interest at a fixed annual rate of 12 7/8% to be paid in cash every six months and mature on February 15, 2010. Net proceeds from these notes were approximately $387.5 million.

   On December 9, 1999 we entered into a secured credit facility with a syndicate of lenders. The credit facility consists of the following:

  . Revolving credit facility in an amount up to $55,000,000. The revolving credit facility is to be used for general corporate purposes. We have not borrowed any amount under the revolving credit facility.

  . Delayed draw term loan facility in the amount of $110,000,000. We have not borrowed any amount of the delayed draw term loan facility but we are required to borrow the entire facility on or before December 9, 2000.

  . Term loan facility in the amount of $85,000,000. We borrowed the entire term loan facility amount on December 9, 1999.

   The credit facility also provides for the issuance of letters of credit on our behalf by the lenders.

   Borrowings under the credit facility are collateralized by a first priority lien against substantially all of our assets. Our obligations under the credit facility are guaranteed by all of our subsidiaries and collateralized by a first priority lien on the assets of those subsidiaries. We further pledged to the lenders under the credit facility all of the capital stock of NorthPoint Communications, Inc. held by us. The lenders under the credit facility have agreed that the liens which collateralize the credit facility may also collateralize an additional $50,000,000 of additional borrowings in the event the credit facility is extended, but the lenders have no obligation to provide such additional financing.

   Loans under the facilities bear interest at floating rates based on the prime rate or the London Offered Interbank Rate (LIBOR) plus, in each case, an additional interest rate margin.

   In March and April 1999, we issued and sold an aggregate of 3,968,174 shares of Series D-1 preferred stock with total proceeds of approximately $38,800,000. Purchasers of our Series D-1 preferred stock included ICG Services, Inc. (an affiliate of ICG Communications, Inc.), Excite@Home, Verio Inc., Cable & Wireless

USA, Inc., Concentric Network Corporation, ALC Communications Corporation (an affiliate of Global Crossing Holdings Limited), Network Plus Corporation and Netopia, Inc.

   In May 1999, we sold 17,250,000 shares of our common stock at $24 per share in our initial public offering. Net proceeds to us were $386,441,000. Microsoft Corporation and Tandy Corporation purchased $30,000,000 and $20,000,000, respectively, of our stock in this offering.

   We believe that our current capital resources, together with the proceeds from the sale of senior notes in February 2000, will be sufficient for the funding and working capital requirements needed for the deployment of our networks in our 60 targeted markets. However, we may decide to seek additional capital depending upon the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities, in our industry. We may also need additional financing if:

  .  we alter the schedule, targets or scope of our network rollout plan;

  .  our plans or projections change or prove to be inaccurate; or

  .  we acquire other companies or businesses.

   We may obtain additional financing through commercial bank borrowings, equipment financing or the private or public sale of equity or debt securities.

   We may be unsuccessful in raising sufficient additional capital. In particular, we may be unable to raise additional capital on terms that we consider acceptable, that are within the limitations contained in our financing agreements and that will not impair our ability to develop our business. If we fail to raise sufficient funds, we may need to modify, delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

Year 2000 Compliance

   We believe that our computer systems and software are year 2000 compliant. We have inventoried and tested our enterprise application systems, including internally-developed and vendor-developed applications and off-the-shelf software and hardware relating to our internal information systems, and believe that such systems are year 2000 compliant. We requested assurances regarding year 2000 compliance from our equipment and software vendors and the traditional telephone companies. We have also learned that the traditional telephone companies have informed the Federal Communications Commission that they are year 2000 compliant. We requested that they provide assurances of their year 2000 compliance directly to us. Furthermore, we have not experienced any year 2000 problems and we have not been informed of any material year 2000 problems by our customers and vendors. Our aggregate historical costs for year 2000 analysis, planning and remediation have not been material to date and, based on the tests we have performed on our computer systems and software and assurances received from our vendors and the traditional telephone companies, we do not expect to incur material costs to resolve year 2000 issues in the future.

Recently Issued Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 provides guidance for revenue recognition under certain circumstances. The Company is currently evaluating the impact of SAB 101 on its financial statements and related disclosures.

                                    BUSINESS

History

   NorthPoint was founded in May 1997 by six former MFS/WorldCom executives who developed and implemented the first commercial DSL service. We began offering our network services in March 1998 and have since entered into strategic and commercial relationships with Microsoft, Tandy (the parent company of the RadioShack stores), Yahoo!, Excite@Home, SBC/Pacific Bell Internet Services, Intel, Verio, Cable & Wireless, Frontier Corporation (a subsidiary of Global Crossing Holdings Limited), Concentric Network, ICG Communications, Enron Communications, Network Plus, Netopia, GTE, iBeam, Equinix, and High Speed Access Corporation, among others. Most of these companies and The Carlyle Group, Vulcan Ventures, Accel Partners, Benchmark Capital, Greylock and others have invested in our company.

   In May 1999, we sold 17,250,000 shares of our common stock in our initial public offering with net proceeds to us of $386,441,000. In December 1999, we entered into a secured credit facility with a syndicate of lenders which provides us access to $250 million, $85 million of which has been drawn down. In February 2000, we issued the old notes in the aggregate principal amount of $400 million.

   In February 2000, NorthPoint unveiled its plans to expand beyond the U.S. broadband market by announcing a Canadian joint venture with Call-Net, Canada's leading competitive service provider. Service will launch under the NorthPoint brand in the third quarter of this year, subject to regulatory conditions. Another foreign joint venture was announced in March 2000, between NorthPoint and VersaTel Telecom International N.V., the leading alternative broadband local access network operator in the Benelux and the Northwest Rhine region of Germany. The new company, VersaPoint, will initially offer wholesale DSL service in The Netherlands, Germany and Belgium (as the local loop is unbundled), and then in other markets as they open in the European Union.

Industry Overview

   Data communications is the fastest growing segment of the telecommunications industry. Small- and medium-sized businesses, people working in home offices and telecommuters are increasingly demanding high-speed data connections for applications such as Internet access, intranets, extranets, telecommuting, e-commerce, e-mail, video conferencing and multimedia.

   The number of Internet users worldwide has increased substantially over the last several years, reaching nearly 140 million in 1998. Forrester Research, Inc. projects that the total market for data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, of which approximately $27.9 billion will be from services to businesses. Further, Forrester Research estimates that Internet commerce revenue could reach $3.2 trillion by 2003.

   International Data Corporation, or IDC, predicts that business DSL revenues will grow from $300 million in 1999 to $5.6 billion by 2003 and that residential DSL revenues will grow from $78 million in 1999 to $2.3 billion by 2003.

   Small- and Medium-Sized Businesses. We expect that a significant portion of the growth in data communications will be generated by small- and medium-sized businesses with up to 500 employees. Data communications, including the Internet, allow these businesses to compete more effectively by streamlining communications among employees, customers and suppliers. However, to take full advantage of these productivity-enhancing applications and the Internet, small- and medium-sized businesses need high-speed, secure and dedicated data connectivity.

   Home Offices, Telecommuters and Residential Users. We expect that people using computers from their homes to connect to corporate networks or to the Internet for in-home business purposes will also be a significant source of demand for high-speed data connectivity. According to IDC there were 26 million residences with computers in their home offices in the U.S. in 1998, growing to an estimated 39.2 million by 2002. A significant portion of people who work in home offices and telecommuters need access to corporate networks and/or the Internet for a variety of applications, including e-mail, databases and corporate intranets. According to The Yankee Group, the market for remote access services is expected to grow from $460 million in 1998 to $2 billion by 2002.

   Traditionally, small- and medium-sized businesses, people who work in home offices and telecommuters have relied on low-speed lines for data transport. For example, according to IDC, approximately 78% of Internet access revenues derived from small- and medium-sized businesses in 1997 were generated through the traditional telephone system, using relatively slow 28.8 to 56 kilobits per second dial-up modems or integrated services digital network (ISDN) lines. For higher speed connections, these end users have had to purchase T1 service, a digital transmission link which is fast (1.544 megabits per second) and always-on, but expensive (typically $300 to $1000 per month depending upon distance and region).

   Neither the slow dial-up modems and integrated services digital network service nor the expensive T1 option is an adequate solution for most small- and medium-sized businesses, people who work in home offices and telecommuters. The lack of optimal price-performance solutions has left these end users underserved, since when using a T1 service, the cost is high, and when using a dial-up modem or integrated-services digital network service, the speed of data transmission is slow.

Our Solution

   We believe that our DSL networks and the wide range of price-performance data transport options we provide meet the demands of this large, underserved group of end users. We attach high-speed digital equipment at both ends of a copper line, allowing data transmission to bypass the components of the traditional telephone system that are responsible for creating the local data bottleneck. By using our services with their own Internet access and other data applications, our network service provider customers--Internet service providers, long-distance and local telephone companies, and data service providers--can offer small- and medium-sized businesses, people who work in home offices and telecommuters:

  . A Range of Speed Options. We offer a wide range of data transport speeds, each with a combination of price and performance that is superior to traditional options.

  . Scaleable Services. End users can upgrade service to higher performance levels without adding hardware.

  . Always-On Connectivity. Traditional networks require a user or system to dial a phone number and wait while the modem connects to a data service provider such as an Internet service provider. Our service is always on, providing instantaneous connections and the capability to receive or transmit information continuously.

  . Reliability. We can remotely monitor and troubleshoot an end user's connection to ensure reliable performance.

  . Secure Transport of Sensitive Business Data. We offer our services over dedicated copper telephone lines, which ensures that data is protected on its path to and from an end user.

   Our networks and services offer a number of advantages to our network service provider customers over alternative local access solutions, including:

  . A Rapid, Capital-Efficient Method for Providing Service in a Metropolitan Area. By connecting at one point to each of our metropolitan networks, a network service provider can immediately offer service to any end user within the geographic boundaries served by traditional telephone company central offices in which we have installed our equipment. Using our networks in this way reduces the capital and operating investment a network service provider would otherwise need to reach end users in metropolitan areas that we serve.

  . Electronic Connections to Our National Operations Support Systems. We provide our customers an electronic connection to our national pre-qualification, order entry, customer support, provisioning, accounting and billing systems. This provides streamlined operations and lower overhead costs for our customers.

  . Guaranteed Data Transmission Speeds and Service Quality. We guarantee data throughput at high speeds on our networks.

  . Continuously Monitored Networks. We have remote monitoring capabilities and continuously monitor the entire network from our network control center. We use three methods to monitor our networks so that we can continue to monitor the networks even if one or two methods fail.

Strategy

   Our objective is to become the leading national provider of local data networks and transport services to network service providers serving small- and medium-sized businesses, people who work in home offices and telecommuters. To achieve this objective, we will:

  . Focus Initially on Business District Central Offices. Before entering a market, we prepare a detailed analysis of that market's central office service areas using industry data and business demographic statistics. We use this analysis to identify attractive service areas and develop a schedule for network deployment and expansion. We have initially targeted central offices in those target markets with the highest density of small- and medium-sized businesses. Based upon our analysis, we believe that when complete, our networks will be able to reach approximately 5.5 million businesses, including more than 80% of the small- and medium-sized businesses in our 60 markets. By focusing initially on high-density business districts, we believe we can secure scarce space in central offices, open markets more rapidly, maximize the economic return from our capital expenditures and enable our customers to address a significant portion of their target end users in each geographic market quickly.

  . Enter Markets Early. We seek to obtain an advantage by being the first, or one of the first, DSL providers in our target markets to offer optimized local data transport solutions. We believe that the first mover advantage is valuable because after a network service provider establishes a relationship with a local data network service provider, there are costs associated with adding additional providers or switching providers. We are already providing services to network service providers in 37 metropolitan areas.

  . Rapidly Expand Our National Presence. Our goal is to offer local data network and transport services to our customers in 60 metropolitan areas by year-end 2000. We expect that offering high speed local data transport solutions in many metropolitan areas will make our services more attractive to national and regional network service providers by enabling them to use our single system interface and uniform provisioning procedures in each of our markets.

  . Design Networks for Business End Users. Our networks are designed for business users and business applications and have the appropriate security, reliability and performance characteristics for those users and applications. Currently, we are using a type of DSL technology that permits symmetric data transmission--the same speed of data transport to and from the end user--which we believe is the best-suited for most business applications. We believe that business end users will not compromise the security, reliability and performance of their data connections and are willing to pay for those features.

  . Focus on Wholesale Marketing. We market our local data transport solutions on a wholesale basis to network service providers who, in turn, sell to and support end users. By marketing to network service providers, we:

    . minimize sales and marketing expenses by enabling our sales force to focus on prospective high-volume wholesale customers;

    . amortize the cost of our fixed capital expenses over a large base of end users more rapidly;

    .  minimize our end user support costs; and

    .  achieve a nationwide presence more quickly.

  . Provide Excellent Customer Service. We are dedicated to providing our customers and their end users superior customer support and service. Our systems provide management reports and other critical, real-time data for our network service provider customers.

  . Exploit Our Scaleable Systems. Our operations support systems have been designed to take advantage of efficiencies in our digital networks and can grow with our business. We believe that these systems, including our electronic connections to traditional telephone companies, will minimize our overhead and increase both customer and end user satisfaction. Our systems also give us the capability to monitor usage by our network service providers' end users and notify network service providers when an end user's usage patterns indicate that an upgrade in speed is warranted. These upgrades can be performed remotely and require no additional capital expenditures.

  . Continue to Develop Strategic Relationships. We have entered into strategic relationships with Microsoft, Tandy, Yahoo!, Excite@Home, SBC/Pacific Bell Internet Services, Intel, Verio, Cable & Wireless, Frontier Corporation (a subsidiary of Global Crossing Holdings Limited), Concentric Network, ICG Communications, Enron Communications, Network Plus, Netopia, iBeam, Equinix, and High Speed Access Corporation. We anticipate entering into additional relationships with others. We believe that these relationships are valuable because they provide additional technical, marketing and distribution expertise and, in some cases, involve capital investment and guaranteed or targeted numbers of new end-user lines.

    We plan to work closely with our strategic partners to maximize the mutual benefit of these relationships. For example, we recently expanded our longstanding relationships with Microsoft and Tandy to be the exclusive DSL provider for Tandy's RadioShack customers that purchase broadband Internet access from Microsoft at RadioShack stores located within our market footprint.

  . Extend Product Offering to the Residential Market. The establishment of a uniform ADSL standard called g.lite and a recent FCC decision requiring traditional telephone companies to share the use of a single phone line for both voice and data have created a favorable environment for us to begin offering a lower-priced residential product. This product will be targeted at the approximately 45 million households in the U.S. that we believe we will be able to reach upon completion of our planned expansion. We plan to leverage our existing relationships with Tandy, Microsoft and other channel partners to facilitate the distribution of this product offering.

  . Develop New Data Products and Solutions. We intend to expand our product offerings by providing additional value-added services over our networks and enhanced transport solutions.

 Our Markets

   We currently provide service in 37 metropolitan areas and intend to offer services in a total of 60 metropolitan areas by the end of this year. We believe that offering local data network and transport services in many areas makes our services more attractive to national and regional network service providers because they can use our single system interface and uniform provisioning procedures in each of our markets. Our existing and planned markets for 2000 are:

West                             Central                  East
----                             -------                  ----
 Fresno                           Albuquerque              Albany
 Las Vegas                       *Austin                  *Atlanta
*Los Angeles(1)                   Birmingham              *Baltimore
*Phoenix                         *Chicago                 *Boston
*Portland                        *Cincinnati               Buffalo
*Sacramento                      *Cleveland               *Charlotte
*Salt Lake City                  *Columbus                 Greensboro
*San Diego                       *Dallas                   Harrisburg
*San Francisco Bay Area(2)        Dayton                  *Hartford
 Santa Barbara                   *Denver                   Jacksonville
*Seattle                         *Detroit                 *Miami/Fort Lauderdale
 Tucson                           Grand Rapids            *New York(3)
                                 *Houston                  Norfolk
                                 *Indianapolis            *Orlando
                                 *Kansas City             *Philadelphia
                                  Louisville              *Providence
                                  Memphis                 *Raleigh-Durham
                                 *Milwaukee                Rochester
                                 *Minneapolis              Richmond
                                  Nashville                Syracuse
                                  New Orleans             *Tampa-St. Petersburg
                                  Oklahoma City           *Washington, D.C.(4)
                                 *Pittsburgh
                                 *San Antonio
                                 *St. Louis
                                  Wichita

--------
 * Markets in which we currently provide services.
(1) Includes Orange County.
(2) Includes San Francisco, Oakland and San Jose.
(3) Includes northern New Jersey.
(4) Includes northern Virginia and parts of Maryland.

Network Architecture

   We establish each of our regional networks by installing digital communications equipment in the traditional telephone company central offices with the highest density of small- and medium-sized businesses. DSL technology provides for high speed transmission of information over existing copper telephone lines by encoding the information in a digital format. Our equipment uses this technology to transmit high speed data over copper lines between the central office and the end user. In turn, we connect our equipment in each central office to our metropolitan node, a facility where data is collected in each metropolitan area. Our customers in each metropolitan area are connected, typically by leased fiber optic lines, to the metropolitan node. For our customers, having this single point of interconnection with us in each city reduces their capital expenditures and local network costs because we aggregate and disseminate their traffic to and from a central place. By leasing and reusing the existing copper wire and fiber optic infrastructure, we are able to use our capital to purchase and develop value-added elements of the network, including packet switches, digital communications equipment for each central office, and operations support systems.

   Our Equipment. We install DSL modems at the end user's premises and lease copper telephone wires from the traditional telephone company. These wires run from the end user's premises to the central office of the telephone company, where we lease space under tariff or renewable interconnection agreements. Within this space, we maintain equipment that connects to the local copper wires. Our central office equipment supplies the digital line code that enables high speed data transport over copper lines, organizes that data into packets and aggregates end-user traffic for transport to and from our metropolitan node. Data traffic is aggregated from various central offices at the metropolitan node and then transported to the network service providers over leased fiber optic lines. Our systems allow data transmission to bypass the components of the traditional telephone system that are responsible for creating inefficient data transmission. Therefore, while using the existing copper telephone wires from each end user to the central office, we are able to offer high speed data transmission.

   Central Office Installation. We contract with Lucent on a per-order basis to install our equipment in all traditional telephone company central offices in which we have space nationwide. Lucent preconfigures this equipment in accordance with our blueprint and ships it to our central offices for installation by Lucent's field operations personnel. We maintain our own field operations personnel to oversee this process and for subsequent maintenance and upgrades of the central office equipment.

Sales and Marketing

   We provide local data network and transport services on a wholesale basis to Internet service providers, long-distance and local telephone companies, and data service providers, whom we call network service providers. Our customers bundle our services with Internet access or other data-intensive applications for their customers, who are typically small- and medium-sized businesses, people who work in home offices and telecommuters. We are providing or have entered into agreements to provide our services to more than 200 network service providers and have connected over 41,300 of their end users.

   Our Sales Staff. We sell exclusively through wholesale channels. Our indirect sales and support model allows us to benefit from the sales and support organization of our customers, and upon implementation of the Company's signed agreement with Tandy, 2,000 Tandy-owned RadioShack stores nationwide. Our 165 member sales organization currently consists of account executives who are responsible for securing new customers and assisting customers in increasing the number of end users. The account executives are supported by regional marketing managers who provide localized marketing, competitive analysis, cooperative marketing programs, and sales support within each of our current 37 markets. As of December 31, 1999, we had 165 dedicated sales staff, including 9 temporary personnel. We intend to increase the size of our sales and marketing staff as we enter an additional 23 markets by year-end 2000.

   Business Quality Services. Our networks and data transport services have been designed to enable our customers to meet the rapidly increasing information needs of their end users. By using NorthPoint's networks, network service providers can offer data services with better price and performance characteristics than dial-up and integrated services digital network modems and
1.54 megabit per second connections. Our current range of services and pricing (before volume discounts) in California (although pricing in other markets may vary) is as follows. Some of our higher speed services may be unavailable to certain end users whose premises are too far from a central office.

                 NorthPoint Business Quality Service Offerings

                                                              Monthly Pricing
                                                            --------------------
Connection Speed                                            NorthPoint   ILEC
----------------                                            ---------- ---------
56 kbps....................................................     --     $     125
128 kbps (ISDN Speed)......................................     --     $  40-200
144 kbps...................................................    $ 75          --
160 kbps...................................................    $ 75          --
200 kbps...................................................    $ 90          --
416 kbps...................................................    $125          --
784 kbps...................................................    $165          --
1.04 Mbps..................................................    $199          --
1.54 Mbps (T1 Speed).......................................    $250    $300-1000

--------
*  As represented above, 56 kbps service is dedicated.
   ISDN pricing is usage-based.
   ILEC T1 pricing varies by distance between the end user and the service provider.

   Each of our existing services is symmetric, providing the same speed to and from the end user. We believe that this design is well-suited for business data applications such as Internet access, intranets, extranets, telecommuting, e-commerce, e-mail, video conferencing and multimedia.

   The table below summarizes our business quality services and the targeted end users for each service. Some of our higher speed services may be unavailable to certain end users whose premises are too far from a central office. The column marked "Maximum Range (feet)" in the following table means the estimated maximum distance between a central office and the end user for each of our services.

                                  Speed   Wholesale Maximum
                      Speed to  From End    Price    Range
        Service       End User    User     ($/mo.)  (feet)         Use/Market
------------------------------------------------------------------------------------
  NorthPoint DSL 144  144 kbps  144 kbps      75    35,000  . ubiquitous flat-rate
                                                              service at speeds
                                                              comparable to
                                                              integrated services
                                                              digital network (ISDN)
------------------------------------------------------------------------------------
  NorthPoint DSL 160  160 kbps  160 kbps      75    24,000  . always on e-mail and
                                                              web browsing solution
                                                              for individuals
------------------------------------------------------------------------------------
  NorthPoint DSL 200  200 kbps  200 kbps      90    22,850  . small businesses of
                                                              less than four
                                                              employees with
                                                              standard e-mail and
                                                              web usage
------------------------------------------------------------------------------------
  NorthPoint DSL 416  416 kbps  416 kbps     125    18,000  . e-mail and higher
                                                              bandwidth Internet
                                                              solution for small
                                                              businesses with less
                                                              than 10 employees
------------------------------------------------------------------------------------
  NorthPoint DSL 784  784 kbps  784 kbps     165    13,500  . remote local area
                                                              network access, web
                                                              surfing for businesses
                                                              under 25 employees
                                                            . supports high-bandwith
                                                              intensive e-commerce
                                                              and video-conferencing
                                                              applications
------------------------------------------------------------------------------------
  NorthPoint DSL 1.04 1.04 Mbps 1.04 Mbps    199    12,350  . remote local area
                                                              network access, web
                                                              surfing for businesses
                                                            . supports large file
                                                              transfers and web
                                                              hosting
------------------------------------------------------------------------------------
  NorthPoint DSL T1   1.54 Mbps 1.54 Mbps    250    10,000  . T1 performance
                                                            . pricing not distance-
                                                              sensitive

   Performance Upgrades. We can remotely increase an end user's speed from 160 kilobits per second through 1.54 megabits per second without upgrading the equipment located at the end user's premises. Remote upgrades allow an end user to have improved performance without service interruptions or additional equipment investment. Approximately 62% of the end users currently connected to our networks are within 10,000 feet of the central office and can be upgraded to our fastest service. In general, we expect that end users' needs will evolve over time, resulting in demand for faster connections. The cost to upgrade an end user's speed is minimal and the cost to provide faster service is not substantial.

   The Value Proposition to Network Service Providers. In addition to providing reliable, high quality data network services, we offer our customers:

  . Immediate, Capital-Efficient Access to Markets. In the past, network service providers would have had to make significant capital investments to provide dedicated data services in their targeted service areas. With a single connection to our metropolitan node, however, network service providers can immediately provide high speed dedicated data services to end users connected to each central office we serve in that metropolitan area. Using our networks in this way reduces the capital investment a network service provider would otherwise need to reach end users in our metropolitan areas and enables network service providers to provide services in any or all of our markets more quickly than if they built their own network infrastructure.

  . Single-Source Provider. We serve as a single-source provider to our customers. Because we maintain the physical connection with the traditional telephone company in each market and assume responsibility for managing all end-user installations and for monitoring and managing our data networks, the network service provider does not need to have relationships with traditional telephone companies, inside wiring companies or equipment maintenance and monitoring service providers.

  . Avoidance of Regulatory Burden. To provide DSL service on its own, an Internet service provider or other data service provider would have to be authorized as a competitive telecommunications company in each state in which it planned to provide service. Network service providers who partner with us avoid the costs, delays and complexities of achieving competitive telecommunications company status in each market.

  . Transparent Service Delivery to End Users. Our automated order entry, provisioning and maintenance systems are designed to allow network service providers to interface directly with our support systems and provide their end users with completely transparent service delivery. Our systems also enable our network service providers to pre-qualify prospective end users. The end user receives a bill from the network service provider and is not billed by the traditional telephone companies or NorthPoint.

  . Electronic Interfaces. We have designed our national operations support systems to interface directly with network service providers' existing provisioning, management, accounting and billing systems. This enables two-way trouble ticketing and secure connections for both proactive and query-based status checking on all aspects of service delivery and billing.

  . Broad Range of Speeds and Prices. Our wide range of price and performance options enables network service providers to match their service offerings with an end user's specific need for data transmission capacity. Current options available from traditional telephone companies are more limited and often fail to address the needs of small- and medium-sized businesses, people who work in home offices and telecommuters.

  . Identification of Service Upgrade Opportunities. As an end user's data transmission needs evolve, our operations support systems track end user usage and identify opportunities on a timely basis for the network service provider to recommend service upgrades to its end users.

  . Reliability and Guaranteed Data Transmission Speeds. We design our networks for business-quality service, including 24 hours a day, 7 days a week monitoring, network management links, guaranteed data throughput and consistent high speed transmission.

  . Secure Connections. Our network architecture enables network service providers to offer to their end users applications that require a secure connection for transmission of sensitive data.

  . Marketing Support. We support our customers by providing sales leads, co-marketing programs and training for network service provider sales and service representatives.

Residential Product Offering

   We have begun to extend our existing business plan to address the broader residential market. The following are key components of this strategy:

  . Use Existing and Planned Network Coverage. We will use our network infrastructure assets to reduce deployment costs and accelerate our entry into the residential market. Upon completion of our planned expansion, we will be able to reach approximately 45 million households.

  . Leverage Strategic Partnerships with Tandy and Microsoft. Tandy, the parent company of RadioShack, will be our primary distribution channel for the residential service offering. We estimate that approximately 2,000 RadioShack stores nationwide will be within our footprint by the end of 2000. In addition, Microsoft recently signed an agreement with Tandy to offer its MSN services bundled with NorthPoint DSL service through RadioShack stores.

  . Develop g.lite Product. We have been actively engaged in technology trials of the g.lite standard in conjunction with Intel. We believe that a residential service offering based on this standard should result in lower costs, streamlined service activation and end-user modems that are universally compatible. The technology supports both data and voice services over a single copper pair.

   Aggressively Pursue Implementation of Key Regulatory Initiatives. A recent FCC decision requires traditional telephone companies to allow competitive carriers like us the ability to offer DSL services over an end user's primary voice line. Once implemented, this ruling would eliminate the need for installing a second line and would result in a significant reduction in the costs to us of recurring and non-recurring charges for the copper loop that we lease from the traditional telephone companies. We expect that it will take six to nine months to implement the requirements of this line sharing decision.

Operations Support Systems

   Our operations support systems are designed to grow with our business and provide us with significantly enhanced operational efficiencies.

   Connections to Our Customers. Our Web-based ordering system not only allows network service providers to place orders on-line, but assists them in marketing the service to new and existing end users, as well as pre-qualifying prospective end users for the maximum level of service that will be available to them. Our systems also interface with our customers' management, provisioning, accounting and billing systems. Our network statistics allow the network service provider to track historical usage and suggest service upgrades based upon customer need.

   Connections to the Traditional Telephone Companies. We have implemented electronic connections with Pacific Bell and Ameritech, are in implementation testing with Bell Atlantic, and are in development stage with three additional ILEC suppliers. The connections will provide us with a single electronic ordering interface and will facilitate provisioning large volumes of orders.

Deployment and Operations

   To provide and monitor data transport services to end users, network service providers have traditionally been required to coordinate multiple service and equipment suppliers. We act as a single-source provider of a network service provider's local data networking and transport needs, eliminating both complexity and inconvenience for our customers.

   Interconnecting With New Network Service Providers. When a network service provider decides to use our services in a metropolitan market, we arrange for the leasing, testing and monitoring of a fiber connection between our metropolitan node in the area and the network service provider's local point of presence. Our customers pay a monthly fee for the connection and for our data traffic aggregation and monitoring services.

   Provisioning with the Traditional Telephone Company. We order from the traditional telephone companies and test copper wire loops that link central offices and end users. In most cases, if the line is not testing to our specifications at the time of provisioning or later, our network control center is able to help the traditional telephone company pinpoint the source of the problem.

   End User Installation. We contract with third parties for the installation of lines to end users, including any necessary wiring inside end users' premises. Our contractors also deliver, install and test the customer premise equipment and test the connection over our network. Our network service provider customer generally pays an installation charge to us and sells the modem and/or other customer premise equipment to the end user.

   Network Monitoring. We monitor all of our metropolitan networks from our network control center on a continuous basis, enabling us to identify and resolve network problems before they affect our customers or their end users. The network control center maintains visibility into each element of our networks, allowing us to provide reliable service and efficient customer installation, as well as rapid responses to customer inquiries.

Key Strategic and Commercial Relationships

   We have entered into strategic and commercial relationships that we believe are valuable because they provide additional technical, marketing and distribution expertise and, in some cases, involve capital investment and guaranteed or targeted numbers of new end-user lines. We anticipate entering into additional strategic and commercial relationships with others.

   Our strategic and commercial relationships, and the corresponding investments in our capital stock by the companies with which we have such relationships, include:

                                   Investment in
                                    NorthPoint
                                    (millions)             Description
                                   -------------           -----------
 Microsoft Corporation............     $30.0     Software and services company

 Tandy Corporation................      20.0     Parent company of the
                                                 RadioShack electronics,
                                                 computing and communications
                                                 stores

 Verio Inc. ......................      10.0     Business Internet solutions
                                                 provider, targeting small- and
                                                 medium-sized businesses

 ICG Communications, Inc. ........      10.0     Competitive integrated
                                                 communications provider

 Excite@Home......................       8.0     Broadband data service
                                                 provider with a division,
                                                 @Work, focused on small- and
                                                 medium-sized businesses

 Cable & Wireless USA, Inc. ......       5.0     Affiliate of multinational
                                                 telecommunications company
                                                 with extensive international
                                                 data and Internet business

 Concentric Network Corporation...       5.0     Internet service provider,
                                                 targeting small- and medium-
                                                 sized businesses

 Frontier Corporation.............       4.9     Integrated communications
                                                 provider offering services in
                                                 major markets across the U.S.
                                                 through its subsidiaries
  (a wholly owned subsidiary of
  Global Crossing Holdings
  Limited)

 Network Plus Corporation.........       2.5     Integrated communications
                                                 provider targeting small- and
                                                 medium-sized businesses in the
                                                 Northeast and Southwest

 Intel Corporation................       2.0     Designs, develops,
                                                 manufactures and markets
                                                 computer components and
                                                 related products at various
                                                 levels of integration

 Netopia, Inc.....................       1.0     Develops, markets and supports
                                                 products and services to
                                                 enable businesses to use the
                                                 Internet

 Enron Communications, Inc........       --      Network applications provider
                                                 delivering broadband content
                                                 and applications to businesses
                                                 in the U.S.

 Yahoo!...........................       --      Global Internet media company
                                                 offering a branded network of
                                                 information, communication and
                                                 shopping services

                                      Investment in
                                       NorthPoint
                                       (millions)           Description
                                      -------------         -----------
 SBC/Pacific Bell Internet Services..      --       Provides landline and
                                                    wireless telecommunications
                                                    services and equipment,
                                                    directory advertising,
                                                    publishing services and
                                                    Internet access services

 Equinix.............................      --       Owns and operates Internet
                                                    Business Exchange centers,
                                                    which provide tariff free
                                                    interconnection points for
                                                    Carriers, Internet Service
                                                    Providers, Content
                                                    Providers, and Component
                                                    Services Providers

 iBeam...............................      --       Provides multimedia
                                                    streaming content over the
                                                    Internet delivered via
                                                    satellite

 High Speed Access Corporation.......      --       Provides high-speed
                                                    Internet access via cable
                                                    modems to residential and
                                                    commercial customers.

   Microsoft. Microsoft purchased $30 million of our common stock in our IPO. In April 1999, NorthPoint entered into a strategic relationship with Microsoft. Under the two-year commercial agreement with Microsoft, NorthPoint and Microsoft will jointly market and promote NorthPoint's DSL services, and Microsoft intends to use its existing channels, websites and direct sales force to augment NorthPoint's marketing efforts. Together, NorthPoint and Microsoft will also develop the specifications for an open standard to allow broadband content and application providers to optimize the use of high-speed networks to deliver their products and services. Microsoft will also provide software consulting services to NorthPoint. In addition, Microsoft received a warrant to purchase an additional $30 million of Class B common stock at a price equal to 50% above the initial public offering price.

   In September 1999, Microsoft launched the Windows Media Broadband Jumpstart initiative. The Microsoft program, which leverages the success of Windows Media Technologies, intends to stimulate broadband technology adoption by providing a comprehensive solution that tackles the major industry barriers. Microsoft will work with several industry partners including NorthPoint to provide consumers with high-quality broadband services, compelling new broadband content and improved performance. Through the development of the existing NorthPoint and Microsoft relationship, the partnership will help to address the infrastructure required to deliver broadband content. In addition, Microsoft and NorthPoint have collaborated on DSL services offered within Microsoft's bCentral business portal. bCentral users searching for high-quality DSL services can instantly determine DSL availability at their business address using the NorthPoint pre-qualification tools and place an order directly with NorthPoint from the bCentral site.

   In December 1999, NorthPoint and Microsoft expanded their strategic relationship through a four year agreement under which NorthPoint will serve as the preferred DSL service provider for Microsoft's MSN Internet Access offering in Tandy's RadioShack stores located within NorthPoint's network footprint. MSN, powered by NorthPoint DSL, will also be available through other Microsoft sales channels. In addition, the agreement provides that NorthPoint and Microsoft will develop enhanced services and content designed for DSL-enabled consumers and to make these services available from the MSN portal.

   Tandy. Tandy purchased $20 million of our common stock in our IPO. In April 1999, NorthPoint entered into a strategic alliance with Tandy, parent company of the RadioShack stores. Under the terms of the five-year agreement, Tandy designated NorthPoint a preferred provider of DSL services for sale to its customers in markets NorthPoint serves. NorthPoint expects its network to cover approximately 2,000 Tandy-owned RadioShack stores nationwide by the end of 2000. In these stores, RadioShack will demonstrate NorthPoint's services and sell high-speed Internet access using the Company's network services. NorthPoint and Tandy have agreed to install DSL connections and certain hardware in RadioShack stores that will be selling NorthPoint's services.

   Verio. In March 1999, NorthPoint entered into a strategic relationship with Verio. Verio has designated NorthPoint as its preferred provider in 21 of its existing 33 markets. Verio also committed to purchase a specified number of DSL lines over the two-year term of the agreement. As part of this agreement, Verio markets NorthPoint DSL services through a broadcast media campaign including television and radio advertisements in which the NorthPoint DSL service is "co-branded" with Verio's Internet services. In connection with these agreements, Verio provided NorthPoint with $5.6 million pursuant to a subordinated convertible promissory note and invested $4.4 million in NorthPoint's Series D-1 preferred stock. Verio's $10 million investment converted into Class B common stock at the time of our IPO.

   ICG. In March 1999, NorthPoint entered into several strategic agreements with subsidiaries of ICG. Pursuant to these agreements, ICG designated NorthPoint as its preferred provider of DSL services, sold NorthPoint all of its DSL network equipment, agreed to share certain of its central office space with NorthPoint, committed to purchase a specified number of DSL lines and agreed to provide NorthPoint with local transport services. In conjunction with these agreements, ICG invested $10 million in the Company's Series D-1 preferred stock, which converted into Class B common stock at the time of our IPO.

   Excite@Home. In June 1998, NorthPoint entered into a strategic agreement with @Work (a division of Excite@Home) in which @Work agreed to sell NorthPoint's services to its small- and medium-sized business customers. In March 1999, NorthPoint entered into an amended agreement with @Work in which @Work established targeted volume commitment levels and agreed to jointly develop and implement marketing programs to expand the demand for @Work DSL lines supplied by NorthPoint. In addition, Excite@Home and NorthPoint will jointly pursue additional online activities that will provide services to small- and medium-sized businesses and promote awareness of NorthPoint's services. In July 1998, Excite@Home purchased $2 million of NorthPoint's Series C preferred stock and in March 1999, it invested $6 million in Series D-1 preferred stock. The Series C preferred stock converted to common stock and the Series D-1 converted into Class B common stock at the time of our IPO.

   Cable & Wireless. In March 1999, NorthPoint signed a two-year agreement with Cable & Wireless in which NorthPoint was designated as Cable & Wireless' preferred DSL provider in the U.S. NorthPoint will work with Cable & Wireless to develop new products for the domestic and international markets, as well as to jointly market DSL and other products. In conjunction with the agreement, Cable & Wireless invested $5 million in NorthPoint's Series D-1 preferred stock, which converted into Class B common stock at the time of our IPO.

   Concentric. In April 1999, Concentric committed to purchase a specified number of DSL lines over the two-year term of the strategic agreement with NorthPoint. Concentric also agreed to use NorthPoint's services in 20 metropolitan areas, in addition to the seven metropolitan areas in which they currently offer services. In addition, Concentric and NorthPoint will undertake development and co-marketing of new products. In conjunction with the agreement, Concentric invested $5 million in NorthPoint's Series D-1 preferred stock, which converted into Class B common stock at the time of our IPO.

   Frontier. In April 1999, a subsidiary of Frontier signed a strategic development and services agreement with NorthPoint. In the two-year agreement, Frontier designated NorthPoint as a preferred provider of DSL services. In addition, NorthPoint and Frontier will jointly undertake development of new products and systems interfaces. NorthPoint may also purchase transport, hosting, peering and collocation services from Frontier. In conjunction with the agreement, another affiliate of Frontier invested $4.9 million in NorthPoint's Series D-1 preferred stock, which converted into Class B common stock at the time of our IPO. Frontier was recently acquired by Global Crossing Holdings Limited.

   Network Plus. In March 1999, NorthPoint entered into a two-year agreement with Network Plus in which NorthPoint was designated as Network Plus' preferred provider of DSL lines. Network Plus also committed to purchase a specific number of DSL Lines. NorthPoint will also work with Network Plus to develop new products. In conjunction with the agreement, Network Plus invested $2.5 million in NorthPoint's Series D-1 preferred stock, which converted into Class B common stock at the time of our IPO.

   Intel. NorthPoint has entered into a strategic relationship with Intel, a company that designs, develops, manufactures and markets computer components and related products at various levels of integration. Intel is also one of the supporters of the g.lite specification for a consumer version of DSL. NorthPoint is working with

Intel to enhance service offerings. In August 1998, Intel purchased $2 million of NorthPoint's Series C preferred stock and acquired warrants to purchase 212,568 shares of NorthPoint's common stock at the same price per share. The Series C converted to common stock at the time of our IPO.

   Netopia. In April 1999, Netopia designated NorthPoint as the preferred provider for its Small Business DSL Education Center and DSL Affiliate Program on the GeoCities Internet Portal website. This partnership allows NorthPoint to receive customer referrals as a result of Netopia's and GeoCities' promotional activities. The approximately 3.5 million GeoCities website owners (called Homesteaders) will have the opportunity to participate in the Netopia DSL Affiliate Program and the approximately 19.5 million GeoCities visitors per month will have the opportunity to visit the DSL Education Center. In conjunction with the agreement, Netopia invested $1 million in NorthPoint's Series D-1 preferred stock, which converted into Class B common stock at the time of our IPO.

   Enron Communications. In April 1999, Enron Communications entered into a strategic product distribution agreement with NorthPoint. Under this agreement, NorthPoint's networks will deliver Enron's advanced, broadband applications to end users on the Company's networks. NorthPoint will receive a portion of the revenue generated by such applications. NorthPoint and Enron have agreed to cooperate in distributing future products and applications that meet the needs of their customers and end users and will jointly promote such services to the Company's NSPs. Enron Communications is the communications subsidiary of Enron Corp., one of the world's leading integrated natural gas and electricity companies.

   Yahoo!. In November 1999, NorthPoint entered a strategic relationship with Yahoo! to offer high-quality broadband streaming media solutions. The relationship includes the creation of a co-branded broadband portal (http://northpoint.my.yahoo.com) to serve as an entry point to broadband enabled content and applications provided over the NorthPoint DSL network. NorthPoint and Yahoo! will market the co-branded start page with NorthPoint DSL service. The agreement will provide Yahoo! users with a path to NorthPoint DSL to access the bandwidth necessary for advanced Internet applications and specialized content and services designed for broadband enabled businesses and consumers. The content will include streaming audio, video, and other multimedia applications that require a high bandwidth connection.

   SBC/Pacific Bell Internet Services. In October 1999, NorthPoint entered into an agreement with Pacific Bell Internet Services, a division of SBC Communications. Under the terms of the agreement, NorthPoint will provide IDSL services to Pacific Bell Internet Services in the company's California territory. The relationship will enhance the DSL coverage capability of Pacific Bell Internet Services as part of SBC Communications' Project Pronto broadband initiative. The relationship with NorthPoint extends the reach of Pacific Bell Internet Services DSL offerings beyond 17,500 feet from the Pacific Bell central offices.

   Equinix. In October 1999, NorthPoint entered into a strategic relationship with Equinix, a provider of collocation space for Internet Service Providers, Content Service Providers, and Component Service Providers. The relationship enables NorthPoint to access an aggregated population of service providers collocated within the Equinix Internet Business Exchanges. In exchange for this access, NorthPoint will collocate in selected Equinix facilities. In order to facilitate interconnection operations, NorthPoint will encourage existing and future NorthPoint partners to collocate within the Equinix facilities. The collocated NorthPoint partners will also have convenient access to exclusive Equinix value added services. NorthPoint will be Equinix's preferred DSL provider for both Equinix's own uses and for any DSL referrals. In addition, NorthPoint invested $5 million in Equinix.

   iBeam. In October 1999, NorthPoint entered a strategic relationship with iBeam Broadcasting to provide high-quality streaming content over NorthPoint's network. Content will be transmitted from iBeam's satellites into the NorthPoint network. We believe this content distribution relationship will permit the reliable transmission of content to broadband users by bypassing the congestion of the Internet.

   High Speed Access Corp. In October 1999, NorthPoint entered a strategic partnership to extend the reach and offerings of High Speed Access. High Speed Access is a leading provider of high-speed Internet access via cable modems to residential and commercial customers. The agreement allows High Speed Access to expand the broadband options available to its small and medium-sized business customers by providing increased broadband applications, e-commerce activities, and high-speed Internet connectivity to customers not passed by the cable network. High Speed Access has the ability to extend the enhanced capabilities provided through the NorthPoint relationship to additional cable operators through its long-term exclusive relationships.

Alternative Data Transport Technologies

   We believe that our DSL-enabled networks offer price and performance characteristics that are attractive to network service providers for many of their end users when compared with other options:

  . Dial-up Analog Modems. Analog modems use the traditional telephone system, and are the most commonly used data transport technology today. Because the electronic components of the traditional telephone system limit data transmission speeds, however, these traditional modems rarely exceed data throughput of 56 kilobits per second. In addition, modems generally require that the user or system dial a phone number to connect with a data service, which creates delays in making connections and may present security concerns.

  . Integrated Services Digital Network (ISDN). Integrated services digital network is a technology that works with the traditional telephone system to send voice and data over existing copper wires at speeds up to 144 kilobits per second. Integrated services digital network is equal in speed or slower than all of our services. Integrated services digital network is typically priced with usage charges, making an always-on connection with an integrated services digital network modem prohibitively expensive.

  . T1 Service. T1 service provides data transmission speed of 1.544 megabits per second. T1 pricing has traditionally been sensitive to the distance between an end user and its service provider, creating marketing difficulties and pricing anomalies.

  . Cable Modems. Cable modem networks have penetrated certain residential markets, but only about one-third of all homes in the United States and Canada passed by existing cable infrastructure have cable modem capacity. In addition, we believe that many of our target business end users are not passed by existing cable infrastructure. Moreover, although cable modems offer high speed services, they operate over a shared cable infrastructure and therefore cannot offer guaranteed bandwidth or the network security features that we believe a majority of our targeted end users demand. In addition, cable modems do not offer symmetric bandwidth, which we believe is important for business applications.

  . Wireless. Few of our target end users are served today by fixed wireless infrastructure. We believe further rollout will be slowed by the need for fixed wireless service providers to obtain roof rights and overcome technological limitations and interference from terrain, obstructions and weather.

  . Fiber. Fiber optic lines provide high speed data transport, but today reach only a fraction of our target end users. Local fiber optic builds have generally targeted large corporations based in downtown office buildings. Moreover, even where fiber passes a building, our DSL-enabled network may be more cost effective for small- to medium-sized businesses.

   For more information about the highly competitive market in which we operate, see "Risk Factors--The Market in Which We Operate is Highly Competitive, and We May Not Be Able to Compete Effectively, Especially Against Established Industry Competitors with Significantly Greater Financial Resources."

Government Regulation

   Overview. Our telecommunications services are subject to varying degrees of federal, state and local regulation. The FCC and state utility commissions regulate telecommunications common carriers. A telecommunications common carrier is a company that offers telecommunications services to the public or to all prospective users on standardized rates and terms. Our data transport services are common carrier services.

   The FCC exercises jurisdiction over telecommunications common carriers, and their facilities and services, to the extent they are providing interstate or international communications. The various state regulatory commissions retain jurisdiction over telecommunications carriers, and their facilities and services, to the extent they are used to provide communications that originate and terminate within the same state. The degree of regulation varies from state to state.

   In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state utility commissions have adopted many new rules to implement these new laws and encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Certain of these and other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings nor their impact upon the telecommunications industry or us can be predicted at this time.

   Federal Regulation. Although we currently are not subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our network facilities, we nevertheless must comply with the requirements of common carriage under the Communications Act of 1934 (the "Communications Act"), as amended, to the extent we provide interstate services. Pursuant to the Communications Act, we are subject to the general requirement that our charges and regulations for communications services must be "just and reasonable" and that we may not make any "unjust or unreasonable discrimination" in our charges or regulations. Certain other specific regulations applicable to us are discussed below. The FCC also has jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations.

   Comprehensive amendments to the Communications Act were made by the Telecommunications Act, which was signed into law on February 8, 1996. The Telecommunications Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the Telecommunications Act is to promote competition in all areas of telecommunications. While it may take years for the industry to feel the full impact of the Telecommunications Act, it is already clear that the legislation provides us with both new opportunities and new challenges.

   The Telecommunications Act greatly expands the interconnection requirements on the incumbent local exchange carriers, or ILECs. The Telecommunications Act requires the ILECs to:

  . provide physical collocation, which allows companies such as us and other interconnectors to install and maintain their own network termination equipment in ILEC central offices, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible;

  . unbundle components of their local service networks so that other providers of local service can compete for a wide range of local services customers;

  . establish "wholesale" rates for their services to promote resale by competitive local exchange carriers, or CLECs, and other competitors;

  . establish number portability, which will allow a customer to retain its existing phone number if it switches from the ILEC to a competitive local service provider;

  . establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services; and

  . provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way.

   The FCC is charged with establishing national guidelines to implement certain portions of the Telecommunications Act. The FCC issued its Interconnection Order on August 8, 1996. On July 18, 1997, however, the United States Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing rules, as well as certain other portions of the FCC's interconnection rules, on the grounds that the FCC had improperly intruded into matters reserved for state jurisdiction. On January 25, 1999, the Supreme Court largely reversed the Eighth Circuit's order, holding that the FCC has general jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court stated that the FCC has authority to set pricing guidelines for unbundled network elements, to prevent ILECs from disaggregating existing combinations of network elements, and to establish "pick and choose" rules regarding interconnection agreements (which would permit a carrier seeking interconnection to "pick and choose" among the terms of service from other interconnection agreements between the ILECs and other CLECs). This action reestablishes the validity of many of the FCC rules vacated by the Eighth Circuit. Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. In its decision, however, the Supreme Court also vacated the FCC's rule that identifies the unbundled network elements that ILECs must provide to CLECs. The Supreme Court found that the FCC had not adequately considered certain statutory criteria for requiring ILECs to make those network elements available to CLECs and must reexamine the matter. The FCC completed that reexamination in the fall of 1999 and largely reaffirmed its prior decision regarding access to unbundled network elements, including the unbundled copper loops and transport facilities utilized by data carriers like NorthPoint. The FCC's decision is subject to review by the Courts and further consideration by the FCC in subsequent proceedings. We cannot predict the ultimate disposition of those matters. The possible impact of this decision, including the portion dealing with unbundled network elements, on existing interconnection agreements between traditional telephone companies and CLECs or on agreements that may be negotiated in the future also cannot be determined at this time.

   As a result of the pro-competitive provisions of the Telecommunications Act, we have been able to obtain authorizations to operate as a CLEC in California, Colorado, Connecticut, District of Columbia, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oregon, Pennsylvania, Rhode Island, South Carolina, Texas, Utah, Virginia, Washington, and Wisconsin. We have signed interconnection agreements in all these states except Michigan, New Hampshire, Rhode Island, South Carolina, Connecticut, and Louisiana, where we are procuring unbundled network elements out of tariff.

   The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic common carrier service providers, only GTE, the regional Bell operating companies and other traditional telephone companies are classified as dominant carriers and all other providers of domestic common carrier services, including us, are classified as non-dominant carriers. As a non-dominant carrier, we are subject to less FCC regulation than dominant carriers.

   The Telecommunications Act also directs the FCC, in cooperation with state regulators, to establish a universal service fund that will provide subsidies to carriers that provide service to under-served individuals and in high cost areas. A portion of carriers' contributions to the universal service fund also will be used to provide telecommunications-related facilities for schools, libraries and certain rural health care providers. The FCC released its initial order in June 1997. This order will require us to contribute to the universal service fund, but may also allow us to receive payments from the fund if we are deemed eligible. We also may provide service to under-served customers in lieu of making universal service fund payments. The FCC's implementation of universal service requirements remains subject to judicial and additional FCC review. Additional changes to the universal service regime, which would increase our costs, could have adverse consequences for us.

   Various regional Bell operating companies have filed petitions with the FCC requesting regulatory relief in connection with the provision of data services, including DSL services. In response to these petitions, the FCC initiated a comprehensive proceeding to review Advanced Services, including DSL issues. That proceeding has resulted in a number of rulemakings and orders that enhance the ability of competitive DSL companies to, among other things, access DSL-capable unbundled copper loops, access and utilize various forms of central office collocation space, provide a variety of DSL services to end-users by setting open rules for spectrum compatibility and access "shared-lines" by requiring traditional telephone companies to provide competitive DSL companies access to the high-frequency portion of existing voice service lines for the provision of high speed DSL services.

   By allowing DSL competitive companies to provide some DSL services on shared-lines, the FCC's line sharing decision is intended to increase the addressable subscriber market and to reduce costs by sharing loop efficiencies. The decision is subject to review by the Courts and the FCC and further subject to implementation on a state-by-state basis. The benefits of the decision may be diluted or delayed if the implementation processes are protracted or frustrated through legal challenges, arbitrations, or other actions in any given state.

   State Regulation. To the extent that we provide telecommunications services which originate and terminate within the same state, we are subject to the jurisdiction of that state's public service commission. As noted above, we have obtained authorizations to operate as a CLEC in 53 of our 60 target markets. We are not subject to price cap or rate of return regulation in any state in which we are currently certificated to provide local exchange service.

   The Telecommunications Act preempts state statutes and regulations that prohibit or have the effect of prohibiting the provision of competitive local services. As a result of this sweeping legislation, we will be free to provide the full range of intrastate local and long distance services in all states in which we currently operate, and in any states into which we may wish to expand. While this action greatly increases our addressable customer base, it also increases the amount of competition to which we may be subject.

   Although the Telecommunications Act's prohibition of state barriers to competitive entry took effect on February 8, 1996, various legal and policy matters still must be resolved before the Telecommunications Act's policies promoting local competition are fully implemented.

   To the extent we provide intrastate services, we may be required to file tariffs with the state public service commission setting forth the terms, conditions and prices for services classified as intrastate. Like the FCC, most states also consider complaints relating to a carrier's intrastate services or rates.

   As we expand our operations into other states, we may become subject to the jurisdiction of their respective public service commissions for certain services offered by us.

   Local Government Authorizations. We may be required to obtain from municipal authorities street opening and construction permits to install our facilities in certain cities. In some of the areas where we provide service, we are subject to municipal franchise requirements requiring us to pay license or franchise fees either on a percentage of gross revenue, flat fee or other basis. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which we operate or plan to operate or whether it will be implemented without a legal challenge.

Customers

   We market our network and data transport services to Internet service providers, broadband data service providers and long-distance and local telephone companies. During the year ended December 31, 1999, our two largest customers, Flashcom, Inc. and Concentric Network Corporation, accounted for 32% of our revenues. For more information, see "Risk Factors--A Limited Number of Customers Account for a High Percentage of Our Revenues and the loss of a Significant Customer Could Harm Our Business."

Employees

   As of December 31, 1999, NorthPoint had 1,090 employees (including 142 temporary personnel and consultants), employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. None of NorthPoint's employees are represented by a labor union, and we consider relations with our employees to be good. See "Risk Factors--Our Success Depends on Our Retention of Executive Officers and Other Key Personnel and Our Ability to Hire Additional Key Personnel."

Facilities

   We are headquartered in facilities consisting of approximately 111,000 square feet in San Francisco which we occupy under a five-year lease. In addition, we occupy three facilities in Emeryville, California, consisting of a 37,500 square foot facility under a seven-year lease, an 81,600 square foot facility under a seven-year lease, and a 10,000 square foot facility under a ten-year lease. We have short-term leases for 34 of our regional offices. We consider this space adequate for our current operations. We also lease space in a number of traditional telephone company central offices and private facilities in which we locate our equipment.

Legal Proceedings

   We are not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of our business which, in the opinion of management, are not individually or in the aggregate material to our business.

   We are, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the Telecommunications Act, the interpretation of CLEC interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could have a material adverse effect on our business, prospects, financial condition and results of operations.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors, and their ages as of March 31, 2000, are as follows:

             Name           Age                    Positions
             ----           ---                    ---------
   Michael W. Malaga.......  35 Chairman of the Board of Directors

   Elizabeth A. Fetter.....  41 Chief Executive Officer, President and Director

   Herman W. Bluestein.....  53 Executive Vice President and Chief Development
                                 Officer

   Michael P. Glinsky......  55 Executive Vice President and Chief Financial
                                 Officer

   Michael G. Parks........  47 Chief Information Officer

   Steven J. Gorosh........  42 Executive Vice President, General Counsel and
                                 Secretary

   Nancy J. Hemmenway......  46 Executive Vice President, Human Resources and
                                 Administration

   Robert K. Dahl..........  59 Director

   Michael J. Fitzpatrick..  51 Director

   Reed E. Hundt...........  52 Director

   Andrew S. Rachleff......  41 Director

   Dino J. Vendetti........  38 Director

   J. Peter Wagner.........  34 Director

   Frank D. Yeary..........  36 Director

   Michael W. Malaga is a founder and has been Chairman of NorthPoint since June 1997. Mr. Malaga was also the Chief Executive Officer of NorthPoint from June 1997 to March 2000 and the President of NorthPoint from June 1997 to March 1999. From June 1995 to June 1997, Mr. Malaga was employed at
MFS Communications Company, Inc., most recently as the Director of Strategic Development, where he led the strategic and development efforts for xDSL and small-business Internet access. While at MFS, Mr. Malaga played a principal role in integrating its purchase of UUNET Technologies, Inc., a national ISP. Prior to joining MFS, Mr. Malaga worked at GenRad, Inc.'s Structural Test Products Division from 1988 to June 1995.

   Elizabeth A. Fetter has been the Chief Executive Officer of NorthPoint since March 2000, a member of the board of directors since January 2000 and the President of NorthPoint since March 1999. Ms. Fetter was also the Chief Operating Officer of NorthPoint from March 1999 to March 2000. From January 1998 until joining NorthPoint, Ms. Fetter was Vice President and General Manager of the Consumer Services Group at U S WEST where she was responsible for a $4.7 billion dollar business serving over 11 million customers with integrated wireline, wireless and data services. In 1997, Ms. Fetter served as Vice President and General Manager of Operator and Directory Services for SBC Communications Inc. From March 1991 to May 1997, Ms. Fetter held various executive positions in strategy, finance, sales, marketing and general management at Pacific Bell, most recently as President of the Industry Markets Group, where she was responsible for the Company's wholesale, interconnection and resale businesses. Ms. Fetter worked in international management consulting and at Chevron Corporation prior to March 1991.

   Herman W. Bluestein has been the Executive Vice President of NorthPoint since April 2000 and the Chief Development Officer of NorthPoint since September 1998. From October 1997 until joining NorthPoint, Mr. Bluestein was Chief Executive Officer of Pacific Communications Services. From 1995 through 1997, Mr. Bluestein was Vice President of Wireless Strategy and Development for MCI Communications Corp. (now known as MCI WorldCom, Inc.) where he developed and executed MCI's wireless strategy, negotiated service agreements with cellular and PCS providers and managed strategic relationships with service providers. From 1994 to 1995, Mr. Bluestein was Vice President, Business Development and Alliance General Manager for

MCI's alliance with British Telecommunications, plc. From 1989 to 1994, Mr. Bluestein was Vice President of Strategic Business Development and Geographic Expansion for Centex Telemanagement, Inc., a San Francisco-based telecommunications company that was acquired by MFS in 1994.

   Michael P. Glinsky has been the Chief Financial Officer of NorthPoint since April 2000. From June 1998 to April 2000, Mr. Glinsky was on sabbatical. From April 1996 until June 1998, Mr. Glinsky was Executive Vice President and Chief Financial Officer of U S WEST INC. From 1967 to April 1996, Mr. Glinsky held various positions with Coopers & Lybrand, most recently as a Managing Partner.

   Michael G. Parks has been the Chief Information Officer of NorthPoint since September 1999. From October 1998 to August 1999, Mr. Parks served as Executive Vice President of Wells Fargo Bank where he headed the bank-wide integration efforts for the merger of Norwest and Wells Fargo. From September 1997 to September 1998, Mr. Parks served as Executive Vice President of Wells Fargo's Retail Credit Services unit where he was responsible for providing systems and operations support for Wells Fargo's Consumer Banking Group. From June 1994 to September 1997, Mr. Parks was a Senior Vice President with SABRE Decision Technologies, a unit of AMR Corporation. Mr. Parks previously served in a number of senior management positions with American Airlines, most recently as Vice President of Information Systems.

   Steven J. Gorosh is a founder and has been the Executive Vice President of NorthPoint since March 2000 and the General Counsel and Secretary of NorthPoint since June 1997. Mr. Gorosh was also the Vice President of NorthPoint from June 1997 to March 2000. From June 1994 to June 1997, Mr. Gorosh was the Senior Counsel for MFS Intelenet, where he helped set regulatory strategy and obtain necessary local service regulatory authority for the nation's largest alternative local service provider. From June 1991 to June 1994, Mr. Gorosh served as the Senior Counsel at Centex prior to its acquisition by MFS. From April 1988 until joining Centex, Mr. Gorosh was an attorney in the FCC Common Carrier and General Counsel Bureaus.

   Nancy J. Hemmenway has been the Executive Vice President of Human Resources and Administration since March 2000. Ms. Hemmenway was also the Vice President of Human Resources and Administration of NorthPoint from June 1999 to March 2000. From April 1995 to June 1999, Ms. Hemmenway was the Vice President of Human Resources of PrimeCo Personal Communications, a partnership between AirTouch Communications and Bell Atlantic. Prior to joining PrimeCo, from March 1991 to March 1995, Ms. Hemmenway was Director of Human Resources Planning for Bell Atlantic. Previous to that, she held management positions with Bell Atlantic in external affairs, regulatory, marketing and engineering from October 1983 to February 1991.

   Robert K. Dahl has served as a member of the board of directors since March 1998. Mr. Dahl has been a General Partner at Riviera Ventures, an Alameda-based private investment and management firm, since February 1998, where he specializes in investing in companies in the communications sector. From December 1993 to July 1997, Mr. Dahl served as the Executive Vice President and Chief Financial Officer for Ascend Communications, Inc. and from July 1997 to January 1998, Mr. Dahl served as Ascend's Executive Vice President of Corporate Planning. Mr. Dahl also serves as a director of Ascend, Momentum Business Applications, Inc., the Bank of Alameda and several privately held companies.

   Michael J. Fitzpatrick has served as a member of the board of directors since May 1999. Mr. Fitzpatrick has been President and Chief Executive Officer and a director of E-Tek Dynamics, Inc. since October 1997 and Chairman of the Board of E-Tek since April 1999. From July 1994 to October 1997, Mr. Fitzpatrick served as President and Chief Executive Officer of Pacific Telesis Enterprises, a telecommunication service provider. While at Pacific Telesis, Mr. Fitzpatrick also served as Executive Vice President of Marketing and Sales from January 1994 to July 1994 and Executive Vice President of Statewide Markets with Pacific Bell, an affiliate of Pacific Telesis, from September 1993 to January 1994. From October 1991 to August 1993, Mr. Fitzpatrick was President and Chief Executive Officer of Network Systems Corporation, an internetworking company. Mr. Fitzpatrick also serves as a director of Adva AG Optical Networks.

   Reed E. Hundt has served as a member of the board of directors since May 1998. Mr. Hundt served as Chairman of the FCC from 1993 to 1997. He currently serves as senior advisor at McKinsey & Company, Inc., an international consulting firm. Prior to joining the FCC, Mr. Hundt was a partner at Latham & Watkins, an international law firm. Mr. Hundt also serves on the board of directors of Allegiance Telecom, Inc., Phone.com, Inc. and Novell, Inc.

   Andrew S. Rachleff has served as a member of the board of directors since August 1997. Since 1995, Mr. Rachleff has been a general partner at Benchmark Capital, a Menlo Park-based venture capital firm, where he specializes in investing in companies in the communications industry. Prior to co-founding Benchmark Capital, Mr. Rachleff spent ten years as a general partner with Merrill, Pickard, Anderson & Eyre, a Menlo Park-based venture capital firm. Mr. Rachleff serves on the board of directors of CacheFlow Inc. as well as several privately held companies.

   Dino J. Vendetti has served as a member of the board of directors since February 1999. Mr. Vendetti has managed investments in the telecommunications, cable and data networking industries for Vulcan Ventures, Inc. since May 1998. From August 1997 until joining Vulcan Ventures, Mr. Vendetti was Vice President and Research Analyst at Dain Rauscher covering the telecommunications industry. From July 1996 to April 1997, Mr. Vendetti was Vice President of Product Management at Metawave Communications Corporation. From October 1994 to July 1996, Mr. Vendetti served as Director of Business Development and Product Management for Qualcomm, Inc., where he was responsible for the global infrastructure product line. Mr. Vendetti serves on the board of directors of Allegiance Telecom, Inc. as well as several privately held companies.

   J. Peter Wagner has served as a member of the board of directors since August 1997. Mr. Wagner has been a General Partner at Accel Partners, a San Francisco-based private equity investing firm, since July 1996, where he specializes in investing in companies in the communications sector, including networking, telecommunications and wireless technology. From September 1992 to July 1996, Mr. Wagner was a Product Line Manager for Silicon Graphics, Inc. Mr. Wagner also serves on the boards of directors of several privately held companies.

   Frank D. Yeary has served as a member of the board of directors since February 1999. Mr. Yeary has been self-employed since March 2000. From July 1998 to March 2000, Mr. Yeary was a Managing Director of The Carlyle Group, where he was in charge of Carlyle's domestic and global telecommunications and media investments. From December 1994 to June 1998, Mr. Yeary was Managing Director, Global Head of Telecommunications & Media and was a member of the Investment Banking Management Committee at Salomon Smith Barney. Mr. Yeary serves on the boards of directors of several privately held companies.

Board of Directors

   Our certificate of incorporation divides our directors into three classes. Three Class I Directors hold office initially for a term expiring at the annual meeting of stockholders in 2000. Two Class II Directors hold office initially for a term expiring at the annual meeting of stockholders in 2001. Two Class III Directors hold office initially for a term expiring at the annual meeting of stockholders in 2002. The members of each class hold office until their successors are duly elected and qualified. At each annual meeting of NorthPoint stockholders, the successors to the class of directors whose term expires at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Committees of the Board of Directors

   In March 1999, the board of directors established an audit committee and a compensation committee. The audit committee consists of Messrs. Dahl, Rachleff and Yeary, all of whom are outside directors. The audit committee recommends engagement of NorthPoint's independent auditors, approves the services performed by such auditors and reviews and evaluates NorthPoint's accounting policies and its systems of internal accounting controls. The compensation committee consists of Messrs. Hundt, Wagner and Vendetti, all of whom are outside directors of NorthPoint. The compensation committee makes recommendations to the board of directors in connection with matters of compensation, including determining the compensation of NorthPoint's executive officers.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists between the board of directors or the compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Messrs. Hundt, Wagner and Vendetti are affiliated with Charles Ross Partners, Accel Partners and Vulcan Ventures, respectively, which are holders of our preferred stock. See "Certain Transactions".

Limitation on Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer of NorthPoint or serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at our request. We have also entered into agreements to indemnify directors and our executive officers.

Executive Compensation

   The following table shows the compensation received by our Chief Executive Officer and our top four other most highly compensated executive officers for the year ended December 31, 1999 (the "Named Executive Officers"), and the compensation received by each such individual for the years ended December 31, 1999 and 1998. We were formed in May 1997 and therefore did not compensate any of the Named Executive Officers for a full fiscal year in 1997. The column marked "All Other Compensation" consists of relocation expenses for which we reimbursed Ms. Fetter and Mr. Bluestein.

                                                       Long-Term
                           Annual Compensation       Compensation
                          ---------------------- ---------------------
                                                 Securities Underlying  All Other
                          Year  Salary   Bonus          Options        Compensation
                          ---- -------- -------- --------------------- ------------
Michael W. Malaga(1)....  1999 $210,000 $168,000             --               --
 Chairman of the Board    1998 $140,000 $ 14,215             --               --
  of Directors

Elizabeth A. Fetter(2)..  1999 $198,878 $250,000       2,025,000         $ 57,066
 CEO and President

Herman W. Bluestein.....  1999 $205,833 $ 82,333             --               --
 Executive Vice           1998 $ 60,769 $ 20,000         787,500         $105,491
  President and
  Chief Development
  Officer

Henry P. Huff(3)........  1999 $195,000 $ 77,999             --               --
 Chief Financial Officer  1998 $101,077      --          731,250              --

Ann W. Zeichner.........  1999 $148,401 $170,191             --               --
 Vice President, Sales    1998 $121,846      --              --               --

--------
(1) Mr. Malaga served as the Chief Executive Officer of NorthPoint from June 1997 to March 2000. Mr. Malaga resigned as Chief Executive Officer in March 2000.

(2) Ms. Fetter joined the company in March 1999 as President and Chief Operating Officer and was elected Chief Executive Officer in March 2000. Ms. Fetter resigned as Chief Operating Officer in March 2000.

(3) Mr. Huff resigned as Chief Financial Officer in April 2000.

   The following tables set forth information for the Named Executive Officers with respect to grants of options to purchase common stock made in the year ended December 31, 1999 and the value of all options held by such executive officers on December 31, 1999. In the column marked "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term," potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain assumed rates of appreciation only, based on the SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option-holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

               Option Grants During Year Ended December 31, 1999

                                                    Individual Grants
                          -------------------------------------------------------------------------
                                                                             Potential Realizable
                                                                           Value at Assumed Annual
                          Number of       % of Total                         Rates of Stock Price
                          Securities       Options     Exercise            Appreciation for Option
                          Underlying      Granted to   or Base                     Term(2)
                           Options        Employees     Price   Expiration ------------------------
Name                       Granted      during Year(1)  ($/Sh)     Date      5% ($)      10% ($)
----                      ----------    -------------- -------- ---------- ----------- ------------
Michael W. Malaga(3)....        --            --          --        --             --           --
Elizabeth A. Fetter(4)..  2,025,000(5)       21.9%      $6.66    3/22/09   $65,711,250 $112,367,250
Henry P. Huff(6)........        --            --          --        --             --           --
Herman W. Bluestein.....        --            --          --        --             --           --
Ann W. Zeichner.........        --            --          --        --             --           --

--------
(1) Based on an aggregate total of 9,242,386 options granted to employees in 1999, under our 1997 and 1999 Stock Plans.

(2) Potential realizable values are reported net of the option exercise price, but before taxes associated with the exercise, if any. These amounts represent certain assumed rates of appreciation only, in accordance with regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall market conditions, as well as executives continued employment through the vesting period. There is no assurance that the amounts reflected would be realized.

(3) Mr. Malaga served as the Chief Executive Officer of NorthPoint from June 1997 to March 2000. Mr. Malaga resigned as Chief Executive Officer in March 2000.

(4) Ms. Fetter joined the company in March 1999 as President and Chief Operating Officer and was elected Chief Executive Officer in March 2000. Ms. Fetter resigned as Chief Operating Officer in March 2000.

(5) On March 22, 1999, we granted to Elizabeth A. Fetter an option to purchase 2,025,000 shares of common stock at an exercise price of $6.66 per share, the fair market value of one share of common stock on the date of grant, as determined by our board of directors. The option vests as follows: (1) 281,250 shares subject to the option are exercisable immediately, (2) 1/4 of the remaining unvested shares subject to the option vest on March 15, 2000, and (3) 1/36 of the remaining unvested shares (the total number of shares subject to the option less the number of shares that vested pursuant to clauses (1) and (2) above) vest on each monthly anniversary of the vesting commencement date after March 15, 2000, based upon Ms. Fetter's continued employment by the company.

(6) Mr. Huff resigned as Chief Financial Officer in April 2000.

   The following table provides information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 1999, and unexercised options held as of December 31, 1999, by the Named Executive Officers. The fair value of the unexercised in-the-money options was $24.00 per share at December 31, 1999, which was the closing price per share of our stock on the Nasdaq National Market on that date. The option exercise prices were set by our board of directors and generally reflect its best estimate of the fair value of our stock on the date of each grant based on recent sales of our equity securities, developments in our business and developments in the financial markets.

                 Aggregated Option Exercises in the Year Ended
                  December 31, 1999 and Year-End Option Values

                                                         Number of
                                                   Securities Underlying     Value of Unexercised
                            Shares                  Unexercised Options     In-the-Money Options at
                          Acquired on   Value      at December 31, 1999      December 31, 1999(1)
Name                       Exercise    Realized  Exercisable/Unexercisable Exercisable/Unexercisable
----                      ----------- ---------- ------------------------- -------------------------
Michael W. Malaga(2)....        --           --             --                        --

Elizabeth A. Fetter(3)..    166,250   $5,149,230    180,000/ 1,743,750       $4,320,000/$41,850,000

Herman W. Bluestein.....    240,000   $5,671,656     41,977/  535,521        $1,007,448/$12,852,504

Henry P. Huff(4)........    117,400   $3,526,754    670,850/  --            $16,100,400/  --

Ann W. Zeichner.........    347,230   $6,287,611    512,265/  615,235       $12,294,360/$14,765,640

--------
(1) The fair market value of our common stock (as reported on the Nasdaq National Market) at the close of business on December 31, 1999 was $24.00.

(2) Mr. Malaga served as the Chief Executive Officer of NorthPoint from June 1997 to March 2000. Mr. Malaga resigned as Chief Executive Officer in March 2000.

(3) Ms. Fetter joined the company in March 1999 as President and Chief Operating Officer and was elected Chief Executive Officer in March 2000. Ms. Fetter resigned as Chief Operating Officer in March 2000.

(4) Mr. Huff resigned as Chief Financial Officer in April 2000.

 1997 Stock Option Plan

   Our 1997 Stock Option Plan was adopted by the board of directors and approved by the stockholders in September 1997. A total of 16,147,647 shares of common stock has been reserved for issuance under the plan. As of December 31, 2000, options to purchase 11,512,591 shares of common stock were outstanding under the plan.

   The plan provides for grants to employees of NorthPoint (including officers and employee directors) of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of nonstatutory stock options ("NSOs") to employees (including officers and employee directors) and consultants (including non-employee directors) of NorthPoint.

   The plan is administered by the board of directors or a committee of the board of directors. The plan is currently being administered by the compensation committee of the board of directors. The administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option.The administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants.

   Options generally have a term of ten years. One-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the option vest on each monthly anniversary of the vesting commencement date thereafter.

   The option exercise price may not be less than 100% of the fair market value of the common stock on the date of grant; provided, however, that NSOs may be granted at exercise prices of not less than 85% of the fair market value on the date the option is granted. In the case of an ISO or NSO granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of stock of NorthPoint, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of common stock on the date of grant of such option.

   The term of an option is determined by the specific option agreement; provided, however, the term may not be longer than ten years. Furthermore, the maximum term for an option granted to an optionee is five years, if at the time of the grant the optionee owns more than 10% of the total combined voting power of all classes of stock of NorthPoint. No option may be exercised by any person after its term expires.

   In the event of a sale of all or substantially all of the assets of NorthPoint, or the merger of NorthPoint with or into another corporation, each option must be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the option will terminate upon the consummation of the merger or sale of assets; provided, however, the administrator has the discretion to decide to accelerate the vesting of the option to make it exercisable as to some or all of the shares subject to the option. In March 1999, NorthPoint Communications Group assumed all of the options then outstanding under the 1997 Stock Option Plan.

 1999 Stock Plan

   NorthPoint's 1999 Stock Plan was adopted by the board of directors in March 1999 and approved by our stockholders in April 1999. A total of 16,282,765 shares of common stock has been reserved for issuance under the 1999 Stock Plan. As of December 31, 1999, 8,490,214 options had been issued under the 1999 Stock Plan.

   The 1999 Stock Plan provides for grants of ISOs to employees, consultants and members of NorthPoint's board of directors, and for grants of NSOs and stock purchase rights to employees (including officers and employee directors) and consultants (including non-employee directors) of NorthPoint.

   The 1999 Stock Plan is administered by the compensation committee or another committee of the board of directors. The 1999 Stock Plan is currently being administered by the compensation committee. The administrator of the 1999 Stock Plan may determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares subject to each option and/or stock purchase right and the exercisability of the option and/or stock purchase right. The administrator of the 1999 Stock Plan also has the full power to select the individuals to whom options and/or stock purchase rights will be granted, to make any combination of grants to any participants and to determine whether stock acquired pursuant to a stock purchase right is to be subject to repurchase by NorthPoint.

   Options generally have a term of ten years. Options granted to employees vest at a rate of no less than 20% per year over five years from the date the option is granted. Under the 1999 Stock Plan, each independent director will receive 40,000 options at the time of the successful completion of this offering. These options vest over three years at the rate of 1/36th on each monthly anniversary of the vesting commencement date. At each subsequent meeting at which they are re-elected, each outside director will receive 13,000 options which vest over three years, starting at the beginning of the two year anniversary of the date of grant at the rate of 1/12th on each monthly anniversary of the vesting commencement date. Stock purchase rights may be subject to repurchase options that lapse at a rate of no less than 20% per year over five years from the date of purchase.

   Option exercise prices may not be less than 100% of the fair market value of the common stock on the date of the grant; however, NSOs may be granted at exercise prices less than the fair market value on the date the option is granted. Any grant of an NSO at an exercise price of less than 85% of the fair market value on the date the option is granted, however, requires the approval of both the compensation committee and the board of directors. In the case of an ISO or NSO granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of stock of NorthPoint, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of common stock on the date of grant of such option.

   Option terms are determined by the option agreements; however, no option may have a term longer than ten years. The maximum term for an option granted to an optionee is five years, if at the time of the grant the optionee owns more than 10% of the total combined voting power of all classes of NorthPoint stock. No option may be exercised by any person after its term expires.

   In the event of a sale of all or substantially all of the assets of NorthPoint, or the merger of NorthPoint with or into another corporation, the administrator may provide for the repurchase, replacement or termination of options or stock purchase rights. The administrator also has the discretion to accelerate the vesting of options or stock purchase rights to make them exercisable as to some or all of the underlying shares.

 1999 Employee Stock Purchase Plan

   NorthPoint's 1999 Employee Stock Purchase Plan was adopted by the board of directors in March 1999 and approved by the stockholders in April 1999. A total of 2,250,000 shares of common stock has been reserved for issuance under the purchase plan. As of December 31, 1999, 79,669 shares have been issued under the purchase plan.

   The purchase plan, which is intended to qualify under Section 423 of the Code, contains consecutive six-month offering periods. The offering periods generally start on January 1 and July 1 of each year.

   Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, no employee may be granted a right to purchase stock under the purchase plan (1) to the extent that, immediately after the grant of the right to purchase stock, the employee would own (or be treated as owning) stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of NorthPoint or (2) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year. The purchase plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's base compensation. Base compensation is defined as the participant's gross base compensation, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. The maximum number of shares a participant may purchase with respect to a single offering period is 4,500 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lesser of the fair market value of the common stock (1) at the beginning of the offering period or (2) at the end of the offering period. Participants may end their participation at any time other than the final ten days of an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with NorthPoint.

   Rights to purchase stock granted under the purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the purchase plan. The purchase plan provides that, in the event of a merger of NorthPoint with or into another corporation or a sale of substantially all of NorthPoint's assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation.

   The board of directors has the authority to amend or terminate the purchase plan. However, no such action by the board of directors may adversely affect any outstanding rights to purchase stock under the purchase plan, except that the board of directors may terminate an offering period on any exercise date if the board of directors determines that the termination of the purchase plan is in the best interests of NorthPoint and its stockholders. Notwithstanding anything to the contrary, the board of directors may in its sole discretion amend the purchase plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants.

Employment Agreements and Change of Control Arrangements

 Employment Agreements

   On March 7, 2000, we entered into employment agreements with Elizabeth A. Fetter, Herman W. Bluestein, Steven J. Gorosh, Nancy J. Hemmenway and Michael
G. Parks. Ms. Fetter is our Chief Executive Officer and President. Mr. Bluestein is our Executive Vice President and Chief Development Officer.
Mr. Gorosh is our Executive Vice President, General Counsel and Secretary. Ms. Hemmenway is our Executive Vice President, Human Resources and Administration. Mr. Parks is our Chief Information Officer. On April 3, 2000, we entered into an employment agreement with Michael P. Glinsky, our Executive Vice President and Chief Financial Officer.

   Pursuant to the agreements, each employee is required to devote substantially all of his or her time and attention to our business and affairs. The employment agreements provide for annualized base salaries in 2000 as follows: Ms. Fetter, $400,000; Mr. Bluestein, $220,000; Mr. Gorosh, $225,000; Ms. Hemmenway, $165,000; Mr. Parks, $200,000; and Mr. Glinsky, $250,000. In
addition, each executive is entitled to annual bonus compensation to be determined by the compensation committee of the board of directors. The award of any bonus compensation, however, is dependent on the achievement of objectives established by the compensation committee. The employment agreements provide that the executives are employed "at-will" and each of the agreements may be terminated by us at any time or by the executives upon 30 days' prior written notice.

   The employment agreements also provide these executive officers with certain severance benefits in the event their employment with us is involuntarily terminated by us without cause following a change of control, or the executive resigns in connection with a material change in the executive's employment circumstances following a change of control. With respect to the agreements with Ms. Fetter, Mr. Bluestein, Ms. Hemmenway and Mr. Parks, these severance benefits include accelerated vesting of all of the executive's outstanding stock options and 12 months of salary continuation payments, health care coverage and life insurance. With respect to the agreement with Mr. Gorosh, these severance benefits include accelerated lapsing of the restrictions contained in the restricted stock purchase agreement governing the shares of common stock owned by Mr. Gorosh and 12 months of salary continuation payments, health care coverage and life insurance. With respect to the agreement with Mr. Glinsky, these severance benefits include accelerated vesting of all of Mr. Glinsky's outstanding stock options and six months of salary continuation payments, health care coverage and life insurance. The foregoing severance provisions do not apply if the executive is offered a comparable position with the new corporate entity, whether or not executive accepts such position.

   For purposes of the executive employment agreements, the term "change in employment circumstances" means a material reduction by us in the executive's compensation, a failure to provide the executive with benefits, a material reduction in the executive's job responsibilities or the nature or scope of the executive's functions, executive's relocation by us to a facility or location more than 35 miles from executive's principal place of employment at least two days per week, or the breach by us of our obligations under any agreement with the executive or our repudiation of our obligations under the executive employment agreement.

   For purposes of the executive employment agreements, termination for "cause" generally means the executive's termination by us as a result of the executive's conviction of a felony, the executive's fraud with respect to us, intentional misconduct by the executive intended to have a materially adverse effect on our business, the executive's repeated failure to satisfactorily perform his or her duties, an intentional breach by the executive of any of his or her fiduciary obligations or a material breach of any agreement with us or the executive's death or permanent disability.

 Stock Option Agreements

   All options granted to our executive officers become subject to accelerated vesting if a change of control occurs. In the event of a change of control, the options will vest on an accelerated basis as follows: (1) that number of shares of our common stock subject to the options that would have vested six months after the date of the change of control will vest immediately upon the occurrence of a change of control, (2) no additional shares of common stock will vest for a period of six months after the change of control and (3) shares shall again vest in accordance with the vesting schedule set forth in the option agreement governing the options commencing with the date six months following the date of the change of control. The provisions of the executive employment agreements described above supersede the change of control provisions of the option agreements with those executives with respect to accelerated vesting if a change of control occurs.

 Restricted Stock Awards

   In August 1997, Michael Malaga, our Chairman of the Board, and, until March 2000, our Chief Executive Officer, was awarded the right to purchase shares of restricted stock, all of which he purchased at that time. These shares of restricted stock are subject to a repurchase option held by us and certain other restrictions. These restrictions lapse as to 115,088 shares per month. As of February 29, 2000, Mr. Malaga held approximately 5,524,225 shares of common stock free of the restrictions in the restricted stock agreement. Mr. Malaga's restricted stock agreements provide that the restrictions on his restricted stock will lapse, or vest, on an accelerated basis in the event of a change of control. Specifically, 688,704 shares of common stock will be released from the restrictions on the date of the change of control and 115,088 shares will be released from the restrictions on the fourth day of each month commencing with the sixth month following the date of the change of control until all shares are released from the restrictions. In the event Mr. Malaga's employment relationship with us is terminated within two years following a change of control, and such termination is an involuntary termination or a termination without cause, then all shares shall be released from the restrictions. As of March 4, 2000, 3,836,277 shares owned by Mr. Malaga remained subject to the restrictions set forth in the restricted stock agreement.

   In August 1997, Mr. Gorosh was also awarded the right to purchase shares of restricted stock, all of which he purchased at that time. These shares of restricted stock are subject to a repurchase option held by us and certain other restrictions. These shares of restricted stock are subject to a repurchase option held by us and certain other restrictions. These restrictions lapse as to 44,336 shares per month. As of February 29, 2000, Mr. Gorosh held approximately 2,128,147 shares of common stock free of the restrictions in the restricted stock agreement. The restrictions on Mr. Gorosh's restricted stock lapse on an accelerated basis in the event of a change of control pursuant to his executive employment agreement executed in March 2000. These provisions of his employment agreement superseded the provisions regarding accelerated lapsing of the restrictions on his restricted stock contained in his restricted stock agreement.

   For purposes of Mr. Malaga's and Mr. Gorosh's restricted stock agreements, the term "involuntary termination" means, with respect to both Mr. Malaga and Mr. Gorosh, his voluntary termination of employment with us following a material reduction by us in his compensation, a complete elimination of benefits, a material reduction in job responsibilities inconsistent with his position with us and responsibilities prior to the change in control, taking into account the change in ownership of NorthPoint or membership of the board of directors resulting in the change of control, or his relocation to a facility or location more than 35 miles from our location prior to the change of control.

   For purposes of Mr. Malaga's and Mr. Gorosh's restricted stock agreements, termination for "cause" generally means, with respect to both Mr. Malaga and Mr. Gorosh, termination as a result of a material breach by him of any material term of his restricted stock agreement, his conviction of a felony, fraud, repeated unexplained or unjustified absence, willful breach of fiduciary duty or gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to us or our subsidiaries.

   For purposes of the executive employment agreements, the executive option agreements and the restricted stock agreements, a "change of control" includes the acquisition by any person of beneficial ownership of 50% or more of our outstanding voting stock, a merger or consolidation or other transaction in which either we are not the surviving company or our stockholders immediately prior to the transaction do not continue to own at least 50% of the surviving corporation immediately after the transaction, or the approval by our stockholders of a plan of complete liquidation of NorthPoint or an agreement for the sale or disposition by us of all or substantially all of our assets.

 Limitation on Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorney's fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer of NorthPoint or serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at our request. We have also entered into agreements to indemnify directors and our executive officers.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information as of February 29, 2000 with respect to the beneficial ownership of our common stock by:

  . each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock;

  . our directors, our Chief Executive Officer and the top four other highly compensated executive officers for the year ended December 31, 1999; and

  .  all executive officers and directors as group.

   Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of February 29, 2000 as described in the footnotes below. Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1). Percentage ownership calculations are based on 125,167,787 shares of common stock outstanding as of February 29, 2000. The address for all executive officers and directors is c/o NorthPoint Communications, Inc., 303 Second Street, South Tower, San Francisco, CA 94107.

                                                          Shares
                                                       Beneficially  Percent
                         Name                             Owned     Ownership
                         ----                          ------------ ---------
The Carlyle Group(1)..................................  18,902,257    15.1%
 1001 Pennsylvania Avenue N.W., Suite 200 S
 Washington, D.C. 20004

Vulcan Ventures Incorporated..........................  10,243,824     8.2%
 110 110th Avenue, N.E., Suite 650
 Bellevue, WA 98004

Benchmark Capital(2) .................................   8,999,592     7.0%
 2480 Sand Hill Road, Suite 200
 Menlo Park, CA 94025

Accel Partners(3) ....................................   7,329,084     5.7%
 428 University Avenue
 Palo Alto, CA 94301

Michael W. Malaga(4)..................................   7,261,030     5.8%

Elizabeth A. Fetter(5)................................     588,040      *

Herman W. Bluestein(6)................................     257,570      *

Henry P. Huff(7)......................................     647,837      *

Ann W. Zeichner(8)....................................     853,093      *

Robert K. Dahl(9).....................................     281,918      *

Michael J. Fitzpatrick(10)............................      12,222      *

Reed E. Hundt(11).....................................     218,293      *

Andrew S. Rachleff(12)................................   9,165,635     7.0%

Dino J. Vendetti(13)..................................      44,091      *

J. Peter Wagner(14)...................................   7,341,306     5.7%

Frank D. Yeary(15)....................................      12,222      *

All directors and executive officers as a group (16
 persons)(16)(17).....................................  26,683,257    21.3%

--------
  *   Less than 1%.

 (1) Consists of 18,902,257 shares held by various affiliates of The Carlyle Group.
 (2) Consists of 7,896,010 shares held by Benchmark Capital Partners, L.P. and 1,103,582 shares held by Benchmark Founders' Fund, L.P.
 (3)  Consists of 7,329,084 shares held by various affiliates of Accel
      Partners.
 (4) Consists of 7,261,030 shares held by the Michael Malaga Revocable Trust. Mr. Malaga is the Settlor of the Michael Malaga Revocable Trust.
 (5) Includes 587,265 shares of common stock issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
 (6) Includes 76,888 shares of common stock issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
 (7) Includes 15,934 shares held by The Sierra Venture Management Company 1989 Deferred Savings Plan for the benefit of Mr. Huff. Mr. Huff holds exercisable options to purchase 613,850 shares of common stock, of which 217,756 are fully vested as of April 29, 2000.
 (8) Includes 290,540 shares held by the Zeichner-Larango Family Trust UDT dated July 28, 1997. Ms. Zeichner is Co-Trustee of the Zeichner-Larango Family Trust. Also includes 1,580 shares held in trust for Ms. Zeichner's minor child. Also includes 560,973 shares of common stock issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
 (9) Includes 130,477 shares held by The Dahl Family Trust dated October 31, 1989, as amended May 3, 1990. Mr. Dahl is the Trustee of The Dahl Family Trust. Also includes 151,441 shares of common stock issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
(10) Consists of 12,222 shares of common stock issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
(11) Includes 127,477 shares held by Charles Ross Partners Investment Fund Number 1. Mr. Hundt, a General Partner of Charles Ross Partners, may be deemed to have voting and investment power over the shares held by Charles Ross Partners Investment Fund Number 1. Mr. Hundt disclaims beneficial interest in such shares, except to the extent of his interest in Charles Ross Partners. Also includes 90,816 shares of common stock issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
(12) Includes 7,896,010 shares held by Benchmark Capital Partners, L.P. and 1,103,582 shares held by Benchmark Founders' Fund, L.P. Mr. Rachleff, a Managing Member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P., may be deemed to have voting and investment power over the shares held by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. and its affiliates. Mr. Rachleff disclaims beneficial interest in such shares, except to the extent of his interest in Benchmark Capital Management Co., LLC. Also includes 153,821 shares held by the Andrew and Debra Rachleff Trust UTD May 19, 1992. Mr. Rachleff is Co-Trustee of the Andrew and Debra Rachleff Trust. Also includes 12,222 shares of common stock that are issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
(13) Mr. Vendetti was appointed by Vulcan Ventures as its representative on NorthPoint's Board of Directors. Includes 12,222 shares of common stock that are issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
(14) Includes 7,329,084 shares held by various affiliates of Accel Partners. Mr. Wagner, a General Partner of Accel Partners, may be deemed to have voting and investment power over the shares held by Accel Partners and its affiliates. Mr. Wagner disclaims beneficial interest in such shares, except to the extent of his interest in Accel Partners. Also includes 12,222 shares of common stock that are issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
(15) Includes 12,222 shares of common stock that are issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
(16) Includes 2,142,343 shares of common stock that are issuable upon the exercise of stock options that are exercisable on or before April 29, 2000.
(17) Includes 7,896,010 shares held by Benchmark Capital Partners, L.P.; 1,103,582 shares held by Benchmark Founders' Fund, L.P.; and 7,329,084 shares held by affiliates of Accel Partners. Andrew Rachleff, a director of NorthPoint, is a Managing Member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Peter Wagner, a director of NorthPoint, is a General Partner of Accel Partners.

                              CERTAIN TRANSACTIONS

Reorganization

   In March 1999, we completed a reorganization in which NorthPoint Communications, Inc. became a wholly owned subsidiary of a newly created holding company, NorthPoint Communications Group, Inc. As a result of the reorganization, the stockholders of NorthPoint Communications immediately before the reorganization became the only stockholders of NorthPoint Communications Group immediately after the reorganization. The reorganization allowed us to pledge the capital stock of NorthPoint Communications to the lenders of our secured credit facility which closed in April 1999.

Stock Options and Restricted Stock

   We have reserved shares of common stock for issuance under our stock option plans. On February 26, 1998, we granted an option to purchase 247,500 shares of common stock at an exercise price of $0.03 per share to Robert Dahl, a Director of NorthPoint. On May 15, 1998, we granted an option to purchase 247,500 shares of common stock at an exercise price of $0.09 per share to Reed Hundt, a Director of NorthPoint. On June 1, 1998, we granted an option to purchase 731,250 shares of common stock at an exercise price of $0.09 per share to Henry
P. Huff, Vice President, Finance and Chief Financial Officer of NorthPoint. On September 14, 1998, we granted an option to purchase 787,500 shares of common stock at an exercise price of $0.55 per share to Herman W. Bluestein, Executive Vice President and Chief Development Officer of NorthPoint. On March 22, 1999, we granted an option to purchase 2,025,000 shares of common stock at an exercise price of $6.67 per share to Elizabeth A. Fetter, President and Chief Operating Officer of NorthPoint. On June 29, 1999, we granted an option to purchase 150,000 shares of common stock at an exercise price of $32.63 per share to Michael G. Parks, Chief Information Officer of NorthPoint. On June 29, 1999, we granted an option to purchase 100,000 shares of common stock at an exercise price of $32.63 per share to Nancy J. Hemmenway, Vice President, Human Resources of NorthPoint. On September 30, 1999, we granted an option to purchase 150,000 shares of common stock at an exercise price of $18.63 per share to Bao Le, Vice President, Operations and Engineering of NorthPoint. On October 31, 1999, we granted Mr. Parks an option to purchase 45,000 shares of common stock, Ms. Hemmenway an option to purchase 30,000 shares of common stock, and Mr. Le an option to purchase 45,000 shares of common stock, each at an exercise price of $25.69 per share. On April 17, 2000, we granted an option to purchase 500,000 shares of common stock at an exercise price of $10.00 per share to Michael P. Glinsky, our Executive Vice President and Chief Financial Officer. On April 18, 2000, we granted an option to purchase 1,000,000 shares of common stock at an exercise price of $12.125 per share to Ms. Fetter. The option exercise prices for option grants prior to May 5, 1999, the date of our initial public offering, were set by our board of directors and generally reflect its best estimate of the fair value of our stock on the date of each grant based on recent sales of our equity securities, developments in our business and developments in the financial markets. With the exception of the option grant to Mr. Glinsky, the option exercise prices for option grants following our initial public offering are equal to the closing sales price for our common stock on the last trading day prior to the date of grant. When the board of directors elects to grant options at a lower price, we recognize deferred compensation for the difference.

Issuance of Series C Preferred Stock

   In December 1998, we began negotiations for the sale of our Series C preferred stock. On February 19, 1999, we sold 37,715,335 shares of Series C preferred stock at a purchase price of $1.57 per share. Purchasers of the Series C preferred stock included funds affiliated with The Carlyle Group (23,902,257 shares). Other purchasers of the Series C preferred stock included Vulcan Ventures Incorporated (10,243,824 shares), Benchmark Capital Partners, L.P. (279,616 shares), Benchmark Founders' Fund, L.P. (39,079 shares), funds affiliated with Accel Partners (311,683 shares), The Dahl Family Trust Dated October 31, 1989, as amended May 3, 1990 (127,477 shares), Dino Vendetti (31,869 shares) and The Sierra Ventures Mgmt. Co. 1989 Deferred Savings Plan FBO Henry P. Huff (15,934 shares). Andrew Rachleff, Peter Wagner and Dino Vendetti, each of whom currently serves as a member of the board of directors, are affiliated with Benchmark Capital,

Accel Partners and Vulcan Ventures, respectively. All outstanding shares of Series C preferred stock automatically converted into shares of common stock in connection with our initial public offering.

Registration Rights

   Pursuant to the Fifth Amended and Restated Rights Agreement dated March 22, 1999, as of December 31, 1999, holders of 83,139,519 shares of common stock issued or issuable upon conversion of Series B preferred stock, Series C preferred stock, Series D preferred stock, Series D-1 preferred stock and Class B common stock or exercise of certain outstanding warrants (collectively, the "Rights Holders") are entitled to certain registration rights with respect to these shares ("Registrable Securities").

   Company Registration. If we propose to register any of our or a holder's common stock under the Securities Act, the Rights Holders are entitled to notice of such proposed registration and the opportunity to include the Registrable Securities in the registration. If the registration involves an underwriting, the underwriters have the right to limit shares proposed to be included in the registration and underwriting by the Rights Holders to 20% of the total number of securities included in such registration and underwriting.

   Requested Registration. If the holders of at least 20% of the Registrable Securities relating to the Series B preferred stock, Series C preferred stock, Series D preferred stock, Series D-1 preferred stock and Class B common stock or the holders of at least 40% of the Registrable Securities relating to certain outstanding warrants request that we file a registration statement, we are required to use our best efforts to cause such shares to be registered, subject to certain conditions and limitations. The holders of the Registrable Securities relating to the Series B preferred stock, Series C preferred stock, Series D preferred stock, Series D-1 preferred stock and Class B common stock and of the Registrable Securities relating to certain outstanding warrants are each entitled to two such demand registrations. If, in an underwritten public offering, the underwriters require a limitation on the number of securities to be included in the registration, then the number of shares of Registrable Securities that may be included in the registration and underwriting will be allocated (1) among all Rights Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by the Rights Holders at the time of filing the registration statement in the case of a registration requested by the holders of Registrable Securities relating to the Series B preferred stock and Series C preferred stock, and (2) first to the holders of Registrable Securities relating to certain outstanding warrants and then among all other Rights Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Rights Holders at the time of filing the registration statement in the case of a registration requested by the holders of Registrable Securities relating to certain outstanding warrants.

   Registration on Form S-3. The Rights Holders have the right to require us to register all or a portion of their Registrable Securities on Form S-3 when this form becomes available to us, provided that the aggregate proceeds of such registration are expected to exceed $1,000,000 or cover all remaining Registrable Securities relating to certain warrants and provided that we are not required to effect more than one such registration in any twelve-month period.

   Termination of Registration Rights. The registration rights terminate as to any Rights Holder on May 5, 2004.

Other Registration Rights

   In addition, we have granted to Microsoft registration rights with respect to its shares of Class B common stock, and the shares of common stock issuable upon conversion of these shares, to be issued upon exercise of Microsoft's warrant. Specifically, at any time after May 5, 2000, if the holders of at least 50% of the Microsoft registrable securities then held by Microsoft or any of its transferees request that we file a registration statement, we are required to use our best efforts to cause the shares to be registered, subject to conditions and limitations. The holders of the Microsoft registrable securities are entitled to two demand registrations. The rights of the holders of the Microsoft registrable securities are subject to the registration rights granted to the Rights Holders pursuant to the Rights Agreement. The registration rights granted to Microsoft and its transferees terminate on May 5, 2004.

Vendor Relations

   Greylock IX Limited Partnership, a principal stockholder of NorthPoint, owns more than 10% of the capital stock of Copper Mountain, a vendor of NorthPoint. Our payments to Copper Mountain for the year ended December 31, 1999 totaled approximately $42,500,000. We believe that the transactions with Copper Mountain were completed on an arm's-length basis.

The Strategic Investments

   The Series D-1 Preferred Stock Private Placements. In March and April 1999, concurrently with the execution of commercial agreements, we received equity investments from ALC Communications Corporation (an affiliate of Global Crossing Holdings Limited), Excite@Home, Cable & Wireless USA, Inc., Concentric Network Corporation, ICG Services, Inc. (an affiliate of ICG Communications, Inc.), Netopia, Inc., Network Plus Corporation and Verio Inc. ALC Communications Corporation purchased $4,900,016 of Series D-1 preferred stock. Excite@Home purchased $5,999,994 of Series D-1 preferred stock. Cable & Wireless USA, Inc. purchased $4,999,994 of Series D-1 preferred stock. Concentric Network Corporation purchased $5,001,120 of Series D-1 preferred stock. ICG Services, Inc. purchased $9,999,990 of Series D-1 preferred stock. Netopia, Inc. purchased $999,988 of Series D-1 preferred stock. Network Plus Corporation purchased $2,499,992 of Series D-1 preferred stock. Verio Inc. purchased $4,400,000 of Series D-1 preferred stock. Upon completion of our initial public offering, the Series D-1 preferred stock converted into 2,466,724 shares of Class B common stock. The Class B common stock automatically converted into common stock in March 2000. The Series D-1 purchasers have also each agreed not to acquire more than 10% of NorthPoint's voting stock without our consent until March 2002. In addition, each of the Series D-1 purchasers has agreed to vote any voting securities it holds as recommended by our board of directors, except with respect to votes pursuant to the protective provisions of our certificate of incorporation.

   Microsoft. We have entered into a commercial agreement with Microsoft, which is described in "Business-Key Strategic and Commercial Relationships". Microsoft purchased $30 million of our common stock in our initial public offering. In connection with its purchase of our common stock, Microsoft received a warrant to purchase an additional $30 million of our Class B common stock at an exercise price of $36.00 per share. This warrant is exercisable at any time and expires on May 5, 2004. Commencing in March 2000, the Class B common stock may be converted into common stock on a one-for-one basis, at Microsoft's option, provided that Microsoft would not hold more than 10% of the voting stock of NorthPoint. The Class B common stock will automatically convert into common stock upon transfer by Microsoft to a third party after March 2000. This warrant, the Class B common stock issuable upon exercise of this warrant and the common stock issuable upon the conversion of the Class B common stock were registered by us in connection with our initial public offering. In addition, we have granted Microsoft certain registration rights with respect to the shares of Class B common stock (and the shares of common stock issuable upon conversion of such shares) to be issued upon exercise of these warrants. Microsoft has agreed not to transfer any common stock or Class B common stock issuable upon exercise of the warrant to any non-affiliated third party until May 5, 2000. Microsoft has also agreed not to acquire more than 10% of our voting stock without our consent until April 2002.

   Each of the above strategic investors owned less than 2.5% of our common stock outstanding as of December 31, 1999.

Other Transactions

   We have entered into employment agreements with certain of our executive officers that are described in this prospectus under the caption "Management-- Employment Agreements and Change of Control Arrangements."

                       DESCRIPTION OF OTHER INDEBTEDNESS

   On December 9, 1999, we entered into a secured credit facility with a syndicate of lenders. The secured credit facility consists of the following:

  . Secured credit facility in an amount up to $55,000,000. The secured credit facility is used for general corporate purposes. As of the date of this registration statement, we have not borrowed any amount under the secured credit facility. The available secured credit facility amount will be reduced in quarterly installments beginning in March 2002 and ending in December 2005.

  . Delayed draw term loan facility in the amount of $110,000,000. As of the date of this registration statement, we have not borrowed any amount of the delayed draw term loan facility but we are required to borrow the entire facility on or before December 9, 2000. The outstanding delayed draw term loan amount will be reduced in quarterly installments beginning in March 2002 and ending in December 2005.

  . Term loan facility in the amount of $85,000,000. We borrowed the entire term loan facility amount on December 9, 1999. The outstanding term loan amount will be reduced in quarterly installments beginning in March 2002 and ending in June 2006.

   The secured credit facility also provides for the issuance of letters of credit on our behalf by the lenders.

   Borrowings under the secured credit facility are secured by a first priority lien against substantially all of our assets. Our obligations under the secured credit facility are guaranteed by all of our subsidiaries and secured by a first priority lien on the assets of those subsidiaries. We further pledged to the lenders under the secured credit facility all of the capital stock of NorthPoint Communications, Inc. held by us. The lenders under the secured credit facility have agreed that the liens securing the secured credit facility may also secure an additional $50,000,000 of additional borrowings in the event the secured credit facility is extended, but the lenders have no obligation to provide such additional financing.

   Loans under the facilities bear interest at floating rates based on the prime rate or the London Interbank Offered Rate (LIBOR) plus, in each case, an additional interest rate margin.

   The secured credit facility contains covenants imposing certain operating and financial restrictions on us and our subsidiaries as well as customary affirmative covenants and industry specific covenants. The terms of the secured credit facility restrict, among other things, our ability to:

  .  incur indebtedness;

  . grant liens to persons other than the lenders under the credit facility and agree to restrictions on the ability to grant liens in favor of such lenders;

  .  declare dividends or sell part of the capital stock of any subsidiary;

  .  prepay, purchase or otherwise acquire indebtedness, including the Notes;

  .  make investments;

  .  engage in transactions with affiliates;

  .  engage in mergers, reorganizations and asset sales; or

  .  alter our line of business.

   Events of default under the secured credit facility include:

  .  failure to pay principal, interest or other amounts when due;

  . breach of any covenant or representation and warranty contained in the loan documents;

  . customary events of bankruptcy, insolvency or dissolution affecting us or our subsidiaries;

  . the enforcement of certain judgments against us, our subsidiaries or our assets or the assets of our subsidiaries or the seizing of material assets by other encumbrances; and

  .  a change in control of the Company.

   Upon the occurrence and continuation of an event of default under the secured credit facility, the lenders are entitled to terminate their commitments to lend, declare the outstanding amounts due and payable and enforce their liens on our assets.

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                            DESCRIPTION OF THE NOTES

   The new Notes, like the old Notes, will be issued pursuant to the Indenture between NorthPoint and The Bank of New York, as trustee. The new Notes will be entitled to the benefits of the Indenture. The form and terms of the new Notes are the same as the form and terms of the old Notes except that (1) the new Notes will have been registered under the Securities Act, and, therefore, the new Notes will not bear legends restricting the transfer thereof and (2) Holders of the new Notes will not be entitled to certain rights of Holders of the old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the new Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to those agreements, including the definitions therein of certain terms used below. Copies of those agreements are available for review at the corporate office of the Trustee and may also be obtained from NorthPoint as set forth below under "--Additional Information". The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions". For purposes of this summary, the term "NorthPoint" refers only to NorthPoint Communications Group, Inc. and not to any of its Subsidiaries except for purposes of financial data determined on a consolidated basis.

Brief Description of the Notes

   The Notes:

  .  will be limited to $500 million aggregate principal amount;

  .  will mature on February 15, 2010; and

  . will bear interest at the rate of 127/8% per annum to be paid semi-annually on February 15 and August 15 of each year, commencing on August 15, 2000, to the registered holder at the close of business on the preceding February 1 or August 1.

Ranking of the Notes

   The Notes:

  .  are senior obligations of NorthPoint;

  . rank equal in right of payment with all existing and future senior Debt of NorthPoint;

  . rank senior in right of payment to any future subordinated Debt of NorthPoint; and

  . are effectively subordinated to any secured Debt of NorthPoint and existing and future Debt and other liabilities (including subordinated Debt and trade payables) of its Subsidiaries.

   NorthPoint's Subsidiary has a commitment from institutional lenders to provide $250 million of secured credit facilities. The collateral for such credit facilities, subject to satisfaction of certain conditions, may also secure an additional $50 million of indebtedness. The Indenture will permit NorthPoint and its Subsidiaries to borrow up to $325 million under those facilities (or successor facilities) and to incur substantial additional Debt, including an unlimited amount of secured Purchase Money Debt. As of December 31, 1999, on a pro forma basis after giving effect to the issuance of the Notes, the total amount of long-term obligations (including current portion) was approximately $487.7 million. NorthPoint's operations are conducted through its Subsidiaries and NorthPoint is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. See "Risk Factors--Our Subsidiaries Must Make Payments to Us in Order for Us to Make Payments On the Notes".

   NorthPoint's Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the Notes. NorthPoint's right, if any, to receive assets of any Subsidiary upon any liquidation or reorganization of that Subsidiary (and the consequent right of Holders of Notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors.

   NorthPoint currently has one Subsidiary which will be designated as a Restricted Subsidiary under the Indenture. Under certain circumstances, NorthPoint will be permitted to designate certain of its Subsidiaries, including Subsidiaries that it creates or acquires in the future, to be Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. See "--Certain Covenants-- Designation of Restricted and Unrestricted Subsidiaries".

Principal, Maturity and Interest

   NorthPoint has limited the aggregate principal amount of the Notes to $500 million, of which $400 million aggregate principal amount is offered hereby and $100 million aggregate principal amount is available for issuance in the future, subject to the covenant described under "--Certain Covenants-- Incurrence of Debt". The Notes will mature on February 15, 2010.

   Interest on the Notes will accrue at the rate of 12 7/8% per annum and is payable in cash semi-annually in arrears on February 15 and August 15, commencing on August 15, 2000, to the Holders of record of the Notes on the immediately preceding February 1 and August 1.

   Interest on the Notes will accrue from the closing date of the issuance of the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   If the registration statement of which this prospectus forms a part relating to the Exchange Offer is not declared effective, or if the exchange offer is not consummated, within the time periods set forth herein, additional interest will accrue and be payable on the old Notes either temporarily or permanently. See "The Exchange Offer--Additional Interest" above. The new Notes will not contain any provisions relating to additional interest.

Methods of Receiving Payments on the Notes

   If a Holder has given wire transfer instructions to NorthPoint, we will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar in New York, New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The Trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

   NorthPoint issued the old Notes only in fully registered form, without interest coupons, in minimum denominations of $1,000 principal amount and any integral multiples of $1,000 in excess thereof and will issue the new Notes in such manner also. Notes will not be issued in bearer form.

   The Notes will initially be issued in the form of global securities held in book-entry form. The Notes will be deposited with the Trustee as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between DTC and its nominee or their respective successors are permitted.

   Upon the issuance of a global security, DTC or its nominee will credit on its internal system the principal amount of the individual beneficial interest represented by the global security acquired by the persons in this offering. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee relating to interests of participants and the records of participants relating to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

   Payments of principal of, premium, if any, and interest on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. NorthPoint and the Trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the Trustee, any paying agent and the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the Trustee, the initial purchasers or us.

   So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

  .  receiving payment on the Notes;

  .  receiving notices; and

  .  for all other purposes under the Indenture and the Notes.

Beneficial interests in the Notes will be evidenced only by, and transfers of the Notes will be effected only through, records maintained by DTC and its participants.

   Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest to exercise any rights of a holder under the Indenture. Under existing industry practices, if NorthPoint requests any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

   DTC has advised NorthPoint that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the Notes as to which the participant or participants has or have given the direction.

   Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of NorthPoint, the Trustee, any agent of NorthPoint or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   DTC has provided the following information to us. DTC is a:

  .  limited-purpose trust company organized under the New York Banking Law;

  .  a banking organization within the meaning of the New York Banking Law;

  .  a member of the U.S. Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

Certificated Notes

   Notes represented by a global security are exchangeable for certificated Notes only if:

  . DTC notifies NorthPoint that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency, and a successor depository is not appointed by NorthPoint within 90 days;

  . NorthPoint determines not to require all of the Notes to be represented by a global security and notifies the trustee of its decision; or

  . an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the Notes represented by the global security has occurred and is continuing.

   Any global security that is exchangeable for certificated Notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in the names as DTC or its nominees may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of DTC or its nominee. If a global security becomes exchanged for certificated Notes:

  . certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

  . payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of NorthPoint maintained for these purposes; and

  . no service charge will be made for any issuance of the certificated Notes, although NorthPoint may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

Optional Redemption

   At any time prior to February 15, 2003, NorthPoint may on any one or more occasions redeem up to 35% of the Notes issued under the Indenture at a redemption price of 112.875% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds (but only to the extent such proceeds consist of cash or Cash Equivalents) of one or more Public Equity Offerings or Strategic Equity Placements; provided that

     (1) at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by us and our Subsidiaries); and

     (2) we must mail a notice of redemption no later than 30 days after the related Public Equity Offering or Strategic Equity Placement and must consummate the redemption within 60 days of the closing of such Public Equity Offering or Strategic Equity Placement.

   Except pursuant to the preceding paragraph, the Notes will not be redeemable at NorthPoint's option prior to February 15, 2005.

   On or after February 15, 2005, NorthPoint may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

   Year                                                               Percentage
   ----                                                               ----------
   2005..............................................................  106.438%
   2006..............................................................  104.292%
   2007..............................................................  102.146%
   2008 and thereafter...............................................  100.000%

Selection and Notice

   If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

     (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

     (2) if the Notes are not listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

   No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

   NorthPoint will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each Holder of Notes will have the right to require NorthPoint to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to the Change of Control Offer. In the Change of Control Offer, NorthPoint will offer a Change of Control Payment equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest to the date of purchase. Within ten days following any Change of Control, NorthPoint will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. NorthPoint will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

   On the Change of Control Payment Date, NorthPoint will, to the extent lawful:

     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by NorthPoint.

   The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for those Notes. The Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

   NorthPoint will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require NorthPoint to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that NorthPoint repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Accordingly, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of NorthPoint and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, it may be uncertain whether a Holder of Notes will be able to require NorthPoint to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NorthPoint and its Subsidiaries taken as a whole.

   NorthPoint will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by NorthPoint and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   Although consummation of a transaction involving a Change of Control would require the redemption or repurchase of the Notes, there can be no assurance that NorthPoint or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In the event of a Change of Control, other instruments evidencing Debt of NorthPoint and its Subsidiaries may also require NorthPoint or its Subsidiaries to make an offer to repurchase such Debt. NorthPoint does not currently have adequate financial resources to effect such repurchases and repurchase Notes upon a Change of Control. There can be no assurance that NorthPoint will have such resources in the future. The inability of NorthPoint to repurchase the Notes upon a Change of Control to the extent required above would constitute an Event of Default.

   In addition, there may be restrictions contained in instruments evidencing Debt incurred by NorthPoint or its Subsidiaries permitted under the Indenture which restrict or prohibit the ability of NorthPoint to effect any repurchase required under the Indenture in connection with a Change of Control.

Asset Sales

   NorthPoint will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) NorthPoint (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined in accordance with clause (2) below) of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such Fair Market Value is determined conclusively by NorthPoint's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered before or after such Asset Sale to the Trustee; and

     (3) at least 75% of the consideration for such disposition received by NorthPoint or the Restricted Subsidiary is in the form of any combination of cash or Cash Equivalents. For purposes of this provision, each of the following are considered cash:

       (a) any liabilities (as shown on NorthPoint's or the Restricted Subsidiary's most recent balance sheet) of NorthPoint or the Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases NorthPoint or the Restricted Subsidiary from further liability; and

       (b) any securities, notes or other obligations received by NorthPoint or the Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by NorthPoint or the Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

   NorthPoint and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with clause (3) of the immediately preceding paragraph if:

     (1) NorthPoint (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in accordance with clause (2) of the preceding paragraph) of the assets or other property sold, issued or otherwise disposed of; and

     (2) at least 75% of the consideration for such Asset Sale constitutes any combination of cash, Cash Equivalents and Productive Assets; and

     (3) each of the following are treated as Net Cash Proceeds for purposes of the provisions of the next paragraph:

       (a) any cash consideration;

       (b) any non-cash consideration not constituting Productive Assets received by NorthPoint or any of its Restricted Subsidiaries in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 365 days after such Asset Sale; and

       (c) any Productive Assets constituting cash or Cash Equivalents received by NorthPoint or any of its Restricted Subsidiaries in connection with such Asset Sale.

   Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, NorthPoint (or the Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds to:

     (1) permanently reduce the amounts permitted to be borrowed by NorthPoint or any Restricted Subsidiary under the terms of any of its Debt that is not subordinated Debt; or

     (2) purchase Telecommunications Related Assets or Voting Stock of any Person engaged in the Telecommunications Business in the U.S. (provided that such Person concurrently becomes a Restricted

  Subsidiary of NorthPoint). NorthPoint may treat the purchase of such Telecommunications Related Assets or Voting Stock within 180 days prior to such Asset Sale as constituting a purchase of such Telecommunications Related Assets or Voting Stock within such 365-day period.

   Pending the final application of any such Net Cash Proceeds, NorthPoint may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

   Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds the greater of $10 million or 10% of the Consolidated Tangible Net Worth of NorthPoint, NorthPoint will make an Asset Sale Offer to all Holders of Notes to repurchase the maximum principal amount of Notes (and to the extent required by the terms thereof, any other Debt of NorthPoint that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase or 100% of the accreted value thereof in the case of Debt issued at a discount) that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, NorthPoint may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   Notwithstanding the foregoing, these provisions shall not apply to any Asset Sale which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of NorthPoint's properties or assets as described below under "--Certain Covenants-Merger, Consolidation, or Sale of Assets".

   NorthPoint will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, NorthPoint shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue thereof.

Certain Covenants

 Restricted Payments

   NorthPoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of NorthPoint's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving NorthPoint or any of its Restricted Subsidiaries) or to the direct or indirect holders of NorthPoint's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of NorthPoint or to NorthPoint or a Restricted Subsidiary of NorthPoint);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving NorthPoint) any Equity Interests of NorthPoint or any direct or indirect parent of NorthPoint (other than any such Equity Interests owned by NorthPoint or any Restricted Subsidiary of NorthPoint);

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Debt that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or

     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

     unless, at the time of and after giving effect to such Restricted
  Payment:

     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

     (2) NorthPoint would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter Measurement Period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Debt to Annualized Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Debt"; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by NorthPoint and its Restricted
  Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of

       (a) 50% of the Consolidated Net Income of NorthPoint for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of NorthPoint's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

       (b) 100% of the aggregate net cash proceeds received by NorthPoint since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of NorthPoint (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of NorthPoint that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of NorthPoint), plus

       (c) 100% of the net reduction in Investments in any Unrestricted Subsidiary since the end of the first fiscal quarter ending after the Closing Date resulting from payments on interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to NorthPoint or any of its Restricted Subsidiaries (except to the extent that any such payment is included in the calculation of Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (provided that the amount included in this clause (c) shall not exceed the amount of Investments previously made by NorthPoint and its Restricted Subsidiaries in such Unrestricted Subsidiary.)

   If NorthPoint or any of its Restricted Subsidiaries makes a Restricted Payment which, at the time it is made, would in the good faith determination of NorthPoint be permitted under the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments to NorthPoint's financial statements made in good faith that affect Consolidated Net Income for any period.

   The preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Debt or Equity Interests of NorthPoint or its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of NorthPoint) of, other Equity Interests of NorthPoint (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are used for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;


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     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing Debt;

     (4) the payment of any dividend by a Restricted Subsidiary of NorthPoint to the holders of its common Equity Interests on a pro rata basis, or by NorthPoint and/or any of its Restricted Subsidiaries in respect of Disqualified Stock permitted to have been issued under the "Incurrence of Debt" covenant;

     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NorthPoint or any Restricted Subsidiary of NorthPoint held by any member of NorthPoint's or any of its Restricted Subsidiaries' management; provided that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2,000,000 plus the aggregate cash proceeds received by NorthPoint since the Closing Date from issuances of its Equity Interests to officers, managers, directors or employees of NorthPoint or any of its Subsidiaries and (b) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

     (6) Investments made out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of NorthPoint) of Equity Interests (other than Disqualified Stock) of NorthPoint; provided that the amount of any such net cash proceeds that are used for any such Investment shall be excluded from clause (3)(b) of the preceding paragraph; and

     (7) other Restricted Payments not to exceed $10 million in the aggregate at any time outstanding (with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (3) of the immediately preceding paragraph).

   The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by NorthPoint or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment will be determined conclusively by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.

Incurrence of Debt

   NorthPoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become after the Closing Date directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt); provided, however, that NorthPoint and its Restricted Subsidiaries may incur Debt (including Acquired Debt) if NorthPoint's Debt to Annualized Cash Flow Ratio is no greater than 6.0 to 1.0.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

     (1) the incurrence by NorthPoint and/or any of its Restricted Subsidiaries of Debt under the Credit Facility; provided that the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum reimbursement obligations of NorthPoint and/or any of its Restricted Subsidiaries thereunder) does not exceed $325 million at any one time outstanding, less the aggregate amount of all Net Cash Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Debt pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

     (2) the incurrence by NorthPoint and/or any of its Restricted Subsidiaries of Purchase Money Debt;

     (3) the incurrence by NorthPoint and its Restricted Subsidiaries of Existing Debt;

     (4) the incurrence by NorthPoint and/or any of its Restricted Subsidiaries of Debt in an aggregate principal amount (or, in the case of Debt issued at a discount, the accreted amount at the time of incurrence, determined in accordance with GAAP) that does not exceed $50 million at any one time outstanding;

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     (5) the incurrence by NorthPoint and/or any of its Restricted
  Subsidiaries of Debt in an aggregate principal amount that does not exceed
  2.5 times the sum of the net cash proceeds received by NorthPoint after the Closing Date in connection with any issuance and sale of Equity Interests (other than Disqualified Stock), plus the Fair Market Value of Equity Interests (other than Disqualified Stock) issued in connection with an acquisition of a Telecommunications Business or Telecommunications Related Assets; provided that such Debt does not mature prior to the Stated Maturity of the Notes or has a Weighted Average Life to Maturity at least equal to the Notes;

     (6) the incurrence by NorthPoint of Debt represented by the principal amount of Notes originally issued under the Indenture;

     (7) the incurrence by NorthPoint or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than Intercompany
  Debt) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (2), (3), (5) or (6) of this paragraph;

     (8) the incurrence by NorthPoint or any of its Restricted Subsidiaries of Intercompany Debt; provided, however, that:

       (a) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than NorthPoint or a Restricted Subsidiary of NorthPoint; and

       (b) any sale or other transfer of any such Debt to a Person that is not either NorthPoint or a Restricted Subsidiary of NorthPoint shall be deemed, in each case, to constitute an incurrence of such Debt by NorthPoint or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

     (9) the incurrence by NorthPoint or any of its Restricted Subsidiaries of Hedging Obligations; and

     (10) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of NorthPoint or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance.

   For purposes of determining compliance with this "Incurrence of Debt" covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, NorthPoint will be permitted, in its sole discretion, to classify such item of Debt in any manner that complies with this covenant. Accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Debt for purposes of the Indenture. The determination of any particular amount of Debt under this covenant shall be made without duplication for Guarantees and Liens supporting Debt otherwise included in the determination of a particular amount.

Liens

   NorthPoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes:

     (1) equally and ratably with (or prior to) such Debt as to such property for so long as such Debt will be so secured; or

     (2) in the event such Debt is Debt of NorthPoint which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.


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Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   NorthPoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to NorthPoint or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to NorthPoint or any of its Restricted Subsidiaries;

     (2) make loans or advances to NorthPoint or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to NorthPoint or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Debt as in effect on the Closing Date;

     (2) the Credit Facility;

     (3) the Indenture and the Notes;

     (4) applicable law;

     (5) any instrument governing Debt or Capital Stock of a Person acquired by NorthPoint or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be incurred;

     (6) customary non-assignment provisions in contracts entered into in the ordinary course of business;

     (7) customary restrictions on encumbrance, transfer or disposition of financed assets pursuant to agreements governing Purchase Money Debt permitted by the Indenture on the property so acquired;

     (8) any agreement for the sale of a Restricted Subsidiary that contains restrictions applicable to that Restricted Subsidiary pending its sale;

     (9) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive, taken as a whole, than those contained in the agreements governing the Debt being refinanced;

     (10) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien, or other Lien permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens", on such assets or property;

     (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation, or Sale of Assets

   NorthPoint may not: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another corporation, Person or entity unless:


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     (1) either: (a) NorthPoint is the surviving corporation; or (b) the entity or the Person formed by or surviving any such consolidation or merger (if other than NorthPoint) or to which such sale, assignment, transfer, lease, conveyance or other disposition was made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the entity or Person formed by or surviving any such consolidation or merger (if other than NorthPoint) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition was made assumes all the obligations of NorthPoint under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) except in the case of a merger of NorthPoint with or into a Wholly Owned Restricted Subsidiary of NorthPoint, NorthPoint or the entity or Person formed by or surviving any such consolidation or merger (if other than NorthPoint), or to which such sale, assignment, transfer, lease, conveyance or other disposition was made:

       (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of NorthPoint immediately preceding the transaction; and

       (b) will have a Debt to Annualized Cash Flow Ratio of NorthPoint immediately after the transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable two-quarter Measurement Period equal to or less than the Debt to Annualized Cash Flow Ratio of NorthPoint immediately preceding the transaction.

   Alternatively, clause (4) of the preceding sentence may be satisfied by any other Person which:

     (1) assumes or Guarantees the obligations of NorthPoint under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

     (2) would, as a result of the applicable transaction, properly classify NorthPoint as a consolidated subsidiary in accordance with GAAP; and

     (3) would, if the conditions set forth in clauses (a) and (b) of the preceding sentence were tested substituting such Person for NorthPoint, satisfy such conditions.

   Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of NorthPoint in accordance with the foregoing in which NorthPoint is not the surviving corporation, then the successor corporation formed by such a consolidation or into which NorthPoint is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, NorthPoint under the Indenture with the same effect as if such successor corporation had been named as NorthPoint therein. Thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of NorthPoint, NorthPoint shall be discharged from all obligations and covenants under the Indenture and the Notes.

   Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, it may be uncertain whether the foregoing provisions would apply to a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NorthPoint.

Transactions with Affiliates

   NorthPoint will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from,

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or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to NorthPoint or such Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by NorthPoint or such Restricted Subsidiary with a non-Affiliate; and

     (2) NorthPoint delivers to the Trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million but less than or equal to $10 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, or an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be deemed to be Affiliate Transactions:

     (1) any employment agreement and related arrangement entered into by NorthPoint or any of its Restricted Subsidiaries in the ordinary course of business;

     (2) transactions between or among NorthPoint and/or its Restricted Subsidiaries;

     (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of NorthPoint;

     (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments";

     (5) loans and advances to employees in the ordinary course of business consistent with past practice; and

     (6) commercial transactions in the ordinary course of business with Affiliates of NorthPoint on terms that are customary in the Telecommunications Business or consistent with past practices.

Limitations on Issuances of Guarantees of Debt

   NorthPoint will not permit any Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable with respect to any Pari Passu Debt or Subordinated Debt (other than Debt permitted under clause
(1) under the second paragraph of the covenant described above under the caption "--Incurrence of Debt") of NorthPoint unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the Guarantee of such Debt, except that:

     (1) such Guarantee need not be secured unless required pursuant to the caption "--Liens" above; and

     (2) if such Debt is by its terms expressly subordinated to the Notes, any such assumption, Guarantee or other liability of such Subsidiary with respect to such Debt shall be subordinated to such Subsidiary's Guarantee of the Notes at least to the same extent as such Debt is subordinated to the Notes.

   Notwithstanding the preceding paragraph, any Guarantee by a Subsidiary of the Notes will provide by its terms that it (and all Liens securing the same) will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of NorthPoint, of all of

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NorthPoint's Capital Stock in, or all or substantially all of the assets of, such Subsidiary, which transaction is in compliance with the terms of the Indenture and in which such Subsidiary is released from its Guarantees of other Debt of NorthPoint or any of its Subsidiaries, (ii) the designation of such Subsidiary as an Unrestricted Subsidiary in compliance with the covenant described below under "--Designation of Restricted and Unrestricted Subsidiaries" or (iii) the release of such Subsidiary from all of its obligations under all of its Guarantees of Debt of NorthPoint.

Limitations on Issuances and Sales of Equity Interests in Restricted
Subsidiaries

   NorthPoint will not, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of NorthPoint to any Person, unless:

     (1) such issuance or disposition is to NorthPoint or another Restricted Subsidiary;

     (2) such issuance or disposition is to directors as director's qualifying shares, but only to the extent required under applicable law;

     (3) such issuance or disposition is treated by NorthPoint as an Asset Sale and the Net Cash Proceeds from such issuance or disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

     (4) such issuance or disposition is of Disqualified Stock and is permitted under the covenant described above under "--Incurrence of Debt"; or

     (5) such disposition is of Equity Interests of a Restricted Subsidiary (other than pursuant to clauses (1) and (2) above), if such Restricted Subsidiary would no longer be a Restricted Subsidiary immediately after such transaction and any Investment in such Person remaining after giving effect to such disposition would have been permitted to be made under the covenant described above under the caption "--Restricted Payments".

Business Activities

   NorthPoint and its Restricted Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

Limitations on Sale and Leaseback Transactions

   NorthPoint and its Restricted Subsidiaries will not, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transactions; provided that NorthPoint or any Restricted Subsidiary of NorthPoint may enter into any such transaction if:

     (1) NorthPoint or the Restricted Subsidiary would be permitted under the covenants described above under "--Incurrence of Debt" and "--Liens" to incur secured Debt in an amount equal to the Attributable Debt with respect to such transaction;

     (2) the consideration received by NorthPoint or the Restricted Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred; and

     (3) the Net Cash Proceeds received by NorthPoint or the Restricted Subsidiary from such transaction are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales".

Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary,

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all outstanding Investments by NorthPoint and its Restricted Subsidiaries
(except to the extent repaid in cash or Cash Equivalents) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the "Restricted Payments" covenant. All such outstanding Investments will be valued at their Fair Market Value at the time of such designation. That designation will be permitted only if such Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with these conditions and was permitted by the "Restricted Payments" covenant.

   If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Debt of the Subsidiary will be deemed to be incurred by a Restricted Subsidiary of NorthPoint as of that date (and, if such Debt is not permitted to be incurred as of that date under the covenant described under the caption "-- Incurrence of Debt", NorthPoint will be in default of such covenant).

   The Board of Directors of NorthPoint may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of NorthPoint of any outstanding Debt of such Unrestricted Subsidiary and such designation will be permitted only if (i) such Debt is permitted under the covenant described under the caption "--Incurrence of Debt", calculated on a pro forma basis as if the designation had occurred at the beginning of the two-quarter Measurement Period, and (ii) no Default or Event of Default would be in existence following the designation.

Reports

   Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, NorthPoint will furnish to the Trustee and file (unless the Commission will not accept such a filing) with the Commission, in each case within the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in filings with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of NorthPoint and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of NorthPoint and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of NorthPoint) and, with respect to the annual information only, a report thereon by NorthPoint's certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K.

   In addition, for so long as any Notes are outstanding, NorthPoint will furnish to the Holders of the Notes, securities analysts, prospective investors and beneficial owners of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, if applicable.

Events of Default and Remedies

   Each of the following is an Event of Default:

     (1) default in the payment when due of interest on the Notes (including any Additional Interest) continued for 30 days;

     (2) default in the payment when due of the principal of or premium, if any, on the Notes;


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     (3) default in the payment of the purchase price pursuant to an offer to purchase the Notes made by NorthPoint pursuant to the provisions under the captions "--Repurchase at the Option of Holders--Change of Control" or "-- Repurchase at the Option of Holders--Asset Sales" or failure by NorthPoint or any of its Restricted Subsidiaries to comply with the provisions under the caption "--Certain Covenants-- Merger, Consolidation, or Sale of Assets";

     (4) failure by NorthPoint or any of its Restricted Subsidiaries for 30 days after receiving notice (from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes) to comply with any of its other agreements in the Indenture or the Notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by NorthPoint or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by NorthPoint or any of its Restricted Subsidiaries), whether such Debt or Guarantee now exists or is created after the Closing Date, if that default

       (a) is caused by a failure to pay principal of such Debt at final maturity (a "Payment Default"); or

       (b) results in the acceleration of such Debt prior to its express maturity,

     and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     (6) failure by NorthPoint or any of its Restricted Subsidiaries to pay final judgments (not covered by insurance) aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

     (7) certain events of bankruptcy or insolvency with respect to NorthPoint or any of its Significant Subsidiaries.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to NorthPoint, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the then outstanding Notes may declare all the Notes to be due and payable immediately.

   Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, including provisions for the indemnification of the Trustee, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power and, in particular, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   The Holders of a majority in aggregate principal amount of the Notes then outstanding may, by notice to the Trustee on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

   NorthPoint is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, NorthPoint is required to deliver to the Trustee a statement specifying such Default or Event of Default.


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No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of NorthPoint, as such, will have any liability for any obligations of NorthPoint under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   NorthPoint may, at its option and at any time, elect to have all of its obligations under the Notes discharged ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to below;

     (2) NorthPoint's obligations with respect to the Notes concerning registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and holding money for security payments in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and NorthPoint's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

   In addition, NorthPoint may, at its option and at any time, elect to have the obligations of NorthPoint released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) NorthPoint must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and NorthPoint must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, NorthPoint must deliver to the Trustee an opinion of counsel in the United States confirming that (a) NorthPoint has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, NorthPoint must deliver to the Trustee an opinion of counsel in the United States confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;


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     (4) no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which NorthPoint or any of its Subsidiaries is a party or by which NorthPoint or any of its Subsidiaries is bound;

     (6) NorthPoint must deliver to the Trustee an opinion of counsel to the effect that (assuming that no Holder of any Notes would be considered an insider of NorthPoint under applicable bankruptcy or insolvency law) after the 123rd day following the deposit, the trust funds will not constitute a "voidable preference" under Section 547 of the Bankruptcy Code;

     (7) NorthPoint must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by NorthPoint with the intent of preferring the Holders of Notes over any other creditors of NorthPoint or with the intent of defeating, hindering, delaying or defrauding creditors of NorthPoint or others; and

     (8) NorthPoint must deliver to the Trustee an Officers' Certificate and an opinion of counsel (with usual and customary exceptions reasonably acceptable to the Trustee), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been satisfied.

Satisfaction and Discharge of the Indenture

   The Indenture will cease to be of further effect as to all outstanding Notes except as to:

     (1) NorthPoint's right of optional redemption;

     (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes;

     (3) rights of Holders to receive payment of principal of and premium, if any, and interest on the Notes;

     (4) rights, obligations and immunity of the Trustee under the Indenture;
  and

     (5) rights of the Holders of Notes and beneficiaries of the Indenture under which such Notes are outstanding with respect to any property deposited with the Trustee payable to all or any of them, if:

       (a) NorthPoint shall have paid or caused to be paid the principal of and premium, if any, and interest on the Notes as and when the same will have become due and payable; or

       (b) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

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     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any Note;

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any Note payable in money other than that stated in the Notes;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

     (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

     (8) make any change in the preceding amendment and waiver provisions.

   Notwithstanding the provisions described above, without the consent of any Holder of Notes, NorthPoint and the Trustee may amend or supplement the Indenture or the Notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (3) to provide for the assumption of NorthPoint's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of NorthPoint's assets;

     (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise to comply with applicable law; or

     (6) to provide for the issuance of additional Notes in accordance with the limitations provided in the Indenture.

Concerning the Trustee

   If the Trustee becomes a creditor of NorthPoint, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (which is not cured or waived), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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Additional Information

   Anyone who receives this registration statement may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to NorthPoint Communications Group, Inc., 303 Second Street, San Francisco, California 94107, Attention: General Counsel.

Registration Rights; Additional Interest

   NorthPoint and the Initial Purchasers entered into the Registration Rights Agreement on February 8, 2000. Pursuant to the Registration Rights Agreement, NorthPoint agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act for a registered offer to exchange the Notes for the new notes. The registration statement of which this prospectus forms a part constitutes such Exchange Offer Registration Statement. Pursuant to the Exchange Offer Registration Statement of which this prospectus forms a part, NorthPoint is offering to the Holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new Notes. As described above, the terms of the new notes will be substantially identical in all material respects to the terms of the Notes (except that the new notes will not contain terms with respect to transfer restrictions, registration rights or payment of Additional Interest).

   If:

     (1) NorthPoint is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy or existing SEC interpretations are changed such that the new notes would not in general be fully transferable upon completion of the exchange offer; or

     (2) for any reason the exchange offer is not consummated within 210 days after the Closing Date,

NorthPoint will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. NorthPoint will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission on or before the 180th day after such obligation arises.

   For purposes of the preceding paragraph, "Transfer Restricted Securities" means each Note until:

     (1) the date on which such Note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

     (2) following the exchange by a broker-dealer in the exchange offer of a Note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

     (3) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf
  Registration Statement; or

     (4) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

   The Registration Rights Agreement provides that:

     (1) NorthPoint will use its best efforts to file an Exchange Offer Registration Statement with the Commission on or prior to May 8, 2000;

     (2) NorthPoint will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to August 6, 2000;

     (3) unless the exchange offer would not be permitted by applicable law or Commission policy, NorthPoint will commence the exchange offer and use its best efforts to issue, on or prior to 30 business

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

  days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, new notes in exchange for all Notes tendered prior thereto in the exchange offer; and

     (4) if obligated to file the Shelf Registration Statement, NorthPoint will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 180 days after such obligation arises.

   Additional Interest will accrue on the Notes and the new notes (in addition to the stated interest on the Notes and the new notes) if:

     (1) NorthPoint fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing;

     (2) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

     (3) NorthPoint fails to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

     (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement.

   Each such event referred to in clauses (1) through (4) in the preceding sentence is a Registration Default. Additional Interest will begin accruing on the date on which any such Registration Default shall occur, until the date on which all Registration Defaults have been cured. Additional Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the beginning of each subsequent 90-day period, but in no event shall such Additional Interest exceed 1.00% per annum. Additional Interest will be computed on the basis of a 365-day year and will be payable in cash, semiannually in arrears on each February 15 and August 15, regardless of whether any such date is otherwise an Interest Payment Date. All references in this description and in the Indenture to "interest" on the Notes and the new notes include any Additional Interest that may become payable thereon according to the provisions of this paragraph.

   Holders of Notes will be required to make certain representations to NorthPoint (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

     (1) Debt of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

     (2) Debt secured by a Lien encumbering any asset acquired by such specified Person.


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

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

   "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of services, assets or rights in the ordinary course of business (including sales of Cash Equivalents); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of NorthPoint and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants-- Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issue or sale by NorthPoint or any of its Subsidiaries of Equity Interests of any of NorthPoint's Subsidiaries.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value (as conclusively determined in good faith by the Board of Directors of NorthPoint) of less than $1.0 million; or (b) results in net proceeds to NorthPoint and its Subsidiaries of less than $1.0 million;

     (2) a transfer of assets by NorthPoint to a Restricted Subsidiary or by a Restricted Subsidiary to NorthPoint or to another Restricted Subsidiary;

     (3) an issuance of Equity Interests by a Restricted Subsidiary to NorthPoint or to another Restricted Subsidiary;

     (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

     (5) disposals or replacements of obsolete, uneconomical, negligible, worn-out or surplus property in the ordinary course of business; or

     (6) a conveyance constituting or pursuant to a Permitted Lien.

   "Attributable Debt" in respect of any Sale and Leaseback Transaction, means, at the time of determination, the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by NorthPoint) of the payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessee, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall be calculated to include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

   "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

   "Beneficial Owner" has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership:

     (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act; and

     (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

   "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of (other than distributions of assets in respect of Debt), the issuing Person.

   "Cash Equivalents" means, as at any date of determination:

     (1) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or
  (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;

     (2) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's;

     (3) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's;

     (4) certificates of deposit, repurchase agreements, money market or other cash management accounts, bankers acceptances and short term Eurodollar time deposits maturing within one year after such date and issued or accepted by any financial institution organized under the laws of the United States or any state thereof or the District of Columbia that either (x) has a long term deposit rating of at least A-2 from Moody's and A from S&P or (y) (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000;

     (5) floating and fixed rate obligations of major corporations, banks and agencies, including, but not limited to, corporate bonds, medium-term notes, deposit notes and eurodollar/yankee notes and bonds; provided (a) all such obligations shall be rated at least A-2 or A by Moody's or S&P, respectively; (b) no such obligation shall have a duration in excess of one year and (c) the aggregate principal amount of all such obligations held at any time by NorthPoint and any of its Subsidiaries shall not exceed 50% of the aggregate principal amount of all Cash Equivalents described in clauses
  (1) through (4) of this definition

  (including, with respect to Investments referred to in clause (1) and (2) hereof, Investments in the form permitted pursuant to clause (6) of this definition); and

     (6) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (1) and (2) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody's.

   "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of NorthPoint and its Restricted Subsidiaries, taken as a whole, to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act);

     (2) the adoption of a plan relating to the liquidation or dissolution of NorthPoint;

     (3) the consummation of any transaction (including by way of merger, consolidation or otherwise) the result of which is that any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange
  Act) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of NorthPoint; or

     (4) the first day on which a majority of the members of the Board of Directors of NorthPoint are not Continuing Directors.

   "Closing Date" means February 8, 2000.

   "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange
Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(b) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by NorthPoint for that purpose and reasonably acceptable to the Trustee.

   "Commission" means the Securities and Exchange Commission, as from time to time constituted.

   "Common Stock" means the common stock, par value $0.001 per share, of NorthPoint.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt

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

  issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

     (5) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

   Notwithstanding the preceding, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to NorthPoint by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Debt" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

     (1) the total amount of Debt of such Person and its Restricted Subsidiaries; plus

     (2) the total amount of Debt of any other Person, to the extent that such Debt has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

     (3) the aggregate liquidation value of all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income of any Person that is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

     (4) the cumulative effect of a change in accounting principles shall be excluded.


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   "Consolidated Net Worth" means with respect to any Person, the consolidated stockholders' or partners' equity of such Person as reflected on the most recent balance sheet of such Person, determined in accordance with GAAP, less any amounts attributable to Disqualified Stock of such Person.

   "Consolidated Tangible Net Worth" means, with respect to any Person as of any date, Consolidated Net Worth, after deducting therefrom amounts attributable to goodwill, trade names, patents, unamortized debt discount and expense and any other intangibles, all as set forth on the most recent consolidated balance sheet of such Person.

   "Continuing Director" means, as of any date of determination, any member of the Board of Directors of NorthPoint who:

     (1) was a member of such Board of Directors on the Closing Date; or

     (2) was nominated for election to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or who was elected or appointed in the ordinary course by Continuing Directors or other directors so elected or appointed.

   "Credit Facility" means the Credit and Guaranty Agreement, dated as of December 8, 1999 between NorthPoint, NorthPoint Communications, Inc., certain subsidiaries of NorthPoint Communications, Inc., as listed therein, Goldman Sachs Credit Partners L.P., as lead arranger and syndication agent and a lender, Canadian Imperial Bank of Commerce, as administrative agent and a lender, and various lenders listed therein, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part, in one or more facilities or agreements with NorthPoint and/or any of its Subsidiaries, from time to time by the same or different lenders.

   "Debt" means, with respect to any Person, any indebtedness or other obligations of such Person, whether or not contingent:

     (1) for borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) in respect of Disqualified Stock;

     (6) in respect of Interest Rate, Currency or Commodity Price Agreements;
  and

     (7) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the preceding items (other than letters of credit, Interest Rate, Currency or Commodity Price Agreements and Disqualified Stock) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term "Debt" includes all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person, valued, if not assumed, at the lesser of the Fair Market Value of the encumbered assets or the amount of Debt so secured) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

   The amount of any Debt outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Debt issued with original issue discount;

     (2) determined in accordance with the definition thereof, in the case of any Capital Lease Obligations;

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     (3) zero, in the case of any permitted Interest Rate, Currency or
  Commodity Price Agreements;

     (4) in the case of any Debt secured by cash or Cash Equivalents, reduced by the principal amount of any cash, Government Securities or Cash Equivalents collateral securing on a perfected basis, and dedicated for disbursement to the payment of principal of or interest on the Debt;

     (5) the maximum fixed redemption or repurchase price in respect thereof, in the case of Disqualified Stock; and

     (6) the principal amount thereof, in the case of any other Debt.

   In no event shall Debt include trade payables or taxes.

   "Debt to Annualized Cash Flow Ratio" means, as of any date of determination, the ratio of:

     (1) the Consolidated Debt of NorthPoint as of such date to

     (2) two times the Consolidated Cash Flow of NorthPoint for the two most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets, and all incurrences and repayments of Debt, made by NorthPoint and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination as if such acquisitions and dispositions, and such incurrences and repayments of Debt, had occurred at the beginning of such two-quarter period.

   In addition, for purposes of calculating the Debt to Annualized Cash Flow
Ratio:

     (1) acquisitions that have been made by NorthPoint or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the two-quarter Measurement Period or subsequent to such Measurement Period and on or prior to the date of calculation shall be deemed to have occurred on the first day of the two-quarter Measurement Period and Consolidated Cash Flow for such Measurement Period shall be calculated without giving effect to clause
  (3) of the proviso set forth in the definition of Consolidated Net Income;
  and

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require NorthPoint to repurchase such Capital Stock prior to such 91st day upon the occurrence of a "change of control" or an "asset sale" shall not constitute Disqualified Stock if the terms of such Capital Stock provide that NorthPoint may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments".

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

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   "Existing Debt" means Debt of NorthPoint and its Restricted Subsidiaries in existence on the Closing Date.

   "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of assessing Fair Market Value, the good faith determination by the Board of Directors or the Chief Financial Officer of NorthPoint shall be conclusive.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date.

   "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

   "Guarantee" means, with respect to any Person, without duplication, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Debt of another Person.

   "Guarantor" means any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "Limitations on Issuance of Guarantees of Debt" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Interest Rate, Currency or Commodity Price Agreements that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Indenture to be outstanding.

   "Holder" means a person in whose name a Note is registered.

   "Intercompany Debt" means any Debt of NorthPoint or any Restricted Subsidiary of NorthPoint which, in the case of NorthPoint, is owing to any Restricted Subsidiary of NorthPoint and which, in the case of any such Restricted Subsidiary, is owing to NorthPoint or any Restricted Subsidiary of NorthPoint.

   "Interest Rate, Currency or Commodity Price Agreement" means, with respect to any Person, any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Debt or other obligations), advances or capital contributions (excluding commission, travel and other advances to officers and employees made in the ordinary course of business and excluding accounts receivable arising in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If NorthPoint or any Restricted Subsidiary of NorthPoint sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of NorthPoint such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of NorthPoint, NorthPoint shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity

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Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments".

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

   "Measurement Period" shall have the definition set forth above under "Debt to Annualized Cash Flow Ratio".

   "Moody's" means Moody's Investors Services, Inc., and its successors.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Debt of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Cash Proceeds" means the aggregate cash proceeds received by NorthPoint or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account (a) any available tax credits or deductions and any tax sharing arrangements, (b) amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale, (c) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (including reserves for pension and other post-employment liabilities, liabilities relating to environmental matters and liabilities under any indemnification provisions associated with such Asset Sale, all as determined in accordance with GAAP) and (d) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash attributable to any Persons holding a minority interest in such Restricted Subsidiary.

   "Non-Recourse Debt" means Debt:

     (1) as to which neither NorthPoint nor any of its Restricted
  Subsidiaries (a) provides any undertaking, agreement or instrument that would constitute Debt (except, with respect to an Unrestricted Subsidiary, as a result of a pledge of the Capital Stock of such Unrestricted Subsidiary), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Debt of NorthPoint or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of NorthPoint or any of its Restricted Subsidiaries.

   "Pari Passu Debt" means:

     (1) any Debt of NorthPoint that is equal in right of payment to the Notes; and

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     (2) with respect to any Guarantee, Debt which ranks equal in right of payment to such Guarantee.

   "Permitted Holder" means each of (i) Michael W. Malaga, (ii) Tim Monahan, William Euske, Nathan Gregory, Robert Flood and Steve Gorosh, as a group,
(iii) investment funds controlled by The Carlyle Group owning Capital Stock of NorthPoint as of the Closing Date, as a group, and (iv) investment funds controlled by Vulcan Ventures Incorporated owning Capital Stock of NorthPoint as of the Closing Date, as a group.

   "Permitted Investments" means:

     (1) any Investment in NorthPoint or in any Restricted Subsidiary of NorthPoint;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by NorthPoint or any Restricted Subsidiary of NorthPoint in a Person if, as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of NorthPoint; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its Debt, Equity Interests or other securities to, or is liquidated into, NorthPoint or a Restricted Subsidiary of NorthPoint;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

     (5) any acquisition of assets to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of NorthPoint;

     (6) Strategic Investments; provided, however, that (i) at the time of and after giving effect to any such Strategic Investment, no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and (ii) the aggregate amount of Strategic Investments made pursuant to this clause (6) shall not exceed the greater of $100 million and 5% of NorthPoint's Total Common Equity at any one time outstanding;

     (7) accounts receivable created or acquired in the ordinary course of business of NorthPoint or any Restricted Subsidiary;

     (8) Investments arising from transactions by NorthPoint or any Restricted Subsidiaries with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim);

     (9) Hedging Obligations; and

     (10) Guarantees of commitments for the purchase of goods or services Incurred in the ordinary course of business so long as such Guarantees, to the extent constituting Debt, are permitted to be Incurred under the covenant described above under the caption "--Certain Covenants--Incurrence of Debt".

   "Permitted Liens" means:

     (1) Liens in favor of NorthPoint, any Restricted Subsidiary of NorthPoint or Holders of the Notes;

     (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with NorthPoint or any Restricted Subsidiary of NorthPoint; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with NorthPoint;

     (3) Liens on property existing at the time of acquisition thereof by NorthPoint or any Restricted Subsidiary of NorthPoint; provided that such Liens were in existence prior to the contemplation of such acquisition;

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     (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (5) Liens existing on the Closing Date;

     (6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (7) Liens securing Purchase Money Debt permitted by the Indenture on the property so financed together with proceeds, product, accessions, substitutions and replacements thereof (it being understood that all Debt owed to any single lender or group of lenders or outstanding under any single credit facility shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time);

     (8) Liens created by "notice" or "precautionary" filings in connection with operating leases or other transactions pursuant to which no Debt or Attributable Debt is Incurred by NorthPoint or any Restricted Subsidiary;

     (9) Liens on securities constituting "margin stock" within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that the Investment by NorthPoint or any Restricted Subsidiary in such margin stock is not prohibited by the Indenture;

     (10) Liens on Capital Stock of Unrestricted Subsidiaries;

     (11) Liens in favor of the Trustee arising under the Indenture;

     (12) Liens securing the Credit Facility permitted under clause (1) of the covenant described above in the second paragraph under the caption "-- Certain Covenants--Incurrence of Debt";

     (13) Liens securing Debt incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings and refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses
  (1) through (12) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (1) of the definition of Permitted Refinancing Debt.

     (14) Liens securing Debt securities on cash and Cash Equivalents representing the proceeds of such Debt securities and pledged for the purpose of providing for the payment of principal of, and/or interest on, such Debt securities; and

     (15) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business of NorthPoint or any Subsidiary of NorthPoint that:

       (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

       (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by NorthPoint or such Restricted Subsidiary.

   "Permitted Refinancing Debt" means any Debt of NorthPoint or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of NorthPoint or such Restricted Subsidiary (other than Intercompany Debt); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by NorthPoint as necessary to accomplish such refinancing by

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  means of a tender offer or privately negotiated repurchase (plus the amount of reasonable expenses incurred in connection therewith);

     (2) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Debt is incurred either by NorthPoint or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

   "Productive Assets" means assets, including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary, of a kind used or usable in the Telecommunications Business of NorthPoint or its Restricted Subsidiaries.

   "Public Equity Offering" means an underwritten offering of Common Stock with gross proceeds to NorthPoint of at least $35.0 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of NorthPoint).

   "Purchase Money Debt" means Debt of NorthPoint or any Restricted Subsidiary of NorthPoint (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations), including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time incurred for the purpose of financing all or any part of the cost of maintenance, development, construction, acquisition, enhancement or improvement by NorthPoint or any Restricted Subsidiary of NorthPoint of (a) any Productive Assets of NorthPoint or any Restricted Subsidiary of NorthPoint or (b) any Telecommunications Related Assets.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is identified, the term "Restricted Subsidiaries" shall be deemed to refer to Restricted Subsidiaries of NorthPoint.

   "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

   "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary, or, in the case of NorthPoint, a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries or, in the case of NorthPoint, one of its Restricted Subsidiaries.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation

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governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Strategic Equity Placement" means an equity investment made by a Strategic Investor in NorthPoint in an aggregate amount of not less than $25 million.

   "Strategic Investment" means an Investment in any Person primarily engaged in a Telecommunications Business, provided that such Investment is determined by the Board of Directors of NorthPoint to promote or significantly benefit the businesses of NorthPoint and its Restricted Subsidiaries as conducted on the date of such Investment.

   "Strategic Investor" means a corporation, partnership or other entity engaged directly or indirectly in the Telecommunications Business that has, or 80% or more of the voting stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial investment in NorthPoint, in excess of $1 billion.

   "Subordinated Debt" means Debt of NorthPoint or a Guarantor subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership, limited liability company or similar pass-through entity, (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or
  (b) the only general partners, managing members, or Persons, however designated in corresponding roles, of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of transmitting, or providing services relating to the transmission of, voice or data through leased transmission facilities (including facilities such as fiber, copper and switches), and any business related, ancillary or complementary thereto (as conclusively determined in good faith by the Board of Directors).

   "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, real or personal, used or to be used, in connection with a Telecommunications Business.

   "Total Common Equity" of any Person means, as of any date of determination the product of:

     (1) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person); and

     (2) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day.

   If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Board of Directors of NorthPoint in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

   "Trading Day", with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

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   "Unrestricted Subsidiary" means any Subsidiary that is designated by the
Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has no Debt other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with NorthPoint or any Restricted Subsidiary of NorthPoint unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NorthPoint or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NorthPoint, unless such agreement, contract, arrangement or understanding constitutes a Restricted Payment permitted by the Indenture;

     (3) is a Person with respect to which neither NorthPoint nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of NorthPoint or any of its Restricted Subsidiaries.

   "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

   "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Debt.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of United States federal income tax considerations of the purchase, ownership and sale of the notes and of the exchange of old notes for new notes pursuant to the exchange offer. It only applies to beneficial owners of notes who purchase their notes at the issue price, and is not a complete analysis of all potential tax effects. The discussion is based on the tax law as it exists today although it could change at any time, and any change could be applied retroactively in a manner that could adversely affect a beneficial owner of the notes. This discussion does not address the special rules applicable to beneficial owners such as insurance companies and other financial institutions, dealers in securities, tax-exempt organizations, traders in securities that elect to mark to market, persons whose functional currency is not the U.S. dollar, and persons holding the notes as part of a "straddle," "hedge" or "conversion transaction," and it deals only with notes held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended ("Code").

   Prospective purchasers of notes should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

   For purposes of this discussion, a U.S. holder is any of the following beneficial owners of a note:

  . citizens and residents of the United States for U.S. federal income tax purposes;

  . corporations, partnerships, and other entities created or organized in or under the laws of the United States or any political subdivision thereof;

  . estates, if the income of the estate is subject to U.S. federal income taxation regardless of its sources, and trusts, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; and

  . other persons whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

   A non-U.S. holder is any beneficial owner of a note that is not a U.S person for U.S. federal income tax purposes.

Consequences to U.S. Holders

 Interest on Notes

   Cash basis taxpayers, including most individuals, will recognize ordinary interest income when they receive interest payments on the notes. Accrual basis taxpayers will recognize ordinary interest income as interest on the notes accrues.

 Sale, Exchange and Retirement of Notes

   A U.S. holder will recognize gain or loss upon the sale, retirement or other taxable disposition of a note. Such gain or loss will generally equal the difference between the amount of cash and the fair market value of any property received for the note (other than amounts representing accrued but unpaid interest) and the U.S. holder's purchase price. A U.S. holder should not recognize gain or loss upon the exchange of an old note for a new note pursuant to the exchange offer.

   Gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder has held such note for more than one year. There are limits on the deductibility of capital losses. Any amounts paid with respects to accrued but unpaid interest generally will be taxable as ordinary interest income.

Consequences to Non-U.S. Holders

 Interest on Notes

   Generally, interest paid on the notes to a non-U.S. holder will not be subject to U.S. federal income or withholding tax if:

  . the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

  . the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of NorthPoint stock entitled to vote and is not a controlled foreign corporation with respect to which NorthPoint is a "related person" within the meaning of the Code; and

  . the beneficial owner of the note, under penalty of perjury, properly certifies that it is not a U.S. person.

   The certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes and certifies under penalty of perjury that it has received a similar statement from the non-U.S. holder or from a similar financial institution between the non-U.S. holder and it, and has furnished the payor with a copy. Under new U.S. Treasury regulations, which generally are effective for payments made after December 31, 2000, the certification may also be provided:

  .  directly by the non-U.S. holder;

  . in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of the entity; or

  . qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

   A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally. Corporate non-U.S. holders that receive interest income that is effectively connected with the conduct of a trade or business within the U.S. may also be subject to an additional "branch profits" tax on such income. Non-U.S. holders should consult applicable income tax treaties, which may provide different rules.

 Sale, Exchange and Retirement of Notes

   A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale or other disposition of the notes unless:

  . the gain is, or is treated as, effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder; or

  . in the case of a non-U.S. holder who is a nonresident alien individual and holds the notes as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year.

   A non-U.S. holder should not recognize gain or loss upon the exchange of an old note for a new note pursuant to the exchange offer.

Federal Estate Taxes

   A note beneficially owned by an individual who is a non-U.S. holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual's death, provided that:

  . the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of NorthPoint stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

  . interest payments with respect to such note would not have been, if received at the time of the individual's death, effectively connected with the conduct of a U.S. trade or business by the individual.

Information Reporting and Backup Withholding

 U.S. Holders

   Information reporting and backup withholding may apply to payments of principal or interest, or the proceeds of the sale or other disposition of the notes, made by NorthPoint or another payor with respect to U.S holders. These holders generally will be subject to backup withholding at a rate of 31% unless the recipient of the payment supplies a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establishes, in the manner prescribed by law, an exemption form backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information to the Internal Revenue Service.

 Non-U.S. Holders

   Generally, information reporting and backup withholding of U.S. federal income tax at a rate of 31% may apply to payments of principal or interest to a non-U.S. holder if the holder fails to provide the certification described above under "--Consequences to Non-U.S. Holders--Interest on Notes", or the payor has actual knowledge that the holder is a U.S. holder that has not provided the appropriate certification as described above.

   The payment of the proceeds on the disposition of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of notes to or through a foreign office of a broker will not be subject to backup withholding. However, if the broker is a U.S person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources is from activities that are effectively connected with a U.S. trade or business or, after December 31, 2000, a foreign partnership, if at any time during its tax year, (1) one or more of its partners are U.S. persons that also, in the aggregate, hold more than 50% of the income or capital interest in the partnership or (2) it is engaged in the conduct of a trade or business in the United States, information reporting will apply unless:

  . the broker has documentary evidence in its files of the owner's foreign status; or

  .  the owner otherwise establishes an exemption.

   Both backup withholding and information reporting will apply to the proceeds from dispositions if the broker has actual knowledge that the holder is a U.S. holder that has not provided the appropriate certification as described above.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

   We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. Broker-dealers may sell new notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell new notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify you (including any broker-dealers), and certain parties related to you, against certain liabilities, including liabilities under the Securities Act.

   By its acceptance of the exchange offer, any broker-dealer that receives new notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of new notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us (which notice we agree to deliver promptly to the broker-dealer), the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                                 LEGAL MATTERS

   Willkie Farr & Gallagher, New York, New York, will pass upon certain legal matters for us. Certain attorneys of Willkie Farr & Gallagher hold shares of our common stock. These shares represent less than 0.1% of our common stock.

                                    EXPERTS

   The financial statements of NorthPoint Communications Group, Inc. as of December 31, 1999 and 1998 and for the two years in the period ended December 31, 1999 and for the period from May 16, 1997 (date of inception) to December 31, 1997, included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NorthPoint Communications Group, Inc.

   The following consolidated financial statements include separate consolidated financial statements of NorthPoint Communications Group, Inc. as of December 31, 1999. In March 1999, NorthPoint Communications, Inc. merged with and into NorthPoint Merger Sub, Inc., a wholly owned subsidiary of NorthPoint Communications Group, Inc. The following consolidated financial statements as of December 31, 1998 do not include separate consolidated financial statements of NorthPoint Communications Group, Inc. as management has determined that the consolidation of NorthPoint Communications Group, Inc. would not be material to investors. This determination is based on the fact that, as of December 31, 1998, on a consolidated basis, (i) NorthPoint Communications Group, Inc. had not commenced operations, (ii) NorthPoint Communications Group, Inc. had no significant assets, liabilities, contingent liabilities or commitments, and (iii) the merger of NorthPoint Communications, Inc., with and into NorthPoint Merger Sub, Inc., a wholly owned subsidiary of NorthPoint Communications Group, Inc., was a reorganization under common control.

NorthPoint Communications Group, Inc.

                                                                          Page
                                                                          ----
Report of Independent Accountants........................................ F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998............. F-3

Consolidated Statements of Operations for the years ended December 31,
 1999 and 1998 and for the period from May 16, 1997 (date of inception)
 through December 31, 1997............................................... F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1999 and 1998 and for the period from May 16, 1997
 (date of inception) through December 31, 1997........................... F-5

Consolidated Statements of Cash Flows for the years ended December 31,
 1999 and 1998 and for the period from May 16, 1997 (date of inception)
 through December 31, 1997............................................... F-6

Notes to Consolidated Financial Statements............................... F-7

   The financial statements of NorthPoint Communications, Inc. have been included because they would represent virtually all of the operations, assets and liabilities of NorthPoint Communications Group, Inc., had the merger been completed as of December 31, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NorthPoint Communications Group, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of NorthPoint Communications Group, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Francisco, California
March 6, 2000

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
             (Amounts in 000's, except share and per share amounts)

                                                              December 31,
                                                           -------------------
                                                             1999       1998
                                                           ---------  --------
Assets
Current assets:
  Cash and cash equivalents............................... $  95,019  $ 10,956
  Short-term investments..................................   115,034       --
  Accounts receivable, net of an allowance of $834 and
   $19, respectively......................................    10,558       523
  Inventories.............................................     4,439       --
  Prepaid expenses and other assets.......................    19,555     2,649
                                                           ---------  --------
    Total current assets..................................   244,605    14,128
Property and equipment, net...............................   227,124    46,078
Long-term investment......................................     6,740       --
Deposits..................................................       691       296
                                                           ---------  --------
    Total assets.......................................... $ 479,160  $ 60,502
                                                           =========  ========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable, including related party payables of
   $6,161 and $5,189, respectively........................ $  56,004  $  9,379
  Accrued expenses........................................    25,675     5,481
  Deferred revenue........................................       --        189
  Deferred short-term credits.............................       348       --
  Capital lease obligations, current portion, net of
   unamortized debt discount of $265 and $265,
   respectively...........................................     1,027       925
  Line of credit borrowings, net of unamortized debt
   discount of $0 and $2,303, respectively................       --     48,422
                                                           ---------  --------
    Total current liabilities.............................    83,054    64,396
                                                           ---------  --------
Capital lease obligations, long term portion, net of
 unamortized debt discount of $332 and $598,
 respectively.............................................     1,653     2,640
Deferred long-term credits................................     1,392       --
Term loan.................................................    85,000       --
                                                           ---------  --------
    Total liabilities.....................................   171,099    67,036
                                                           ---------  --------
Commitments and contingencies (Note 6).
Stockholders' equity (deficit):
  Convertible preferred stock, $0.001 par value,
   101,250,000 and 49,060,250 shares authorized at
   December 31, 1999 and 1998, respectively; 38,499,054
   shares issued and outstanding at December 31, 1998;
   liquidation preference of $15,493 at December 31,
   1998...................................................       --         38
  Common stock, $0.001 par value, 281,250,000 and
   112,500,000 shares authorized at December 31, 1999 and
   1998, respectively; 126,469,210 (including 2,466,724
   shares of Class B common stock) and 24,592,950 shares
   issued and outstanding at December 31, 1999 and 1998,
   respectively...........................................       126        25
Warrants..................................................     8,701     5,232
Additional paid-in capital................................   525,294    31,480
Deferred stock compensation...............................   (12,405)  (13,022)
Accumulated other comprehensive income....................       330       --
Accumulated deficit.......................................  (213,985)  (30,287)
                                                           ---------  --------
    Total stockholders' equity (deficit)..................   308,061    (6,534)
                                                           ---------  --------
    Total liabilities and stockholders' equity (deficit).. $ 479,160  $ 60,502
                                                           =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (Amounts in 000's, except share and per share amounts)

                                   Years Ended December        May 16, 1997
                                            31,             (date of inception)
                                  ------------------------    to December 31,
                                     1999         1998             1997
                                  -----------  -----------  -------------------
Revenues......................... $    21,140  $       931      $       --
Operating expenses:
  Network expenses...............      50,354        3,970               55
  Selling, general and
   administrative (excludes
   amortization of deferred stock
   compensation of $5,406,
   $2,664, and $174,
   respectively).................     117,899       18,340            1,374
  Amortization of deferred stock
   compensation..................       5,406        2,664              174
  Depreciation and amortization..      15,907        1,319               27
                                  -----------  -----------      -----------
    Total operating expenses.....     189,566       26,293            1,630
                                  -----------  -----------      -----------
    Loss from operations.........    (168,426)     (25,362)          (1,630)
                                  -----------  -----------      -----------
Interest income..................      12,310          209              190
Interest expense.................     (27,582)      (3,694)             --
                                  -----------  -----------      -----------
    Net loss..................... $  (183,698) $   (28,847)     $    (1,440)
                                  ===========  ===========      ===========
Net loss per common share
 attributable to common
 stockholders--basic and
 diluted......................... $     (2.02) $     (1.18)     $      (.07)
                                  ===========  ===========      ===========
Weighted average shares used in
 computing net loss per
 common share--basic and
 diluted.........................  90,764,996   24,379,445       21,733,560
                                  ===========  ===========      ===========






  The accompanying notes are an integral part of these consolidated financial statements.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                              (Amounts in 000's)

                    Convertible
                     Preferred                                                                   Accumulated     Total
                       Stock        Common Stock            Additional   Deferred                   Other     Stockholders
                   --------------- --------------            Paid-in      Stock     Accumulated Comprehensive    Equity
                   Shares   Amount Shares  Amount Warrants   Capital   Compensation   Deficit      Income      (Deficit)
                   -------  ------ ------- ------ --------  ---------- ------------ ----------- ------------- ------------
Balances at
inception (May
16, 1997)........      --    $--       --   $--   $   --     $    --     $    --     $     --       $--        $     --
 Issuance of
 common stock....                   22,700    23                   77                                                100
 Issuance of
 preferred stock
 Series A........   13,095     13                                 569                                                582
 Conversion of
 preferred stock
 Series A into
 preferred stock
 Series B........  (11,153)   --                                                                                     --
 Issuance of
 preferred stock
 Series B........   35,072     24                              10,485                                             10,509
 Issuance of
 common stock....                    1,645     2                   49                                                 51
 Deferred stock
 compensation....                                               1,204      (1,204)                                   --
 Amortization of
 deferred stock
 compensation....                                                             174                                    174
 Net loss........                                                                       (1,440)                   (1,440)
                   -------   ----  -------  ----  -------    --------    --------    ---------      ----       ---------
Balances at
December 31,
1997.............   37,014     37   24,345    25      --       12,384      (1,030)      (1,440)      --            9,976
 Issuance of
 common stock....                      248   --                    39                                                 39
 Issuance of
 preferred stock
 Series C........    1,485      1                               4,401                                              4,402
 Issuance of
 common and
 preferred stock
 warrants........                                   5,232                                                          5,232
 Deferred stock
 compensation....                                              14,656     (14,656)                                   --
 Amortization of
 deferred stock
 compensation....                                                           2,664                                  2,664
 Net loss........                                                                      (28,847)                  (28,847)
                   -------   ----  -------  ----  -------    --------    --------    ---------      ----       ---------
Balances at
December 31,
1998.............   38,499     38   24,593    25    5,232      31,480     (13,022)     (30,287)      --           (6,534)
 Issuance of
 preferred stock
 Series C........   39,036     39                              56,868                                             56,907
 Issuance of
 preferred stock
 Series D........    3,968      4                              38,797                                             38,801
 Issuance of
 common stock for
 cash in initial
 public offering,
 net of offering
 expenses of
 $27,559.........                   17,250    17              386,424                                            386,441
 Conversion of
 preferred stock
 to common stock
 in conjunction
 with initial
 public
 offering........  (81,503)   (81)  79,691    79                    2                                                --
 Issuance of
 common stock....                    3,719     4                2,893                                              2,897
 Issuance of
 common stock
 from conversion
 of note
 payable.........                      311   --                 5,600                                              5,600
 Issuance of
 common stock
 from exercise of
 stock warrants..                      905     1   (1,061)      1,060                                                --
 Issuance of
 common stock
 warrants........                                   1,911                                                          1,911
 Issuance of
 common stock
 warrants
 (Microsoft
 Corporation)....                                   2,619      (2,619)                                               --
 Deferred stock
 compensation
 (net of
 cancellations)..                                               4,789      (4,789)                                   --
 Amortization of
 deferred stock
 compensation....                                                           5,406                                  5,406
 Other
 comprehensive
 income..........                                                                                    330             330
 Net loss........                                                                     (183,698)                 (183,698)
                   -------   ----  -------  ----  -------    --------    --------    ---------      ----       ---------
Balances at
December 31,
1999.............      --    $--   126,469  $126  $ 8,701    $525,294    $(12,405)   $(213,985)     $330       $ 308,061
                   =======   ====  =======  ====  =======    ========    ========    =========      ====       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Amounts in 000's)

                                           Years Ended          May 16, 1997
                                           December 31,      (date of inception)
                                        -------------------    to December 31,
                                          1999       1998           1997
                                        ---------  --------  -------------------
Cash flows from operating activities:
  Net loss............................  $(183,698) $(28,847)       $(1,440)
  Adjustments to reconcile net loss to
   net cash used by operating
   activities:
    Depreciation and amortization.....     15,907     1,319             27
    Amortization of deferred stock
     compensation.....................      5,406     2,664            174
    Amortization of debt discount.....      4,480     2,066            --
  Changes in assets and liabilities:
    Accounts receivable...............    (10,035)     (523)           --
    Inventories.......................     (4,439)      --             --
    Prepaid expenses and other
     assets...........................    (16,906)   (2,590)           (59)
    Deposits..........................       (395)     (223)           (73)
    Accounts payable..................     46,625     9,101            --
    Accrued expenses..................     20,194     5,481            277
    Deferred revenue..................       (189)      189            --
                                        ---------  --------        -------
      Net cash used by operating
       activities.....................   (123,050)  (11,363)        (1,094)
                                        ---------  --------        -------
Cash flows from investing activities:
  Purchase of short-term investments..   (114,704)      --             --
  Purchase of long-term investments...     (5,000)      --             --
  Purchase of property and equipment..   (196,817)  (41,550)          (701)
                                        ---------  --------        -------
      Net cash used by investing
       activities.....................   (316,521)  (41,550)          (701)
                                        ---------  --------        -------
Cash flows from financing activities:
  Net proceeds from issuance of common
   and preferred stock................    485,046     4,441         11,242
  Payments on credit facilities.......    (50,725)      --             --
  Borrowings from credit facilities...     85,000    50,724              1
  Proceeds from note payable..........      5,600       --             --
  Principal payments on capital lease
   obligations........................     (1,287)     (744)           --
                                        ---------  --------        -------
      Net cash provided by financing
       activities.....................    523,634    54,421         11,243
                                        ---------  --------        -------
Net increase in cash and cash
 equivalents..........................     84,063     1,508          9,448
Cash and cash equivalents at beginning
 of period............................     10,956     9,448            --
                                        ---------  --------        -------
Cash and cash equivalents at end of
 period...............................  $  95,019  $ 10,956        $ 9,448
                                        =========  ========        =======
Supplemental cash flow information and
 noncash activities:
  Fixed assets obtained through
   capital lease......................  $     136  $  4,085        $ 1,102
  Warrants issued for bridge loan,
   capital lease and with issuance of
   equity (Microsoft investment)......  $   4,530  $  5,232        $   --
  Warrants received in connection with
   investment ........................  $   1,740  $    --         $   --
  Conversion of convertible promissory
   note to Class B common stock.......  $   5,600  $    --         $   --
  Income taxes paid...................  $      24  $      1        $     1
  Interest paid.......................  $  23,297  $    992        $   --

  The accompanying notes are an integral part of these consolidated financial statements.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

 The Company

   NorthPoint Communications, Inc. was formed in May 1997 to provide high speed network and data transport services, allowing Internet Service Providers
(ISPs), broadband data service providers and long distance and local phone companies (collectively, network service providers or NSPs) to meet the rapidly increasing information needs of small and medium-sized businesses, people who work in home offices and telecommuters.

 Basis of Presentation

   The consolidated financial statements include the accounts of NorthPoint Communications Group, Inc. and its wholly-owned subsidiary NorthPoint Communications, Inc., together with its wholly-owned subsidiary NorthPoint Communications of Virginia, Inc. Effective March 22, 1999, NorthPoint Communications, Inc. consummated a reorganization pursuant to which it became a wholly-owned subsidiary of NorthPoint Communications Group, Inc., a newly created holding company. The reorganization was effected by a merger of NorthPoint Communications, Inc., with and into NorthPoint Merger Sub, Inc., a wholly-owned subsidiary of NorthPoint Communications Group, Inc., with NorthPoint Communications, Inc., as the surviving corporation of such merger. As a result of the reorganization, the stockholders of NorthPoint Communications, Inc. immediately before the reorganization became the only stockholders of NorthPoint Communications Group, Inc. immediately after the reorganization. All material intercompany accounts and transactions have been eliminated.

   All financial statements have been restated to give retroactive effect for all periods to a common stock split of 2.0178 for 1 effective August 16, 1997, a 3 for 2 common and preferred stock split effective April 9, 1999 and a 3 for 2 common and preferred stock split effective April 16, 1999.

2. Summary of Significant Accounting Policies

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

   Certain prior year balances have been reclassified to conform with the current year presentation.

 Business risks and credit concentrations

   The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, technological, regulatory and other risks associated with an emerging business.

   The Company sells its services on a wholesale basis to NSPs. For the years ended December 31, 1999 and 1998, two NSP customers accounted for 32% and 70% of revenue, respectively. These same customers accounted for 33% and 55% of accounts receivable at December 31, 1999 and 1998, respectively.

   The Company is dependent upon a small number of major suppliers and service providers.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

 Cash and cash equivalents

   The Company considers all highly liquid monetary instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

   A portion of the Company's cash deposits is restricted since it supports letters of credit that the Company has provided to secure office space. The balance of restricted cash at December 31, 1999 and 1998 was $4,365,400 and $375,000, respectively.

 Short-term and long-term investments

   Short-term and long-term investments are accounted for in accordance with Statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities. This statement requires that securities be classified as "held to maturity," "available-for-sale" or "trading," and the securities in each classification be accounted for at either amortized cost or fair market value, depending upon their classification. The Company classifies its investments as held-to-maturity and available-for-sale. Held-to-maturity securities are reported at amortized cost. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as other comprehensive income, a separate component of stockholders' equity. At the time of sale, any gains or losses will be recognized as a component of operating results. The Company recorded other comprehensive income of $330,414 as of December 31, 1999 related to the net unrealized gains of certain available-for-sale investments.

 Inventories

   Inventories consist of communications equipment that will be installed at subscriber locations. Inventories are accounted for using the first-in first-our method at the lower of cost or market.

 Property and equipment

   Property and equipment, including property and equipment under capital leases, are recorded at cost and are depreciated using the straight-line method over the shorter of their useful lives or, for leased assets, the remaining lease term. The estimated useful life is three years for software, and five years for all other property and equipment. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period in which they are realized.

   Central office collocation space improvements represent payments to compensate carriers for infrastructure improvements within their central offices to allow the Company to install its equipment, which allows the Company to interconnect with the carrier's network. These payments are capitalized and are amortized over their estimated useful lives of five years.

   The Company capitalizes costs associated with the design and implementation of the Company's network including internally and externally developed software in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal software costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages. As of December 31, 1999, 1998 and 1997, no internal costs have been capitalized.

 Long-lived assets

   Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, requires that long-lived assets and certain intangible assets

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets. No impairment losses have been recognized to date.

 Revenues

   Revenues from transport services are recognized when the services are provided. Payments received in advance of providing services are recorded as deferred revenue until the period such services are provided. Revenues related to installation services are recognized when the installation is completed. To date, such installation service revenues approximate the related costs.

 Advertising and sales promotion costs

   Advertising and sales promotion costs are expensed as incurred and totaled $2,012,221 and $281,539 in 1999 and 1998, respectively. There were no advertising and sales promotion costs in 1997.

 Income taxes

   The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Fair value of financial instruments

   Amounts reported for cash and cash equivalents, accounts receivable, accounts payable, line of credit borrowings, and other accrued expenses are considered to approximate fair value, primarily due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the capital lease obligations approximates fair value.

 Earnings (loss) per share

   The Company computes net loss per share pursuant to Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period after having given consideration to shares subject to repurchase. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's convertible preferred stock.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

   The following table presents the calculation of basic and diluted net loss per share and pro forma basic and diluted net loss per share for the periods indicated:

                                                                  May 16, 1997
                                         For the years ended        (date of
                                             December 31,         Inception) to
                                       -------------------------  December 31,
                                           1999         1998          1997
                                       ------------  -----------  -------------
Net loss.............................. $183,698,217  $28,846,706   $ 1,440,269
                                       ============  ===========   ===========
Basic and diluted:
 Weighted average shares of common
  stock outstanding...................   90,781,871   24,419,328    21,733,560
 Less weighted average shares subject
  to repurchase.......................       16,875       39,883           --
                                       ------------  -----------   -----------
 Weighted average shares used in
  computing basic and diluted net loss
  per share...........................   90,764,996   24,379,445    21,733,560
                                       ------------  -----------   ===========
 Weighted average effect of pro forma
  conversion of preferred stock.......   27,291,384   38,499,054
                                       ------------  -----------
 Weighted average shares used in
  computing pro forma basic and
  diluted net loss per share..........  118,056,380   62,878,499
                                       ============  ===========
Net loss per share:
 Basic and diluted.................... $      (2.02) $     (1.18)  $     (0.07)
                                       ============  ===========   ===========
 Pro forma basic and diluted.......... $      (1.56) $     (0.46)
                                       ============  ===========

   The dilutive effect of options and warrants has not been considered as their effect would be antidilutive for all periods presented.

 Stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force 96-18. The Company amortizes stock-based compensation recorded in connection with certain stock options over the vesting period of the related options.

 Comprehensive income

   The Company has adopted the accounting treatment prescribed by Statement of Financial Accounting Standards No. 130, Comprehensive Income. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources.

 Segment information

   In 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS No. 131), Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 uses the "management" approach for identifying reportable segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company operates in one segment: High speed network and data transport services solely in the United States.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

 Recently issued accounting pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 provides guidance for revenue recognition under certain circumstances. The Company is currently evaluating the impact of SAB 101 on its financial statements and related disclosures.

3. Property and Equipment

   Property and equipment consist of the following:

                                                          December 31,
                                                    -------------------------
                                                        1999         1998
                                                    ------------  -----------
     Networking equipment.......................... $114,304,244  $22,856,460
     Central office collocation space
      improvements.................................   60,744,143   14,706,047
     Computers and software........................   40,739,441    2,488,542
     Leasehold improvements........................   14,053,822    1,244,924
     Furniture, fixtures and equipment.............    9,204,600      938,877
     Property and equipment under capital leases:
       Networking equipment........................    3,320,894    3,184,894
       Central office collocation space
        improvements...............................      892,537      892,537
       Furniture, fixtures and equipment...........      987,888      987,888
       Leasehold improvements......................      121,670      121,670
                                                    ------------  -----------
         Total property and equipment..............  244,369,239   47,421,839
     Less accumulated depreciation and
      amortization.................................  (17,245,739)  (1,344,043)
                                                    ------------  -----------
     Property and equipment, net................... $227,123,500  $46,077,796
                                                    ============  ===========

   Included in accumulated depreciation and amortization is $1,608,557 and $630,121 of accumulated depreciation and amortization relating to property and equipment under capital leases as of December 31, 1999 and 1998.

   Depreciation and amortization expense was $15,906,502 and $1,318,575 for the years ended December 31, 1999 and 1998, respectively, including amortization of software of $595,874 and $88,099, respectively. Depreciation and amortization expense was $27,179 for the period from May 16, 1997 (date of inception) to December 31, 1997, including amortization of software of $236.

4. Investment and Deferred Credit

   In August 1999, the Company completed a $5,000,000 investment in a company that provides internet exchange facilities. In conjunction with the investment, the Company also entered into a strategic agreement to provide high speed network and data transport services in the facilities of that same company. Pursuant to the terms of the agreement, the Company was issued warrants to purchase up to 225,430 shares of common stock of the investee company at an exercise price of $0.80 per share. The warrants are immediately exercisable and expire on August 31, 2004. The warrants are treated as a long term investment with a value based on the intrinsic value of the warrants on issuance, which was deemed to be similar to the value of the equipment to be installed in the facilities by the Company. The warrant investment and related deferred credit were valued at $1,740,210. The deferred credit will be amortized to offset the depreciation of the related equipment. None of the value of the deferred credit was amortized as of December 31, 1999 as the Company has not completed installation of the equipment in the facilities of the investee.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

5. Income Taxes

   The provision for income taxes is summarized as follows:

                                                                    May 16, 1997
                                                                      (date of
                                 Year Ended        Year Ended       inception) to
                              December 31, 1999 December 31, 1998 December 31, 1997
                              ----------------- ----------------- -----------------
     Current tax expense:
       Federal...............   $        --        $       --         $    --
       State.................         10,525               800             800
                                ------------       -----------        --------
                                      10,525               800             800
     Deferred tax expense:
       Federal...............    (67,848,238)       (8,188,230)       (445,065)
       State.................    (11,998,215)       (1,397,905)            --
       Valuation allowance
        for deferred tax
        assets...............     79,846,453         9,586,135         445,065
                                ------------       -----------        --------
         Net tax expense.....   $     10,525       $       800        $    800
                                ============       ===========        ========

   The primary components of temporary differences which give rise to deferred taxes are as follows:

                                               Year Ended       Year Ended
                                           December 31, 1999 December 31, 1998
                                           ----------------- -----------------
     Non-current deferred tax assets
      (liabilities):
       Net operating loss carryforwards..    $102,003,611      $  9,410,087
       Depreciation......................     (12,445,331)          (81,222)
       Other.............................         319,373           702,335
                                             ------------      ------------
         Gross deferred tax asset........      89,877,653        10,031,200
       Valuation allowance...............     (89,877,653)      (10,031,200)
                                             ------------      ------------
         Net deferred tax asset..........    $          0      $          0
                                             ============      ============

   Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its net deferred tax asset at both December 31, 1999 and December 31, 1998. Management evaluates the recoverability of the deferred tax asset and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax asset will be realizable, the valuation allowance will be reduced.

   At December 31, 1999 and 1998, the Company had net operating loss carryforwards of approximately $255,009,028 and $23,525,000, respectively, for both federal and state income tax purposes. The federal carryforwards expire in the years 2013 through 2019. For federal and state purposes, a portion of the Company's net operating loss may be subject to certain limitations on annual utilization in case of changes in ownership, as defined by federal and state tax laws. Such amount, if any, has not yet been determined.

   Deferred tax assets of approximately $8,372,728 as of December 31, 1999 pertain to certain net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options. When recognized, the tax benefit of these loss and credit carryforwards are accounted for as a credit to additional paid in capital rather than a reduction in the income tax provisions.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

   A reconciliation of the provision for income tax purposes to the federal statutory rate is as follows:

                                                                        May 16, 1997
                                  Year Ended        Year Ended     (date of Inception) to
                               December 31, 1999 December 31, 1998   December 31, 1997
                              ------------------ ----------------- ----------------------
     Provision computed at
      federal statutory
      rate...................    $(62,070,092)      $(9,705,573)         $(504,094)
     State taxes, net of
      federal tax benefit....     (10,953,546)       (1,397,906)               --
     Permanent difference....      (6,424,583)        1,505,761             59,029
     Others..................        (387,707)           11,583                --
     Change in valuation
      allowance..............      79,846,453         9,586,135            445,065
                                 ------------       -----------          ---------
       Net tax provision.....    $     10,525       $         0          $       0
                                 ============       ===========          =========

   The 1999 net tax provision of $10,525 represents minimum income tax payments to the states that the Company is operating in and is included in selling, general and administrative expense on the consolidated statement of operations.

6. Commitments and Contingencies

   The Company is subject to state public utilities commission, Federal Communications Commission and court decisions as they relate to the interpretation and implementation of the Telecommunications Act, the interpretation of CLEC interconnection agreements in general and the Company's interconnection agreements in particular. In some cases the Company may be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to the Company's agreements. The Company cannot estimate the effect, if any, of these proceedings.

   The Company together with, in some instances, some of its directors and officers, may from time to time be the subject of claims or named as a defendant or co-defendant in various legal actions involving breach of contract and various other claims incident to the conduct of its businesses. At this time, management does not expect the Company to suffer any material liability by reason of such actions, nor does it expect that such actions will have a material effect on the Company's liquidity or operating results.

7. Capital and Operating Leases

   In October 1997, the Company entered into an agreement with a lease provider under which the Company obtained a capital lease facility of up to $7,500,000.

   Under this agreement, the Company entered into capital leases for property and equipment in 1997 and 1998. The property and equipment leased under this facility are pledged as collateral for the lease commitment.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

   The Company leases office space under noncancelable operating leases. Rent expense under operating leases was $6,108,566, $830,655 and $56,838 for the years ended December 31, 1999 and 1998 and for the period from May 16, 1997 (date of inception) to December 31, 1997, respectively, which includes $1,902,155, $272,983 and $3,879 in sublease rent expense, respectively. The following is a schedule of future minimum lease payments under capital and operating leases as of December 31, 1999:

                                                Capital Leases Operating Leases
                                                -------------- ----------------
     2000.....................................    $1,512,058     $ 8,863,583
     2001.....................................     1,512,058       8,313,675
     2002.....................................       597,283       8,570,196
     2003.....................................           --        8,336,845
     2004.....................................           --        7,722,657
     Thereafter...............................           --        8,534,752
                                                  ----------     -----------
     Total minimum lease payments.............     3,621,399     $50,341,708
                                                                 ===========
     Less amount representing interest........       344,494
                                                  ----------
     Present value of minimum lease payments..     3,276,905
     Less discount recognized for value of
      warrants................................       597,760
                                                  ----------
     Net capital lease obligations............     2,679,145
     Less current portion of net capital lease
      obligations.............................     1,026,505
                                                  ----------
     Long term portion of net capital lease
      obligations.............................    $1,652,640
                                                  ==========

8. Credit Facility

   On December 9, 1999 the Company entered into a credit facility with a syndicate of lenders. The credit facility consists of the following:

  . Revolving credit facility in an amount up to $55,000,000. The available revolving credit facility amount will be reduced in quarterly installments beginning in March 2002 and ending in December 2005. None of the revolving credit facility was drawn down as of December 31, 1999.

  . Delayed draw term loan facility in the amount of $110,000,000. The
    Company is required to borrow the entire facility on or before December 9, 2000. The outstanding delayed draw term loan amount is required to be paid in quarterly installments beginning in March 2002 and ending in December 2005. None of the delayed draw term loan facility was drawn down as of December 31, 1999.

  . Term loan facility in the amount of $85,000,000, all of which was drawn down on the closing date. The outstanding term loan amount is required to be paid in quarterly installments beginning in March 2002 and ending in June 2006.

   The credit facility also provides for the issuance of letters of credit on our behalf by the lenders.

   Borrowings under the credit facility are collateralized by a first priority lien against substantially all of the Company's assets. The lenders under the credit facility have agreed that the liens which collateralize the credit facility may also collateralize an additional $50,000,000 of additional borrowings in the event the credit facility is extended, but the lenders have no obligation to provide such additional financing.

   Loans under the facilities bear interest at floating rates based on the prime rate or LIBOR plus, in each case, an additional interest rate of three and one-quarter percent per year to four and one-half percent per year.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

   In July 1998, the Company finalized a commitment from an investment bank to provide up to $50,000,000 of debt financing (the "Bridge Loan"). The Bridge Loan carried interest at 10% per annum through January 15, 1999. The interest rate then increased to 11.5%. As of December 31, 1998, the Company had drawn down the entire $50,000,000 available under its bridge loan commitment.

   In connection with the Bridge Loan, the Company issued warrants (the "Bridge Loan Warrants") to purchase 2,925,000 shares of common stock to this bank, at an exercise price of $0.0044 per share for the first 562,500 shares, and $2.9644 for the remainder.

   The fair value of the warrants has been determined using a Black-Scholes Model, applying an expected life of 5 years, a weighted average risk-free interest rate of 5.31%, an expected dividend yield of zero percent and a volatility of 75%. Based on the fair value of these warrants, the Company has recognized a discount of $6,082,567 to the bridge loan, which was amortized over the life of the loan term. Amortization of this discount amounted to $1,352,529, $1,867,684 and $0 in 1999, 1998 and 1997, respectively. On April 5,
1999, the Company paid off the Bridge Loan and therefore all remaining unamortized debt discount was recognized as interest expense in 1999.

9. Common Stock

   The Company sold 17,250,000 shares of common stock at $24 per share it its initial public offering on May 5, 1999. Net of underwriting discounts, commissions, and other offering fees, the proceeds to the Company were $386,441,000.

10. Preferred Stock

   Upon the Company's initial public offering, the outstanding shares of all Series B, Series C, and Series D-1 preferred stock automatically converted into 79,690,842 shares of common stock.

11. Stock Options

   In September 1997, the Company adopted the 1997 Stock Option Plan under which the Board of Directors may grant options to purchase common stock either as incentive stock options to employees and directors or nonstatutory stock options to employees, directors, and consultants. In March 1999, the Company adopted the 1999 Stock Plan. The terms under these plans are similar. Options granted under these plans as incentive stock options are issued at an exercise price between 100% and 110% of fair market value, as determined by the Board of Directors. Nonstatutory options are issued at between 85% and 110% of their fair market value. At December 31, 1999, 1998 and 1997, 28,125,000, 16,875,000
and 8,194,639 shares of common stock, respectively, have been reserved for the exercise of stock options.

   Generally, options granted under these plans become exercisable at a rate of 1/4 of the total at the end of twelve months from the vesting commencement date, and 1/48 of the total per month thereafter of employment. Options generally expire ten years from the date of the grant except in the case of an incentive stock option granted to an optionee who, at the time of the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock outstanding. In this case, the term of the option is 5 years from the date of the grant.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

   The following table summarizes activity under the Company's stock option plan for the period from May 16, 1997 (date of inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999:

                              Shares Available Number of Options Weighted Average
                                 for Grant        Outstanding     Exercise Price
                              ---------------- ----------------- ----------------
     Reserved for issuance...     8,194,639
       Granted...............    (5,130,000)       5,130,000          $ 0.03
       Exercised.............           --               --
       Cancelled.............           --               --
                                -----------       ----------          ------
     Balances as of December
      31, 1997...............     3,064,639        5,130,000          $ 0.03
     Reserved for issuance...     8,680,360
       Granted...............    (9,088,087)       9,088,087          $ 0.29
       Exercised.............           --          (241,875)         $ 0.15
       Cancelled.............       217,969         (217,969)         $ 0.10
                                -----------       ----------          ------
     Balances as of December
      31, 1998...............     2,874,881       13,758,243          $ 0.20
     Reserved for issuance...    11,250,000
       Granted...............   (11,440,307)      11,440,307          $15.98
       Exercised.............           --        (3,630,578)         $ 0.32
       Cancelled.............     1,565,167       (1,565,167)         $ 9.46
                                -----------       ----------          ------
     Balances as of December
      31, 1999...............     4,249,741       20,002,805          $ 8.40
                                ===========       ==========          ======

   The following table summarizes information with respect to stock options outstanding and exercisable at December 31, 1999:

                               Options Outstanding          Options Exercisable
                      ------------------------------------- --------------------
                                  Weighted Average Weighted             Weighted
       Range of         Number       Remaining     Average    Number    Average
       Exercise       Outstanding   Contractual    Exercise Exercisable Exercise
        Prices        at 12/31/99   Life (Years)    Price   at 12/31/99  Price
     ---------------  ----------- ---------------- -------- ----------- --------
     $.03 - $.67      10,486,570        8.33        $  .25   3,411,117   $  .18
     $3.56 - $6.67     3,586,924        9.19        $ 6.09     304,532   $ 6.48
     $18.00 - $18.63   2,458,511        9.47        $18.23         --    $  --
     $21.56 - $26.75   2,044,400        9.68        $23.61      54,446   $24.00
     $31.69 - $38.25   1,277,000        9.57        $34.42         --    $  --
     $43.25              149,400        9.36        $43.25         --    $  --
                      ----------                             ---------
                      20,002,805        8.85        $ 8.40   3,770,095   $ 1.03
                      ==========                             =========

   The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Options Issued to Employees and related interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of employee stock options was in excess of the exercise price of the options. As a result, the Company recorded deferred compensation of $6,463,280, $14,380,698 and $1,203,614 for the years ended December 31, 1999 and 1998 and for the period from May 16, 1997, date of inception, to December 31, 1997, respectively. This amount was recorded as a reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options.

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

   During the years ended December 31, 1999 and 1998 and for the period from May 16, 1997, date of inception, to December 31, 1997, the Company recognized $5,406,117, $2,387,941 and $173,612, respectively, of employee stock compensation expense.

   SFAS No. 123, Accounting for Stock-Based Compensation, encourages adoption of a fair value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic value method under APB No. 25 for options granted to employees and disclose pro forma net earnings and earnings per share in accordance with SFAS No. 123. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net earnings and earnings per share would have been as follows:

                                         1999           1998         1997
                                     -------------  ------------  -----------
     Net loss as reported........... $(183,698,217) $(28,846,706) $(1,440,269)
     Pro forma net earnings.........  (209,684,526)  (29,994,072)  (1,453,377)
     Net loss per share as
      reported......................         (2.02)        (1.18)       (0.07)
     Pro forma earnings per share...         (2.31)        (1.23)       (0.07)

   The weighted average fair value of stock options granted during the years ended December 31, 1999 and 1998 and for the period from May 16, 1997 to December 31, 1997 was $7.83, $0.75 and $0.05, respectively.

   The effects of applying SFAS No. 123 for the pro forma disclosures are not representative of the effects expected on reported net earnings and earnings per share in future years, since valuations are based on highly subjective assumptions about the future, including stock price volatility and exercise patterns.

   The Company used the Black-Scholes option pricing model to determine the fair value of grants made in 1999, 1998 and 1997. The following assumptions were applied in determining the pro forma compensation cost:

                                                                1999  1998  1997
                                                               ------ ----- ----
     Weighted average risk-free interest rate.................  4.92% 5.25% 5.7%
     Expected dividend yield..................................     0%    0%   0%
     Expected option life in years............................    3.5     5    5
     Volatility............................................... 87.62%    0%   0%

   Because the Company did not have actively traded equity securities prior to May 1999, volatility was not considered in determining the fair value of stock-based awards to employees during 1998 and 1997.

   In 1998 the Company granted options to a non-employee and charged the related costs to stock compensation expense. The Company applies SFAS No. 123 to account for such options. The fair value of these options issued, $275,784, was determined using a Black-Scholes model with the above assumptions and a volatility of 75%.

12. Employee Benefit Plan

   In January 1997, the Company established the NorthPoint Communications 401(k) plan (the Plan) which covers substantially all employees. Under the Plan, employees are permitted to contribute up to 20% of gross compensation not to exceed the annual 402(g) limitation for any plan year. Discretionary contributions may be made by the Company as determined by the Board of Directors. No contributions were made by the Company during 1999, 1998 and 1997.

   In May 1999, the Company instituted an employee stock purchase plan. The provisions of the plan allow employees to purchase the Company's stock at 85% of the lesser of its fair market value on the first or last day

                     NORTHPOINT COMMUNICATIONS GROUP, INC.

of each offering period. The first offering period commenced May 4, 1999 and ended June 30, 1999. Subsequent offering periods have a duration of six months. During the year ended December 31, 1999, 79,448 shares of the Company's common stock were purchased under the plan.

13. Related Party Transactions

   In 1999, 1998 and 1997, legal fees of $1,166,452, $114,831 and $76,804, respectively, were paid to law firms which, along with attorneys of the firms, are stockholders in the Company.

   A principal stockholder of the Company owns capital stock of a vendor of the Company. The Company's payments to the vendor in 1999, 1998 and 1997 totaled $42,497,366, $8,490,467 and $203,000, respectively.

14. Stock Warrants

 Equipment Lease Warrants

   In conjunction with the capital leases of property and equipment (Note 7), the Company issued warrants to purchase up to 1,251,524 shares of common stock to an equipment lease provider, at an exercise price of $0.30 per share. As of December 31, 1997 and 1998, warrants to purchase 250,303 and 917,779 shares, respectively, had vested. No additional warrants vested during 1999. The equipment lease provider exercised all of these vested warrants during 1999. The fair value of the warrants on each of the vesting dates has been determined using a Black-Scholes Model, applying an expected life of 5 years, a weighted average risk-free interest rate of 5.7%, an expected dividend yield of zero percent and a volatility of 75%, resulting in a debt discount of $1,061,268 and related amortization of $265,321 and $198,204 in 1999 and 1998, respectively.

 Bridge Loan Warrants

   In conjunction with the Bridge Loan (Note 8), the Company issued warrants to purchase 562,500 shares of common stock for an exercise price of $0.0044 per share and 2,362,500 shares of common stock for an exercise price of $2.9644 per share. The Bridge Loan Warrants are exercisable immediately and expire in July 2003. These warrants carry provisions which protect the holder from dilution caused by certain specified events, including:

  . stock or cash dividends, stock splits, reverse stock splits or reclassifications;

  . issuances of common stock, rights, options or warrants at prices per share lower than the then current market value per share;

  . distributions of debt, assets or cash; and

  . consolidation or merger with or into another person or sale of all or substantially all of the Company's assets.

   In these events, the exercise price and number of shares issuable upon exercise of these warrants will be adjusted to reduce the dilution caused by these events.

 Contingent Warrants

   The Company has agreed to issue warrants to purchase up to 212,568 shares of its common stock at a price of $1.5689 per share to one of its shareholders. No warrants have been issued under this agreement at December 31, 1999.

                        NORTHPOINT COMMUNICATIONS, INC.

 Microsoft Warrants

   At the time of the Company's initial public offering, Microsoft purchased common shares for $30,000,000 and the Company granted Microsoft a warrant to purchase $30,000,000 of Class B common stock at an exercise price per share of $36 in conjunction with this investment. This warrant is exercisable immediately and will expire in May 2004. The fair value of the warrants has been determined using a Black-Scholes Model. The fair value of these warrants is $2,618,916.

15. Subsequent Events

 Note offering

   On February 3, 2000, the Company issued senior notes in the aggregate principal amount of $400,000,000. The net proceeds from the issuance of the notes was approximately $387,500,000. The notes mature on February 15, 2010 and bear interest at a rate of twelve and seven-eighths percent per year. The interest is payable semi-annually on each February 15 and August 15, beginning on August 15, 2000.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 -------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................   i
Documents Incorporated By Reference......................................   i
Disclosure Regarding Forward-Looking Statements..........................  ii
Summary..................................................................   1
Summary Consolidated Financial Data......................................   8
Risk Factors.............................................................   9
Use of Proceeds..........................................................  24
The Exchange Offer.......................................................  25
Capitalization...........................................................  37
Selected Consolidated Financial Data.....................................  38
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  40
Business.................................................................  48
Management...............................................................  67
Principal Stockholders...................................................  78
Certain Transactions.....................................................  80
Description of Other Indebtedness........................................  83
Description of the Notes.................................................  85
Material United States Federal Income Tax Considerations................. 120
Plan of Distribution..................................................... 123
Legal Matters............................................................ 123
Experts.................................................................. 123
Index to Consolidated Financial Statements............................... F-1

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                               -----------------

                                  Prospectus

                               -----------------

                     NorthPoint Communications Group, Inc.

                                 -------------

                             [LOGO OF NORTHPOINT]

                                 -------------

                               Offer to Exchange
                                all outstanding
                         12 7/8% Senior Notes due 2010
                                      for
                         12 7/8% Senior Notes due 2010

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